  As filed with the Securities and Exchange Commission on March 31, 1999
                                                     Registration No. 333-71109
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------
                             INFOCURE CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

        Delaware                     7372                    58-2271614
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     Jurisdiction of      Classification Code Number)  Identification Number)
    Incorporation or
      Organization)

                               ----------------
                         1765 The Exchange, Suite 450
                            Atlanta, Georgia 30339
                                (770) 221-9990
  (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ----------------

                               Lance B. Cornell
                        Senior Vice President--Finance
                            Chief Financial Officer
                         1765 The Exchange, Suite 450
                            Atlanta, Georgia 30339
                                (770) 221-9990
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ----------------

                                  Copies to:
       Oby T. Brewer III, Esq.                  John J. Kelley III, Esq.
     Richard L. Haury, Jr., Esq.                     KING & SPALDING
       Lauren Z. Burnham, Esq.                 191 Peachtree Street, N.E.
  MORRIS, MANNING & MARTIN, L.L.P.               Atlanta, Georgia 30303
    1600 Atlanta Financial Center               Telephone: (404) 572-4600
      3343 Peachtree Road, N.E.                 Facsimile: (404) 572-5100
       Atlanta, Georgia 30326
      Telephone: (404) 233-7000
      Facsimile: (404) 365-9532

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

  If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED MARCH 31, 1999

                             3,770,000 Shares


                        [LOGO OF INFOCURE APPEARS HERE]

                                  Common Stock

                                  ----------

  InfoCure Corporation is offering 3,000,000 shares of its common stock and the selling stockholders are offering an additional 770,000 shares. InfoCure's common stock is traded on the Nasdaq Stock Market under the symbol "INCX."

                                  ----------

  Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 7.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ----------

                                                                  Per
                                                                 Share   Total
                                                                 -----  -------
Public offering price.......................................... $       $
Underwriting discount.......................................... $       $
Proceeds to InfoCure........................................... $       $
Proceeds to the selling stockholders........................... $       $

  InfoCure has granted the underwriters a 30-day option to purchase up to an additional 565,500 shares of common stock to cover over-allotments.

  The underwriters are offering the shares on a firm commitment basis subject to their right to reject orders in whole or in part and subject to other conditions. The underwriters expect to deliver the shares to purchasers on or
about        , 1999.

                                  ----------

The Robinson-Humphrey Company

           SG Cowen

                       William Blair & Company

                                                            Sanders Morris Mundy

     , 1999
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                            DESCRIPTION OF ARTWORK

Inside front cover:

  The artwork on the inside front cover of the prospectus depicts an image of a computer. The name "InfoCure" in large letters appears along the left-hand margin. There is a caption in the top, right-hand corner of the page that reads "focus on patients. forget the paperwork." Imposed over the image of the computer are the words "making the practice of healthcare more profitable." InfoCure's logo appears in the bottom, right-hand corner of the page.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. We encourage you to read the entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements. In this prospectus, "InfoCure," "we," "our" and "us" refer to InfoCure Corporation and its consolidated subsidiaries.

Our Business

  We are a leading national provider of healthcare practice management software products and services. Our wide range of practice management software automates the administrative, financial and clinical information management functions for doctors, dentists and other healthcare practitioners. We also provide our customers with ongoing maintenance and support, training and electronic data interchange services. These products and services are designed to increase the quality and reduce the cost of providing care by enabling physicians to manage their practices more efficiently. Our goal is to become the leading provider of practice management systems to targeted healthcare practice specialties. These specialties include:

      . anesthesiology         . oral and maxillofacial surgery     . podiatry

      . dermatology            . orthodontics                       . radiology

      . emergency medicine     . pathology

We believe that our ability to offer state-of-the-art software products that serve the specific needs of these healthcare practice specialties and our ability to sell additional products and services to our existing customer base will help us achieve this goal. As of March 26, 1999, 11,081 customer sites had installed InfoCure systems. These sites represent approximately 65,600 healthcare providers, and we have systems installed in all 50 states.

  Our business model is designed to grow the sales of software systems and to increase recurring revenue from ongoing maintenance and support and electronic data interchange services. As a result of this model, approximately 50% of total revenue is currently recurring in nature. We focus on growing our installed customer base through new system sales and acquisitions. Since October 1997, we have acquired eleven practice management systems vendors, increasing our pro forma revenue to approximately $117.0 million for the year ended December 31, 1998.

Our Industry is Growing

  Federal and state governments, insurance carriers and other third-party payors, such as managed care organizations, have moved aggressively to control rising healthcare costs. More restrictive reimbursement practices have increased the complexity of accounting, billing and collecting for healthcare services. To address these challenges, healthcare providers are increasingly using computers to make their practices more efficient and profitable. According to Sheldon I. Dorenfest & Associates Ltd., expenditures on healthcare information systems are projected to grow from $13.6 billion in 1997 to $21.0 billion in 2000.

Our Products and Services

  Our systems provide significant benefits that enable customers to manage their practices more efficiently. Our customers are able to choose from a menu of features and functions most essential to their practices, primarily in the following areas:

  . administrative management;

  . financial management; and

  . clinical information management.

  This approach of providing a menu of features and functions enables healthcare practitioners to configure products that serve their specific needs. In addition, we have significant opportunities to sell additional products and services to our installed customer base.

  We have recently commenced a program emphasizing and broadening the electronic data interchange service capabilities we provide to our customers. Electronic data interchange allows practitioners to verify insurance eligibility, receive appropriate referrals, submit claims and receive reimbursement electronically. We believe that greater utilization of electronic data interchange and the resulting increase in the number of "paperless" transactions will improve the efficiency of healthcare providers. We also believe that fees generated from these services will be a significant source of recurring revenue. In addition to electronic data interchange services, we have recently begun to offer InfoMine decision support software. Using InfoMine, practitioners can quickly analyze the performance of their practices, including information regarding the profitability of contractual relationships with third-party payors.

Strategies

  Our objective is to become the leading provider of advanced, specialty-specific practice management systems within targeted healthcare specialties. Our principal strategies to achieve this objective include:

  . continue to take advantage of niche market opportunities;

  . cross-sell our services and pursue opportunities with existing customers;

  . expand the features of products and services offered;

  . establish a national marketing identity; and

  . take advantage of economies of scale.

  Our principal offices are located at 1765 The Exchange, Suite 450, Atlanta, Georgia 30339, and our telephone number is (770) 221-9990.

                                  The Offering

Common stock offered:
  By InfoCure.....................  3,000,000 shares
  By the selling stockholders.....    770,000 shares
Common stock to be outstanding
 after the offering............... 12,942,150 shares. See "Capitalization."
Use of proceeds................... For repayment of indebtedness incurred to finance prior acquisitions, working capital
                                   and other general corporate purposes,
                                   including possible future acquisitions. See
                                   "Use of Proceeds."
Nasdaq Stock Market symbol........ INCX

  We plan to prepay approximately $65.2 million of the outstanding balance on our credit facility with the proceeds from this offering. This will result in a charge of approximately $5.1 million for the early extinguishment of this debt in the second quarter of 1999.

  Unless otherwise stated, all information in this prospectus reflects the conversion of our Series A Preferred Stock into 1,000,070 shares of our common stock and assumes that the underwriters will not exercise their over-allotment option.

  Summary Historical Consolidated and Unaudited Pro Forma Financial Data

  The following financial data is a summary of the more complete financial information provided in InfoCure's Unaudited Pro Forma Combined Financial Statements and Consolidated Financial Statements provided elsewhere in this prospectus.



  The unaudited pro forma combined statement of operations data for the year ended December 31, 1998 give effect to the following as if they had occurred on January 1, 1998:

  . the acquisition of HSD, a division of The Reynolds and Reynolds Company;

  . the borrowing of $40.0 million under our credit facility, which borrowings were used to fund the payment of a portion of the purchase price for the HSD acquisition;

  . the issuance of notes payable to fund the balance of the purchase price for the HSD acquisition; and

  . the February 1999 merger with OMSystems, Inc. in exchange for 1,143,999 shares of our common stock.


  The unaudited pro forma combined statement of operations data as adjusted for the year ended December 31, 1998 give effect to the following as if each had occurred on January 1, 1998:

  . the reduction of interest expense resulting from the proceeds of this offering used to repay our credit facility and other indebtedness incurred in connection with the HSD acquisition;

  .  the number of shares of common stock issued and sold in this offering;

  .  the conversion of our Series A Preferred Stock; and

  . the issuance of 99,255 shares of common stock which are issuable upon conversion of a note payable and other convertible obligations.


  The unaudited pro forma consolidated balance sheet data as of December 31, 1998 give effect to the HSD acquisition, including the related borrowings under our credit facility and issuance of other notes payable, and the merger with OMSystems as if completed as of December 31, 1998. Unaudited pro forma consolidated balance sheet data, as adjusted, as of December 31, 1998 give effect to the issuance and sale of the 3,000,000 shares of common stock offered hereby at an assumed offering price of $24.00 per share and the application of the estimated net proceeds, the issuance of 1,000,070 shares of common stock upon conversion of our Series A Preferred Stock, the issuance of 99,255 shares of common stock which are issuable upon conversion of the note payable and other convertible obligations, as if each was completed as of December 31, 1998. See "The Company," "Use of Proceeds," "Capitalization" and Unaudited Pro Forma Combined Financial Statements of InfoCure.

                                          Year Ended December 31, 1998
                                     -------------------------------------------
                                                                    Pro Forma
Consolidated Statement                 Actual       Pro Forma      As Adjusted
of Operations Data:                  ------------  ------------   --------------
                                      (in thousands, except per share data)
Revenue:
 Systems and software............... $     34,492  $     63,372    $     63,372
 Maintenance, support and services
  ..................................       29,231        53,518          53,518
                                     ------------  ------------    ------------
Total revenue.......................       63,723       116,890         116,890
Operating expense:
 Hardware and other items purchased
  for resale........................       12,567        22,980          22,980
 Selling, general and
  administrative....................       34,685        66,452          66,452
 Depreciation and amortization......        4,328         7,121           7,121
 Purchased research and
  development.......................        9,000         9,000           9,000
 Compensatory stock awards..........           57         6,447           6,447
 Asset impairment, restructuring and
  special charges...................        1,874         2,624           2,624
                                     ------------  ------------    ------------
 Total operating expense............       62,511       114,624         114,624
Operating income....................        1,212         2,266           2,266
Other expense (income):
 Interest, net......................        3,488         8,453           3,040
 Other, net.........................          (81)         (145)           (145)
                                     ------------  ------------    ------------
Loss before income taxes............       (2,195)       (6,042)           (629)
Income taxes (benefit)..............         (334)       (1,796)            261
                                     ------------  ------------    ------------
Net (loss)..........................       (1,861)       (4,246)           (890)
Accretive dividend..................          800           800             800
                                     ------------  ------------    ------------
Net (loss) available to common
 stockholders....................... $     (2,661) $     (5,046)   $     (1,690)
                                     ============  ============    ============
Net (loss) per share:
 Basic and diluted.................. $      (0.39) $      (0.58)   $      (0.13)
Shares used in computing net (loss)
 per share:
 Basic and diluted..................        6,780         8,726          12,756
Other data:
EBITDA.............................. $     16,552  $     27,603    $     27,603
                                                December 31, 1998
                                     -------------------------------------------
                                                                    Pro Forma
                                                                        As
                                       Actual       Pro Forma        Adjusted
                                     ------------  ------------   --------------
                                                 (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents........... $      8,552  $      9,069    $     10,000
Working capital.....................          481         1,543           5,624
Total assets........................      127,784       132,121         128,545
Long-term debt, less current
 portion............................       68,358        69,553           6,728
Convertible, redeemable preferred
 stock..............................        8,500         8,500             --
Stockholders' equity................       16,255        17,158          88,057

  EBITDA data represents earnings before interest expense, provision (benefit) for income taxes, depreciation and amortization, purchased research and development, compensatory stock awards and asset impairment, restructuring and special charges. EBITDA is not a measurement in accordance with generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of our profitability or liquidity. All companies do not calculate EBITDA in the same manner. Accordingly, our EBITDA data may not be comparable with that of other companies. We have included information concerning EBITDA because we believe EBITDA provides a useful measure of our performance.

                                  RISK FACTORS

  You should carefully consider the following factors and other information in this prospectus before deciding to purchase shares of our common stock.

Difficulties Integrating Acquired Businesses May Diminish Benefits Expected from Our Acquisition Strategy

  The successful integration of the businesses we acquire is critical to our future success. Integrating the management and operations of the businesses we acquire is time consuming, and we cannot guarantee that we will achieve any of the anticipated synergies and other benefits expected to be realized from the acquisitions, including those reflected in our unaudited pro forma combined financial data. We may face any one or more of the following difficulties:

  . difficulty integrating the financial, operational and administrative functions of acquired businesses;

  . difficulty integrating the products of acquired businesses;

  . delays in realizing the benefits of our strategies for an acquired business;

  . diversion of management's attention from our existing operations;

  . difficulty operating in markets in which we have little prior experience;

  . inability to retain key employees necessary to continue the operations of the acquired businesses; or

  . acquiring businesses with unknown liabilities, problems related to the year 2000, software bugs or adverse litigation and claims.

  The inability to successfully integrate our acquisitions and reduce our operating expenses could have a material adverse effect on future results and could negatively impact our ability to acquire other businesses or otherwise execute our business strategy.



We May Face Claims Related to Year 2000 Problems

  Many installed computer systems and software products are designed to accept and process year codes with only two digits in their date fields. These systems and products may not operate properly when required to distinguish dates occurring on or after January 1, 2000 from dates in the 1900's. If our software products are not able to make this distinction, our customers may make claims against us which may result in significant costs and uncertainty.




  We believe we have identified most of our year 2000 readiness issues. We have concluded tests for substantially all of our products that we will continue to sell or support. We have determined that a majority of these products are ready for the year 2000. With respect to the rest of the products that we will continue to sell or support, we believe that we can modify these products so that they will be ready for the year 2000 by July 1999, but we cannot guarantee that they will be. We could experience delays or failures in developing or implementing the required modifications. For older products that we no longer sell or support, we have attempted to notify all known users of these products that these products generally are not ready for the year 2000 and that we have no plans to make them ready for the year 2000. We cannot guarantee that we will be able to contact all such users.

  As part of our effort to make our products ready for the year 2000 and to help our customers make their systems that use our products ready for the year 2000, we have offered our customers various alternative forms of products and assistance, including year 2000 information and diagnostic tools, software patches, product upgrades and replacement products. We cannot guarantee that these tools, patches, upgrades or replacement products will solve all material year 2000 problems with our products or our customers' systems. In addition, we cannot guarantee that claims will not be brought against us alleging that we harmed customers by failing to provide all of the information, tools, patches, upgrades or replacement products required to resolve all material year 2000 readiness problems. For a more detailed discussion of year 2000 readiness issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Costs Related to Year 2000 Readiness."


Our Financial Statements May Reflect Charges Associated with Acquisitions and Other Events

  Our financial statements reflect numerous special charges and expenses associated with acquisitions, corporate restructurings and compensation. Our financial statements for the year ended December 31, 1998 reflect a total of $17.3 million of such charges. Our future activities may cause us to incur additional similar charges which would have the effect of reducing our future earnings. Any such charges may also cause us to fail to meet analysts earnings expectations which would cause the trading price of our common stock to drop. Moreover, the Securities and Exchange Commission has recently required companies to reduce the amount of such charges and to restate previously issued financial statements. If the SEC were to require us to restate our financial statements, the announcement of such a restatement could have an adverse effect on the trading price of our common stock.

We May Have Difficulties Managing Our Growth and Hiring Qualified Employees

  Our growth places a significant strain on our management and operations. Our future growth will depend, in part, on our ability to implement and expand financial control systems, train and manage our employee base, and provide support and services to an increasing customer base. Key personnel have recently joined InfoCure, and none of our officers has had significant experience in managing a large, public company. Our success is dependent to a significant degree on our ability to hire, retain and motivate sales, marketing and technical employees. We believe that there is a shortage of, and significant competition for, personnel with the advanced technological, managerial and marketing skills necessary in our business. Our ability to implement our growth strategy could be adversely affected by an inability to hire and retain additional qualified personnel.

Our Growth May be Limited by Difficulties Implementing Our Acquisition Strategy

  We intend to pursue acquisitions of businesses, product lines and technologies that are complementary to our business. Our ability to grow through acquisitions will be limited by:

  . lack of suitable acquisition candidates at acceptable acquisition prices;

  . lack of capital to complete acquisitions;

  . a material decline in the market value of our common stock; or

  . increased competition for acquisition candidates.

Any one of these risks could limit our growth and have a material adverse effect on our business. See "--Difficulties Integrating Acquired Businesses May Diminish Benefits Expected from Our Acquisition Strategy," "Business--Industry Overview" and "--Strategy."


Operating Results May Vary and in the Past We Have Experienced Losses

  Our operating results may vary significantly from quarter to quarter. Thus, operating results for any particular quarter are not necessarily an indication of future results. In addition, we have experienced historical losses. Our operating results are influenced by such factors as:

  . the timing of and charges associated with completed acquisitions or other events;

  . changes in customer purchasing patterns;

  . competition;

  . the timing of sales;

  . the timing of and cost related to new product introductions and upgrades;

  . the length of sales cycles;

  . the time required to install products; and

  . the levels of advertising and promotional expenditures.

  We operate without any significant backlog of product orders. A majority of the revenue realized in a quarter results from orders received or services rendered in that quarter. Therefore, it is difficult to forecast revenue from system sales. The sales and installation efforts for our AS/400 products are more expensive and require more time than for our Windows-based products. Moreover, sales of AS/400 products occur less frequently than sales of our Windows-based products, but typically result in greater revenue per sale. In addition, we recognize substantially lower margins on hardware sales relative to software sales. Fluctuations in sales of hardware relative to sales of software may negatively affect our operating margins in a particular quarter.


Competition Could Reduce Revenue from Our Products and Services

  Currently, the practice management systems industry in the United States is characterized by a large number of relatively small, regionally-focused companies and a few national vendors. It is anticipated that additional competitors are likely to enter the practice management systems market as it expands. Some of our national competitors have greater financial, development, technical, marketing and sales resources than we have. As competition in the practice management systems industry intensifies, we may be required to lower the prices we charge for our products and services. This may have a material adverse effect on future results.

We Must Protect Our Trade Secrets

  We rely on a combination of trade secrets, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights. Our software technology is not patented and existing copyright laws offer only limited practical protection. In addition, we generally have not entered into confidentiality agreements with our employees. We cannot guarantee that the legal protections that we rely on will be adequate to prevent misappropriation of our technology. Also, these protections do not prevent independent third-party development of competitive products or services. We believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we cannot guarantee that third parties will not assert infringement claims against us in the future or that any such assertion will not require us to enter into a license agreement or royalty agreement with the party asserting a claim. Regardless of the outcome of any such legal proceedings, responding to and defending against any such infringement claim may require significant management resources and otherwise have a material adverse effect on future results.

Our Products May Not Be Accepted By Customers

  Evolving healthcare industry standards, technological advances in software and hardware, and changes in customer demands require significant ongoing expenditures for the development and timely introduction of new products and enhancements. We cannot guarantee that we will successfully develop new products or enhancements of existing products that will satisfy the needs of customers. In addition, our InfoMine product may not be widely accepted by our customers. Our failure to gain market acceptance of new products and enhancements by both existing customers and new customers would adversely affect our revenue.

We May Have Liability if Our Products are Defective

  While we test our products, they may contain defects or problems. These defects or problems could result in the failure of our customers' systems or the inability of those systems to perform properly. If our products fail to perform properly, we may incur liability or face other claims. We cannot guarantee that we will not be subject to such claims in the future or that contractual limitations on liability will be enforceable. While we have general liability insurance that we believe is adequate, including coverage for errors and omissions, we may not be able to maintain this insurance on reasonable terms in the future. In addition, our insurance coverage may not be sufficient to cover large claims and our insurer could disclaim coverage on claims. If we are liable for an uninsured or underinsured claim or if our premiums increase significantly, our financial condition could be adversely affected. Even unsuccessful claims could result in substantial cost, divert management's attention from our operations and decrease or delay market acceptance of our products.

Our Stock Price is Volatile

  The trading price of our common stock has been highly volatile at relatively low trading volumes since our initial public offering and we expect significant fluctuations to continue. These fluctuations are driven by factors including:

  . quarterly variations in operating results;

  . announcements of acquisitions, technological innovations or new product releases by us or our competitors; and

  . changes in prices of our products or of competitors' products.

  Statements made by industry analysts relating to our competitors have resulted in an immediate adverse effect on the market price of our common stock in the past and could have a similar result in the future. Statements by industry analysts regarding our business or markets could contribute to volatility in the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many healthcare information systems companies. These broad market fluctuations may adversely affect the market price of our common stock.

We May Need Acquisition Financing in the Future

  We expect to finance future acquisitions, if any, through cash from operations, our credit facility or other indebtedness, issuances of common stock or other securities, or any combination of these sources. We cannot guarantee that capital will be available on terms acceptable to us, or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Our Success Depends on Our Key Executives

  Our business depends on the continued efforts of our Chief Executive Officer, Frederick L. Fine, and our Executive Vice President, James K. Price. If either of these persons becomes unable or unwilling to continue his role with us, or if we are unable to attract or retain other qualified employees, future results could be adversely impacted. Although we have entered into employment agreements with Messrs. Fine and Price and other key executives, we cannot guarantee that any individual will continue in his present capacity with us for any particular period of time.

The Consolidation of the Healthcare Industry Could Adversely Affect Our Results

  Many healthcare providers are consolidating into larger practice groups with greater market presence. As a result, these providers have greater bargaining power which may lead to declining prices for our products. This could have an adverse effect on our future results. In addition, the consolidation of smaller practice groups may require the resulting larger group to unify its practice management systems. We believe that once a healthcare provider has chosen a particular practice management systems vendor, it will rely on that vendor for its future practice management systems requirements. Thus, the vendor with the broadest market share will have a competitive advantage as consolidation continues. An inability to make initial sales of practice management systems to healthcare providers prior to consolidation or to maintain our existing customer base subsequent to consolidation may have a material adverse effect on future results.

We May be Subject to Changing Government Regulations

  The confidentiality of patient records and the circumstances under which such information may be used or released are subject to increasing state and federal regulation. Regulations governing the healthcare industry are evolving rapidly and are often unclear and difficult to apply. We cannot guarantee that such regulations will not materially restrict the ability of our customers to use our products which could adversely affect our business and future results. In addition, we have not determined the extent to which our practice management software products would be deemed to be subject to regulation by the U.S. Food and Drug Administration. Noncompliance with applicable FDA requirements can result in such things as fines, injunctions, suspension of production, revocation of approvals or clearances previously granted, and criminal prosecution. FDA policies, or other laws or regulations concerning the manufacture or marketing of healthcare information systems, may increase the cost and time required to deliver new or existing products and therefore may have a material adverse effect on future results. See "Business--Government Regulation."

Future Sales Of Shares Could Affect Our Stock Price

  Of the 8.9 million shares of common stock outstanding as of March 26, 1999, only 5.6 million shares are freely tradable. However, upon completion of this offering and the effectiveness of a resale registration statement on Form S-3 currently on file with the SEC, there will be 12.9 million shares of common stock outstanding, substantially all of which will be freely tradable. The market price for our common stock could fall dramatically if our stockholders sell large amounts of our common stock in the public market. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity-related securities in the future. See "Shares Eligible for Future Sale."

Our Certificate of Incorporation and Bylaws and Delaware Law May Inhibit a Takeover of InfoCure

  Certain provisions of Delaware law, our Certificate of Incorporation and Bylaws could, together or separately, have the effect of delaying, deferring or preventing an acquisition of InfoCure and limit the price that investors might be willing to pay in the future for our common stock. These provisions, among other things: (a) authorize our Board of Directors to issue, without further stockholder approval, preferred stock with rights and preferences senior to the rights associated with the common stock; (b) classify the Board of Directors into three classes of directors with each class serving staggered three year terms; and (c) limit stockholders' ability to call or make proposals at stockholder meetings.

                           FORWARD-LOOKING STATEMENTS

  Some of the statements contained in this prospectus contain forward-looking information. These statements are found in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." They include statements concerning:

  . our growth and operating strategy;

  . liquidity and capital expenditures;

  . use of proceeds of the offering;

  . our financing plans;

  . trends in our industry and in healthcare generally;

  . trends in government regulation; and

  . payment of dividends.

You can identify these statements by forward-looking words such as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. You should be aware that those statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in the section entitled "Risk Factors," that could cause the actual results to differ materially from those suggested by the forward-looking statements.

                                  THE COMPANY

  InfoCure was incorporated in Delaware in November 1996. Prior to July 10, 1997, InfoCure conducted no significant operations and generated no revenue. On July 10, 1997, InfoCure completed the acquisitions of: American Medcare Corporation, including its subsidiaries, International Computer Solutions, Inc., Health Care Division, Inc. and Millard-Wayne, Inc.; DR Software, Inc.; KComp Management Systems, Inc.; and Rovak, Inc. These companies are collectively referred to herein as the "Founding Companies." On July 10, 1997, InfoCure also completed its initial public offering of 1.4 million shares of common stock at a price to the public of $5.50 per share, resulting in net proceeds to InfoCure of approximately $6.0 million. On March 3, 1999, InfoCure's stockholders approved an increase in the number of shares of common stock authorized for issuance to 200,000,000 shares.

Acquisitions

  Effective October 1, 1997, InfoCure acquired SoftEasy, Inc., the healthcare business of Commercial Computers, Inc. and Professional On-Line Computers, Inc., marketed under the name POLCI. SoftEasy provided practice management systems for podiatrists. Commercial Computers provided UNIX- and Windows-based practice management systems for mid-size and large medical practices and clinics. POLCI provided AS/400-based practice management systems to hospital-affiliated physician practices, large non-hospital physician clinics, radiology practices and management service organizations.

  Effective November 1, 1997, InfoCure acquired PACE Financial Corporation and effective December 1, 1997, InfoCure acquired OPMS, the orthodontic business unit of HALIS Services, Inc. PACE provided AS/400 practice management systems. OPMS provided Windows-based software solutions for orthodontists.

  Effective January 1, 1998, InfoCure acquired Micro-Software Designs, Inc. and Medical Software Integrators, Inc., marketed under the name MSI. Micro-Designs provided Windows-based client/server practice management software, with an emphasis on oral and maxillofacial surgery practices. MSI provided practice management systems to independent anesthesiology practices.

  On October 23, 1998, InfoCure acquired substantially all of the assets and assumed certain liabilities of the healthcare systems division of The Reynolds and Reynolds Company, known as HSD. HSD provided healthcare practice management systems principally to radiology, anesthesiology and enterprise-wide medical practices. With the HSD acquisition, InfoCure entered the radiology market and increased its presence in anesthesiology and among larger general medical practices utilizing AS/400 systems. The installed customer base of HSD included 1,580 practice sites, representing 35,020 physicians. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Shares Eligible for Future Sale" and Unaudited Pro Forma Combined Financial Statements of InfoCure.

  On December 23, 1998, InfoCure completed a merger with Radiology Management Systems, Inc., a provider of practice management systems for radiologists, marketed under the name RADMAN. The merger with RADMAN added approximately 2,000 radiologists to InfoCure's customer base and strengthened its position as the largest provider of healthcare information systems to radiology practices in the United States. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Shares Eligible for Future Sale" and Unaudited Pro Forma Combined Financial Statements of InfoCure.

  The acquisitions of SoftEasy, Commercial Computers, POLCI, PACE, OPMS, Micro-Designs, MSI, HSD and RADMAN are referred to herein as the "Subsequent Acquisitions."

  On February 12, 1999, InfoCure completed a merger with Macon Systems Management, LLC, the parent of Medical Software Management, Inc., a provider of practice management systems for dermatologists, marketed under the name MSM. With the MSM merger, InfoCure entered the dermatology market. On February 16, 1999, InfoCure completed a merger with OMSystems, Inc., a provider of practice management systems for orthodontists. See "Management's Discussion and Analysis of Financial Condition and Results of

Operations," "Shares Eligible for Future Sale" and the Unaudited Pro Forma Combined Financial Statements of InfoCure.

Series A Preferred Stock Issuance

  On February 9, 1998, InfoCure completed the private placement of 850,060 shares of its Convertible, Redeemable Preferred Stock, Series A. The private placement resulted in gross proceeds to InfoCure of $8.5 million and net proceeds of approximately $7.8 million after payment of selling commissions to the placement agent for the offering and other expenses of the offering. InfoCure granted to the placement agent a warrant to acquire 100,000 shares of InfoCure's common stock at an exercise price of $9.00 per share. The Consolidated Financial Statements of InfoCure reflect an accretive dividend attributable to the preferred stockholders in the amount of $800,000 representing the issuance costs and the fair market value of the warrant related to the Series A Preferred. The Series A Preferred will convert to 1,000,070 shares of common stock upon the completion of this offering.

The Institutional Placement

  On September 28, 1998, InfoCure completed the sale of 203,338 shares of common stock in a private placement to an institutional investor for $2.5 million. The investor committed to invest up to an additional $7.5 million upon the exercise by InfoCure of put options through March 28, 2000. Generally, upon exercise of a put option, the investor must tender the amount designated by InfoCure. The number of shares to be issued upon exercise of a put option is determined by dividing this investment amount by an amount (the "Subscription Date Price") equal to 92.5% of the average of the lowest three consecutive trading day closing sale prices of the common stock during the 22 trading days immediately preceding exercise of such put option. Generally, put options may be exercised only once every 30 days and only if defined conditions are met, including minimum average daily trading volumes for InfoCure's common stock and a minimum Subscription Date Price of $10.00. Additionally, InfoCure issued the investor a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $23.00 per share.

  Since September 28, 1998, InfoCure has exercised two additional put options and has issued to the investor an aggregate 431,322 shares for a total investment of $7.0 million. Of the 531,322 shares acquired by the investor to date and issuable upon exercise of the investor's warrant, 180,000 shares are offered hereby and 369,983 shares are offered pursuant to the resale registration statement, subject to the 90-day lock-up agreement described below.

  InfoCure is required to file a registration statement to register for resale by the investor any shares of common stock issuable upon exercise of subsequent put options. Each subsequent registration statement must be declared effective not later than 90 days from the corresponding put option closing. If a registration statement is not declared effective within the applicable period, InfoCure must pay a cash penalty until the registration statement is declared effective. With respect to the 531,322 shares acquired by the investor in the institutional placement, the investor has agreed not to sell 383,342 of such shares for a period of 90 days from the date of this prospectus. The remaining 147,980 shares are not covered by the lock-up agreement and will be available for resale upon completion of this offering solely for the purpose of covering a short-sale position. See "Shares Eligible for Future Sale."

  With respect to any put option, the investor is entitled to receive additional shares of common stock if the amount determined as 92.5% of the average of the lowest three consecutive trading day closing sales prices of the common stock during the 22 trading days immediately preceding the effective date of any registration statement relating to the shares issued upon exercise of such put option (the "Effective Date Price") is lower than the Subscription Date Price. In such event, the investor will receive that number of additional shares determined by subtracting (x) the investment amount divided by the Subscription Date Price from (y) the investment amount divided by the Effective Date Price. InfoCure has the right to pay cash in lieu of the issuance of additional shares if the closing sales price of the common stock on the effective date is lower than $10.00.

  To date, InfoCure has paid an aggregate of $237,500 to the investor for fees relating to the exercised put options and is required to pay an additional cash fee of 1.25% of the amount invested pursuant to any subsequent exercise of a put option.

                                USE OF PROCEEDS

  The net proceeds to InfoCure from the sale of the 3,000,000 shares of common stock offered hereby are estimated to be approximately $66.8 million, assuming an offering price of $24.00 per share, the last reported sales price of the common stock on the Nasdaq Stock Market on March 26, 1999, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by InfoCure in connection with this offering. InfoCure will not receive any proceeds from the sale of common stock by the selling stockholders. Infocure will use the proceeds from this offering as follows:

                                                                       Amount
                                                                    ------------
                                                                    (estimated,
                                                                    in millions)
   Payments on InfoCure's
    credit facility................................................    $65.2
   Working capital and other
    general corporate purposes.....................................      1.6
                                                                       -----
       Total.......................................................    $66.8
                                                                       =====

  As of March 26, 1999, the aggregate outstanding balance under the credit facility was $66.6 million, which was borrowed primarily to fund the cash portion of the purchase price for several of the Subsequent Acquisitions, including approximately $41.2 million to fund a portion of the purchase price for HSD. The credit facility comprises three loans, a $40.0 million bridge loan, a $20.0 million acquisition loan and a $10.0 million term loan. The interest rates on the $10.0 million term loan and the $40.0 million bridge loan are fixed at 9.50% per year. The interest rate on the $20.0 million acquisition loan is the lender's base rate plus 1% and is currently 8.75% per year. The credit facility must be paid in full not later than October 28, 2002.

   Pending application of the net proceeds as described above, InfoCure intends to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

  On January 29, 1999 InfoCure's common stock commenced trading on the Nasdaq Stock Market under the symbol "INCX." From July 10, 1997 until January 29, 1999 the common stock was traded on the American Stock Exchange under the symbol "INC." The following table sets forth the high and low closing sale prices per share of the common stock for the periods indicated, as reported on the American Stock Exchange or the Nasdaq Stock Market, as the case may be.

   Year Ended December 31, 1997                            High       Low
   ----------------------------                            ----      -----
   Third Quarter (beginning July 10, 1997)................ $ 5 5/8   $  3 15/16
   Fourth Quarter.........................................   9 1/2      5 3/4
   Year Ended December 31, 1998                            High       Low
   ----------------------------                            ----      -----
   First Quarter.......................................... $17 1/16  $  8 1/4
   Second Quarter.........................................  16 3/16    10 15/16
   Third Quarter..........................................  16 15/16   12 3/4
   Fourth Quarter.........................................  32 3/4     11 5/8
   Year Ended December 31, 1999                            High       Low
   ----------------------------                            ----      -----
   First Quarter (through March 26, 1999).................  $36      $ 21 1/8

  On March 26, 1999, the last reported sales price for the common stock was $24.00 per share. As of March 26, 1999 there were approximately 338 stockholders of record of the common stock based on transfer agent reports.

                                DIVIDEND POLICY

  InfoCure has neither declared nor paid any cash dividends on its common stock or its preferred stock and does not anticipate paying any cash dividends in the foreseeable future. InfoCure's credit facility generally prohibits InfoCure from declaring or paying any dividends or other distributions with respect to its capital stock.

                                 CAPITALIZATION

  The following table sets forth, as of December 31, 1998, the short-term debt and capitalization of InfoCure. This table should be read in conjunction with the Consolidated Financial Statements of InfoCure and Notes thereto appearing elsewhere in this prospectus. The pro forma capitalization of InfoCure gives effect to the OMSystems merger and the issuance of 80,000 shares of common stock in the institutional placement.

  The pro forma as adjusted capitalization of InfoCure represents the pro forma capitalization adjusted to give effect to:

(a) the issuance and sale by InfoCure of the 3,000,000 shares of common stock offered hereby at an assumed offering price of $24.00 per share (the last reported sale price on March 26, 1999), after deducting underwriting discounts and commissions and estimated offering expenses payable by InfoCure;

(b) the application of the estimated net proceeds to InfoCure of this offering;

(c) the conversion of the Series A Preferred; and

(d) the issuance of an estimated 99,255 shares of common stock upon the conversion of a note payable and other obligations.

  The pro forma and pro forma as adjusted capitalization excludes:

(a) 83,232 shares issued in connection with the MSM merger;

(b) 3,344,882 shares issuable upon the exercise of stock options and warrants outstanding as of December 31, 1998, at a weighted average exercise price of $9.72 per share; and

(c) an additional 1,389 shares issuable upon conversion of a note payable and other obligations assuming conversion on April 1, 1999.

  See "Use of Proceeds" and "Management--Employee Benefit Plans."



                                                      December 31, 1998
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Short-term debt, including current portion of
 long-term debt................................ $ 14,884  $ 14,998    $ 11,998
                                                ========  ========    ========
Long-term debt, excluding current portion...... $ 68,358  $ 69,553    $  6,728
                                                --------  --------    --------
Preferred Stock, $0.001 par value; 2,000,000
 shares authorized; 850,060 shares of
 Convertible, Redeemable Preferred Stock,
 Series A, liquidation preference $10.00 per
 share (subject to adjustment in certain
 circumstances), issued and outstanding, actual
 and pro forma; no shares outstanding pro forma
 as adjusted...................................    8,500     8,500         --
                                                --------  --------    --------
Stockholders' equity:
  Common Stock, $0.001 par value; 15,000,000
   shares authorized;
  7,622,148 shares issued and 7,581,705 shares
   outstanding, actual.........................        8
  8,846,147 shares issued and 8,805,704 shares
   outstanding, pro forma......................                  9
  12,945,472 shares issued and 12,905,029
   shares outstanding, pro forma as adjusted...                             13
  Common stock issuable........................    1,975       --          --
  Additional paid-in capital...................   31,358    39,723     115,725
  Accumulated deficit..........................  (15,781)  (21,269)    (26,376)
  Deferred compensation........................   (1,083)   (1,083)     (1,083)
  Treasury stock, at cost......................     (222)     (222)       (222)
                                                --------  --------    --------
    Total stockholders' equity.................   16,255    17,158      88,057
                                                --------  --------    --------
    Total capitalization....................... $ 93,113  $ 95,211    $ 94,785
                                                ========  ========    ========

                                    DILUTION

  The tangible book value (deficit) of InfoCure at December 31, 1998 was approximately $(63.3) million, or approximately $(8.34) per share of common stock. Net tangible book value (deficit) per share represents the amount of InfoCure's tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. After giving effect to the OMSystems merger and the January 1999 issuance of shares relating to the put option exercised by InfoCure in December 1998, the tangible book value (deficit) of InfoCure on a pro forma basis at December 31, 1998 was approximately $(62.4) million or approximately $(7.08) per share of common stock.

  Dilution per share represents the difference between the amount per share paid by investors in this offering and the net tangible book value (deficit) per share at December 31, 1998 adjusted to give effect to this offering. The net tangible book value of InfoCure on a pro forma as adjusted basis as of December 31, 1998 would have been $13.1 million or $1.01 per share of common stock after giving effect to:

  . sale of the shares of common stock at an assumed offering price of $24.00 per share (the last reported sales price of InfoCure's common stock on the Nasdaq Stock Market on March 26, 1999);

  .  receipt and application of the estimated net proceeds of $66.8 million;
     and

  . deduction of underwriting discounts and commissions and estimated offering expenses payable by InfoCure.

This represents an immediate increase in net tangible book value of $8.09 per share to existing stockholders and an immediate dilution of $24.12 per share to purchasers in this offering.

  The following table illustrates the dilution per share as described above:

   Assumed public offering price per share....................          $25.13
                                                                        ------
     Net tangible book value (deficit) per share--historic ...  $(8.34)
     Increase in net tangible book value (deficit) per share
      attributable to pro forma adjustments...................    1.26
                                                                ------
     Net tangible book value (deficit) per share--pro forma ..           (7.08)
     Increase in net tangible book value per share
      attributable to offering adjustments....................            8.09
                                                                        ------
     Net tangible book value per share after the offering.....            1.01
                                                                        ------
   Dilution per share to new investors........................          $24.12
                                                                        ======

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The selected historical consolidated financial data of InfoCure set forth below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements of InfoCure, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations data for the years ended January 31, 1995 and 1996 and the consolidated balance sheet data as of January 31, 1995, 1996 and 1997 are derived from the audited financial statements of American Medcare which are not included in this prospectus. The consolidated statements of operations data for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, and the consolidated balance sheet data as of December 31, 1997 and December 31, 1998 are derived from, and are qualified by reference to, the consolidated financial statements included elsewhere in this prospectus. The financial statements for all periods presented give retroactive effect to pooling of interests treatment for the merger with RADMAN completed December 23, 1998. See the Consolidated Financial Statements of InfoCure.

                                                                       Eleven
                                                                       Months
                                         Year Ended January 31,        Ended     Year Ended
                                         -------------------------  December 31, December 31,
                                          1995     1996     1997        1997         1998
                                         -------  -------  -------  ------------ ------------
                                                   (in thousands, except per share data)
Consolidated Statement of Operations
 Data (1):
Revenue:
  Systems and software.................  $ 3,595  $ 3,998  $ 3,857    $ 9,733      $34,492
  Maintenance, support and services ...    2,789    2,074    2,494      8,541       29,231
                                         -------  -------  -------    -------      -------
Total revenue..........................    6,384    6,072    6,351     18,274       63,723
Operating expense:
  Hardware and other items purchased
   for resale..........................    1,558    1,240    1,192      4,327       12,567
  Selling, general and administrative..    5,268    5,368    5,427     11,653       34,685
  Depreciation and amortization........      188      238      237      1,092        4,328
  Purchased research and development...      --       --       --         --         9,000
  Compensatory stock awards............      --       --       --         --            57
  Asset impairment and restructuring
   costs...............................      --       --       --      11,136        1,874
                                         -------  -------  -------    -------      -------
  Total operating expense..............    7,014    6,846    6,856     28,208       62,511
Operating income (loss)................     (630)    (774)    (505)    (9,934)       1,212
Other expense (income):
  Interest, net........................       54       69       82        344        3,488
  Other, net...........................      (21)    (122)      (5)      (223)         (81)
                                         -------  -------  -------    -------      -------
(Loss) before income taxes.............     (663)    (721)    (582)   (10,055)      (2,195)
Income tax benefit.....................      (64)    (227)    (868)    (1,324)        (334)
                                         -------  -------  -------    -------      -------
Net income (loss)......................     (599)    (494)     286     (8,731)      (1,861)
Accretive dividend.....................      --       --       --         --           800
                                         -------  -------  -------    -------      -------
Net income (loss) available to common
 stockholders..........................  $  (599) $  (494) $   286    $(8,731)     $(2,661)
                                         =======  =======  =======    =======      =======
Net (loss) per share:
  Basic and diluted....................                               $ (1.79)     $ (0.39)
Shares used in computing net (loss) per
 share:
  Basic and diluted....................                                 4,880        6,780

Other Data:
EBITDA(2)..............................  $  (421) $  (414) $  (263)   $ 2,517      $16,552

                                    January 31,            December 31,
                              -------------------------  -----------------
                               1995     1996     1997     1997      1998
                              -------  -------  -------  -------  --------
Consolidated Balance Sheet
 Data:
Cash and cash equivalents.... $     9  $   254  $   216  $ 1,626  $  8,552
Working capital..............  (1,847)  (1,599)  (1,841)  (4,343)      481
Total assets.................   2,106    2,251    5,682   31,125   127,784
Long-term debt, less current
 portion.....................     839      399    1,265    7,289    68,358
Convertible, redeemable
 preferred stock.............     --       --       --       --      8,500
Stockholders' equity.........  (2,076)  (2,590)    (768)   3,631    16,255

--------

(1) On July 10, 1997, InfoCure completed the contemporaneous acquisition of the Founding Companies. For accounting purposes, American Medcare is the predecessor to InfoCure and the "accounting acquirer" of the Founding Companies. For periods prior to July 10, 1997, the historical consolidated financial statement of operations data reflect the operations of American Medcare. For periods subsequent to July 10, 1997, the historical consolidated financial statement of operations data reflect the operations of InfoCure and each of InfoCure's acquisitions from the effective date of each such acquisition, except for the RADMAN acquisition which was accounted for as a pooling of interests and is reflected retroactively for all periods presented. See "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Notes 1 and 3 to the Consolidated Financial Statements of InfoCure.

(2) Represents earnings before interest expense, provision (benefit) for income taxes, depreciation and amortization, purchased research and development, compensatory stock awards and asset impairment, restructuring and special charges. EBITDA is not a measurement in accordance with generally accepted accounting principles and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of InfoCure's profitability or liquidity. All companies do not calculate EBITDA in the same manner. Accordingly, InfoCure's EBITDA data may not be comparable with that of other companies. InfoCure has included information concerning EBITDA because management believes EBITDA provides a useful measure of InfoCure's performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of InfoCure and Notes thereto, and the Consolidated Financial Statements of InfoCure and Notes thereto included elsewhere in this prospectus.

Overview

  InfoCure derives revenue primarily from licensing new software products and software upgrades, reselling hardware components in connection with a portion of its software sales and providing customer support and services. Customer support and services typically are provided pursuant to renewable annual contracts or on a fee basis. InfoCure derives additional revenue from customers and third-party clearinghouses by providing electronic data interchange services through contractual arrangements with such parties. Approximately 50% of InfoCure's total revenue is recurring in nature.

  InfoCure bases its revenue recognition policies for sales of software on the provisions of the American Institute of Certified Public Accountants' Statement of Position 97-2 "Software Revenue Recognition." Revenue from software sales is recognized upon shipment in instances where InfoCure has evidence of a contract, the fee charged is fixed and determinable and collection is probable. Hardware resales are recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, is recognized ratably over the life of the contract. Revenue from other services is recognized as the services are provided.

  Depreciation and amortization expense results primarily from the amortization of goodwill, which represents the excess of the consideration paid by InfoCure over the fair value of the net assets acquired in acquisitions accounted for under the purchase method of accounting. As of December 31, 1998, InfoCure had goodwill, net of accumulated amortization, of $72.2 million. Goodwill is amortized over its estimated useful life of 15 years. This estimated useful life reflects the historical and estimated future life of customer relationships, the longevity and continuing use of core products and the relatively minor impact of technological obsolescence on these core products. This goodwill results in an amortization expense estimated to total approximately $5.0 million per year. Depreciation and amortization expense also includes depreciation of property and equipment and amortization of software development costs. Property and equipment are assigned lives ranging from three to five years. Software development costs are expensed until technological feasibility is achieved. Costs incurred after achievement of technological feasibility and before general release are capitalized and generally amortized over a four-year life. Costs incurred after general release are expensed as incurred.

  InfoCure completed nine acquisitions of practice management software vendors between July 10, 1997 and December 31, 1998. These acquisitions were the primary source of the substantial growth in InfoCure's revenue and other components of its operating results. Therefore, a year to year comparison of InfoCure's results of operations for the prior two years is not necessarily indicative of future results.

Restructuring Plan

  Effective December 1, 1997, InfoCure adopted a plan to restructure its operations by consolidating existing facilities and acquired operations. In connection with the restructuring plan, which was completed in the second quarter of 1998, InfoCure took restructuring charges totaling $13.0 million, of which $11.1 million was recorded in the fourth quarter of 1997 and $1.9 million was recorded in the first six months of 1998. As a result of the restructuring plan, InfoCure wrote down approximately:

  . $7.8 million representing an impairment of goodwill associated with prior acquisitions and capitalized software for discontinued products of approximately $6.3 million and $1.5 million, respectively;

  . $3.3 million reflecting the recognition of contingent consideration earned or deemed payable under the terms of certain acquisition agreements for acquired companies affected by the restructuring plan;

  . $1.1 million representing severance and other termination benefits for the termination of certain redundant staff positions;

  . $461,000 reflecting the elimination of redundant facilities and cancellation of leases and other contracts; and

  . $296,000 representing other asset write downs and costs associated with the restructuring plan.

For a more detailed discussion of these restructuring charges, see Note 4 to the Consolidated Financial Statements of InfoCure.

Change in Fiscal Year

  In the first quarter of 1998, InfoCure changed its fiscal year end from January 31 to December 31. As a result, InfoCure's fiscal year beginning February 1, 1997 ended on December 31, 1997 and reflected eleven months of operations. The consolidated financial data provided herein reports InfoCure's financial statements as of and for the fiscal year ended December 31, 1998 and eleven months ended December 31, 1997.

In Process Research and Development Write-off

  On October 23, 1998, InfoCure acquired the assets of HSD, a division of The Reynolds and Reynolds Company. In connection with the HSD acquisition, InfoCure retained an independent appraiser to complete a valuation of the assets of HSD, including valuation of certain in process research and development. InfoCure identified three projects for which technological feasibility had not been achieved as of the acquisition date and for which there was no alternative future use. The products include POWERRmanager, a next generation physician practice management system, the year 2000 ready version of ProMed, a Unix-based practice management system, and the year 2000 ready version of Kredo, a practice management system running on the IBM AS/400 platform.

  The value associated with these projects was determined using a discounted cashflow model with a risk adjusted discount rate of 28%. This rate was derived as a weighted average cost of capital and reflects a 33.4% cost of equity, a 5.4% cost of debt and a post-offering debt to equity ratio of .25:1. The model reflects revenue to be generated beginning in the later part of 1999 and continuing through 2003 for ProMed and Kredo and 2004 for POWERRmanager. The valuation also incorporated a stage of completion methodology where the value was adjusted based on the technology's percentage of completion.

  As of the acquisition date, the majority of the core modules of POWERRmanager had been coded. Product testing began in the fourth quarter of 1998, and InfoCure estimated completion of testing and documentation in the first quarter of 1999 and initial beta testing in the second quarter of 1999. The ProMed and Kredo products are expected to be completed in the first quarter of 1999. Upgrades for the existing customer base will occur in the second and third quarter of 1999. InfoCure has determined that the Kredo and ProMed products will not be sold going forward, resulting in no alternative future use for the products. Development will be completed to enable existing customers to upgrade under the provisions of their maintenance agreements. The schedule below details the status of each product as of the acquisition date and its appraised in process research and development ("IPRD") value (dollar amounts in thousands).

                                             Post-acquisition
                 Estimated   Pre-acquisition     Costs to     Percentage of
   Project      Completion        Costs          Complete      Completion   IPRD Value
   -------     ------------- --------------- ---------------- ------------- ----------
POWERRmanager  2nd Qtr. 1999     $9,001            $474             95%       $4,900
ProMed         1st Qtr. 1999         76              47             62         3,200
Kredo          1st Qtr. 1999        848             357             70         1,300
                                 ------            ----            ---        ------
  Total                          $9,925            $878             92%       $9,400
                                 ======            ====            ===        ======

  InfoCure believes that although the POWERRmanager percentage of completion is high, significant development work remained at the time of the acquisition to bring the product to the point of technological feasibility under SFAS 86. Certain features such as report writing, claims management and electronic data interchange capabilities had not been completed. Given the significance of these features to the functionality of POWERRmanager and the uncertainties which remain with respect to this project, InfoCure believes that there is no alternative future use for this product. In addition, the estimates of costs to complete the product reflect greater efficiencies and cost control under InfoCure management compared to HSD, resulting in a higher calculated percentage of completion.

  Based on the results of the appraisal, $9.0 million was attributed to the in process research and development purchased in the HSD acquisition and expensed in the fourth quarter of 1998 when the acquisition was completed.

Results of Operations

  The following table sets forth certain statement of operations data as a percentage of gross revenue for the periods indicated:

                                               Eleven Months
                              Year  Ended          Ended          Year Ended
                            January 31, 1997 December 31, 1997 December 31, 1998
                            ---------------- ----------------- -----------------
Consolidated Statement of
 Operations Data:
Revenue:
 Systems and software.....        60.7 %            53.3 %            54.1 %
 Maintenance, support and
  services................        39.3              46.7              45.9
                                 -----             -----             -----
Total revenue.............       100.0             100.0             100.0
Operating expense:
 Hardware and other items
  purchased for resale....        18.8              23.7              19.7
 Selling, general and
  administrative..........        85.5              63.8              54.5
 Depreciation and
  amortization............         3.7               6.0               6.8
 Purchased research and
  development.............         --                --               14.1
 Asset impairment and
  restructuring costs.....         --               60.9               2.9
                                 -----             -----             -----
Total operating expense...       108.0             154.4              98.0
Operating income (loss)...        (8.0)            (54.4)              2.0
Other expense (income):
 Interest, net............         1.3               1.9               5.5
 Other, net...............        (0.1)             (1.3)             (0.1)
                                 -----             -----             -----
Loss before income taxes..        (9.2)            (55.0)             (3.4)
Income tax benefit........       (13.7)             (7.2)             (0.5)
                                 -----             -----             -----
Net income (loss).........         4.5 %           (47.8)%            (2.9)%
                                 =====             =====             =====

 Year Ended December 31, 1998 Compared To Eleven Months Ended December 31, 1997

  Total Revenue. Total revenue for the year ended December 31, 1998 was $63.7 million compared to total revenue of $18.3 million for the eleven months ended December 31, 1997. The increase of $45.4 million in total revenue reflects primarily the combined revenue of the Founding Companies for the entire twelve month period in 1998 and revenue from the Subsequent Acquisitions as of their respective effective dates, except for the RADMAN acquisition which was accounted for as a pooling of interests and is reflected retroactively for all periods presented. Revenue for periods prior to July 10, 1997 includes only revenue of InfoCure's predecessor, American Medcare, its consolidated subsidiaries and RADMAN. Systems and software revenue was $34.5 million for the year ended December 31, 1998, or 54.1% of total revenue, compared to $9.7 million, or 53.3% of total revenue, for the eleven months ended December 31, 1997. The increase as a percentage of total revenue was primarily a result of a higher percentage mix of systems and software revenue among acquired companies and relatively strong demand for several of InfoCure's software products in the year ended December 31, 1998. Maintenance, support and services revenue was $29.2 million, or 45.9% of total revenue for the year ended December 31, 1998, compared to $8.5 million, or 46.7% of total revenue, for the eleven months ended December 31, 1997. Management anticipates that maintenance, support and services revenue will increase as a percentage of total revenue in future periods.

  Hardware and Other Items Purchased for Resale. Hardware and other items purchased for resale consist of costs incurred to purchase hardware, and include costs of forms and postage, outsourced hardware maintenance, third-party software and other items for resale in connection with sales of new systems and software. The costs required to install such systems and to perform software maintenance and support services are reported in selling, general and administrative expenses. For the year ended December 31, 1998, cost of hardware and other items purchased for resale was $12.6 million, or 19.7% of revenue, compared to $4.3 million, or 23.7% of revenue, for the eleven months ended December 31, 1997. The increase in cost of hardware and other items purchased for resale reflects primarily the increase resulting from InfoCure's acquisitions. The decrease in cost of hardware and other items purchased for resale as a percentage of revenue reflects a lower percentage of revenue from sales of hardware.

  Selling, General and Administrative. Selling, general and administrative expense includes salaries and benefits, product development expense, product maintenance and support expense, variable commissions and bonuses, advertisement and promotional marketing materials, travel, communications, facilities, insurance and other administrative expense. Selling, general and administrative expense increased to $34.7 million, or 54.5% of revenue, for the year ended December 31, 1998 compared to $11.7 million, or 63.8% of revenue, for the eleven months ended December 31, 1997. This increase reflects primarily an increase in the marketing and administrative personnel and other selling and administrative costs necessary to support the consolidated businesses of the acquired companies. The decrease in selling, general and administrative expense as a percentage of revenue reflects InfoCure's ability to take advantage of economies of scale resulting from the larger installed customer base and a higher base of revenue realized from its acquisitions.

  Depreciation and Amortization. Depreciation and amortization expense was $4.3 million, or 6.8% of revenue, for the year ended December 31, 1998 compared to $1.1 million, or 6.0% of revenue, for the eleven months ended December 31, 1997. Increased depreciation and amortization expense represents primarily the significant increase in goodwill arising from InfoCure's acquisitions.

  Purchased Research and Development. Purchased research and development expense was $9.0 million, or 14.1% of total revenue, for the year ended December 31, 1998. This expense represents charges related to the write off of certain in process research and development costs associated with the HSD acquisition.

  Asset Impairment and Restructuring Costs. Asset impairment and restructuring costs were $1.9 million, or 2.9% of total revenue, for the year ended December 31, 1998 compared to $11.1 million, or 60.9% of total revenue, for the eleven months ended December 31, 1997. This decrease represents the completion of the restructuring plan in the second quarter of 1998.

  Operating Income (Loss). Income from operations was $1.2 million, or 2.0% of revenue, for the year ended December 31, 1998 compared to a loss of $9.9 million, or 54.4% of revenue, for the eleven months ended December 31, 1997. This increase represents primarily the profitable results of operations of InfoCure's acquisitions, as well as efficiencies realized by InfoCure from a larger installed customer base and higher total revenue.

  Interest, Net. Net interest expense increased to $3.5 million for the year ended December 31, 1998 compared to $344,000 for the eleven months ended December 31, 1997. This increase reflects primarily increases in interest expense associated with indebtedness incurred to complete InfoCure's acquisitions.

  Other, Net. Net other income decreased to $81,000 for the year ended December 31, 1998 compared to $223,000 for the eleven months ended December 31, 1997. This decrease relates primarily to one-time other income related to the RADMAN merger.

  Income Tax Benefit. The benefit for income taxes was $334,000 for the year ended December 31, 1998 compared to $1.3 million for the eleven months ended December 31, 1997.

 Eleven Months Ended December 31, 1997 Compared to Year Ended January 31, 1997

  Total Revenue. Total revenue for the eleven months ended December 31, 1997 was $18.3 million compared to total revenue of $6.4 million for the year ended January 31, 1997. This increase of $11.9 million in total revenue primarily reflects the completion of the acquisition of the Founding Companies and Subsequent Acquisitions completed in 1997 as of their respective effective dates. Revenue for periods prior to July 10, 1997 included only revenue of InfoCure's predecessor, American Medcare, and its consolidated subsidiaries. Systems and software revenue was $9.7 million for the eleven months ended December 31, 1997, or 53.3% of revenue, compared to $3.9 million, or 60.7% of total revenue, for the year ended January 31, 1997. Maintenance, support and services revenue was $8.5 million for the eleven months ended December 31, 1997, or 46.7% of total revenue, compared to $2.5 million, or 39.3% of total revenue, for the year ended January 31, 1997.

  Hardware and Other Items Purchased for Resale. For the eleven months ended December 31, 1997, cost of hardware and other items purchased for resale was $4.3 million, or 23.7% of total revenue, compared to $1.2 million, or 18.8% of total revenue, for the year ended January 31, 1997. The increase in cost of hardware and other items purchased for resale reflects primarily the increase resulting from InfoCure's acquisitions. The increase in cost of hardware and other items purchased for resale as a percentage of revenue reflects increased revenue from sales of hardware as a percentage of total revenue.

  Selling, General and Administrative. Selling, general and administrative expense increased to $11.7 million, or 63.8% of revenue, for the eleven months ended December 31, 1997, compared to $5.4 million, or 85.5% of revenue, for the year ended January 31, 1997. This increase reflects primarily additional marketing and administrative personnel and other selling and administrative costs necessary to support the significantly expanded business associated with InfoCure's acquisitions completed during the eleven months ended December 31, 1997. The decrease in selling, general and administrative expense as a percentage of revenue reflects InfoCure's ability to take advantage of economies of scale resulting from the larger installed customer base and a higher base of revenue realized from its acquisitions.

  Depreciation and Amortization. Depreciation and amortization expense was $1.1 million, or 6.0% of revenue, for the eleven months ended December 31, 1997, compared to $237,000, or 3.7% of revenue, for the year ended January 31, 1997. Increased depreciation and amortization expense represents primarily the significant increase in goodwill resulting from InfoCure's acquisitions completed during the eleven months ended December 31, 1997.

  Asset Impairment and Restructuring Costs. In the eleven months ended December 31, 1997, InfoCure incurred a cost of $11.1 million associated with the restructuring plan.

  Operating Income (Loss). Loss from operations was $9.9 million, or 54.4% of revenue, for the eleven months ended December 31, 1997, compared to the loss from operations of $505,000, or 8.0% of revenue, for the year ended January 31, 1997. The loss from operations resulted primarily from the costs associated with the restructuring plan.

  Interest, Net. Net interest expense increased to $344,000 for the eleven months ended December 31, 1997 compared to $82,000 for the year ended January 31, 1997. This increase reflects primarily increases in interest expense associated with indebtedness incurred to complete InfoCure's acquisitions.

  Other, Net. Net other income increased to $223,000 for the eleven months ended December 31, 1997, compared to $5,000 for the year ended January 31, 1997. This increase relates primarily to one-time other income related to the RADMAN merger.

  Income Tax Benefit. InfoCure realized income tax benefits in the amounts of $1.3 million and $868,000 for the eleven months ended December 31, 1997 and the year ended January 31, 1997, respectively.

Liquidity and Capital Resources

  Since its inception, InfoCure has financed its operations through a combination of commercial borrowings, cash generated from operations and sales of equity. As of December 31, 1998, InfoCure had cash and cash equivalents of $8.6 million and working capital of $481,000. During the year ended December 31, 1998, InfoCure generated $6.1 million of cash from operating activities, representing principally a net loss of $1.9 million plus non-cash charges of $9.0 million and $1.9 million for in process research and development and asset impairment, respectively, and non-cash depreciation and amortization expenses of $4.3 million offset by an increase in accounts receivable of $7.5 million.

  During the year ended December 31, 1998, cash used in investing activities was $65.9 million, representing primarily cash used for acquisitions of $60.2 million and property and equipment purchases of $2.6 million. Of the cash invested in acquisitions, $42.0 million, $12.8 million and $5.3 million were used to acquire HSD, Micro-Designs and MSI, respectively. A substantial portion of the property and equipment costs represented InfoCure's investment in its telecommunications infrastructure.

  During the year ended December 31, 1998, InfoCure generated cash from financing activities of $66.7 million, including $55.2 million net proceeds from its credit facility, $7.8 million net proceeds from the issuance of the Series A Preferred and $6.8 million net proceeds from the private placement to an institutional investor. These net proceeds were principally used to fund InfoCure's acquisitions of PACE, Micro-Designs and MSI. In October 1998, InfoCure used $41.2 million from the credit facility to fund a portion of the purchase price for HSD.

  InfoCure's credit facility with Finova Capital Corporation is comprised of
(a) a $10.0 million term loan; (b) a $20.0 million acquisition loan; and (c) a $40.0 million convertible bridge loan. Outstanding principal amounts under the term loan and acquisition loan are due in 16 equal quarterly installments commencing January 1999 as follows: for the term loan, installments of $527,000 each and for the acquisition loan, installments of $1.2 million each. Outstanding principal amounts under the convertible bridge loan are due quarterly commencing April 1, 1999, and are payable as follows: four payments of $1.0 million each; eight payments of $2.0 million each; two payments of $4.0 million each; and one payment in the amount of the balance outstanding. The convertible bridge loan must be repaid to the extent of proceeds received by InfoCure from any public offering of securities. Additionally, the lender has the right to demand a $10.0 million prepayment of the convertible bridge loan at any time before May 22, 1999 and is entitled to certain additional annual prepayments based on InfoCure's excess cash flow. Prepayment premiums ranging from 1% to 3% of principal outstanding apply to early payment of principal amounts under the term loan and the acquisition loan. The interest rates on the term loan and the convertible bridge loan are fixed at 9.50% per year. The interest rate on the acquisition loan is the lender's base rate plus 1% through March 31, 1999. After March 31, 1999, the rate is the lender's base rate plus a percentage based on InfoCure's senior debt service coverage ratio. Interest on all three loans is due quarterly, in arrears, on the same dates as the principal payments. The credit facility must be paid in full not later than October 28, 2002. The credit facility is secured by substantially all of InfoCure's assets. InfoCure plans to prepay approximately $65.2 million of the outstanding balance on the credit facility with the proceeds from this offering, which will result in a charge of approximately $5.1 million for the early extinguishment of this debt in the second quarter of 1999. InfoCure is currently negotiating with various lenders to increase its credit facility to $100.0 million. No assurance can be given, however, that InfoCure will be able to secure an increase of its credit facility in this amount or at all. See "Risk Factors--Our Financial Statements May Reflect Charges Associated with Acquisitions and Other Events."

  On February 9, 1998, InfoCure completed the private placement of 850,060 shares of Series A Preferred, resulting in gross proceeds to InfoCure of $8.5 million and net proceeds of approximately $7.8 million after payment of selling commissions to the placement agent for the offering and other expenses of the offering. InfoCure granted to the placement agent a warrant to acquire 100,000 shares of InfoCure's common stock at an exercise price of $9.00 per share. The Consolidated Financial Statements of InfoCure reflect an accretive dividend attributable to the preferred stockholders in the amount of $800,000 with respect to the issuance costs and the fair market value of the warrant related to the Series A Preferred. The Series A Preferred will convert to 1,000,070 shares of common stock upon the completion of this offering.

  On September 28, 1998, InfoCure completed the sale of 203,338 shares of common stock for $2.5 million in a private placement to an institutional investor. The investor committed to invest an additional $7.5 million, which must be invested from time to time at the request of InfoCure in its sole discretion and subject to certain price and trading volume limitations, upon the exercise of put options through March 28, 2000. Subsequently, InfoCure completed the sale of 147,984 shares of common stock for $2.5 million in December 1998 and the sale of 80,000 shares of common stock for $2.0 million in January 1999. See "The Company" and Note 11 to the Consolidated Financial Statements of InfoCure.

  In connection with the HSD acquisition, InfoCure delivered to The Reynolds and Reynolds Company a $10.0 million, five-year, convertible promissory note, bearing interest per annum at rates commencing at 8.0% and increasing each year to a maximum of 14.0%. The note is convertible at the option of InfoCure during the first year of the term into common stock at a price based on the price of the common stock in an underwritten public offering or the average market value of the common stock over a period of time prior to the conversion date. In addition, InfoCure delivered to The Reynolds and Reynolds Company a $2.0 million subordinated promissory note payable within 120 days of the closing of the HSD acquisition. See Note 14 to the Consolidated Financial Statements of InfoCure.

  InfoCure believes that the proceeds of this offering, together with its operating cash flow, available funds under the credit facility and proceeds from the private placement to the institutional investor, will be sufficient to fund InfoCure's working capital requirements through at least the next twelve months. InfoCure currently intends to use proceeds from this offering principally to repay indebtedness under the credit facility. InfoCure expects to finance future acquisitions, if any, through one or more of the following sources: cash from operations, the credit facility or other indebtedness, and issuances of common stock or other securities. No assurance can be given that InfoCure will generate cash from operations or that external capital will be available on terms acceptable to InfoCure, or at all. See "Use of Proceeds."

New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. SFAS No. 130 requires companies to display, with the same prominence as other financial statements, the components of other comprehensive income. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 was adopted in 1998 but does not have any impact on InfoCure's consolidated financial statements.

  In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 was adopted in 1998 but had no effect on InfoCure's financial statements.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities on the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (a) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, or (b) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized as income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Historically, InfoCure has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, InfoCure does not expect adoption of the new standard on January 1, 2000 to affect its financial statements.

  Statement of Position 97-2, Software Revenue Recognition, issued in October 1997, superseded SOP 91-1 and was effective for InfoCure for transactions entered into after December 31, 1997. This statement provides guidance on applying GAAP in recognizing revenue on software transactions and establishes certain criteria for revenue recognition. InfoCure adopted SOP 97-2 in the first quarter of 1998. The adoption of this statement did not have a significant impact on InfoCure's consolidated financial statements and is not expected to have a significant impact in the future.

  SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, issued in April 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use and determining whether computer software is for internal use. This statement is effective for fiscal years beginning after December 15, 1998. Adoption of this statement is not expected to have a significant impact on InfoCure's financial statements.

Costs Related to Year 2000 Readiness

  InfoCure has implemented a plan in which it assesses, modifies and tests its products to determine whether they are able to properly distinguish dates beginning on January 1, 2000. InfoCure is taking the following steps to determine the year 2000 readiness of its products:

  . review products that it will continue to market and support to determine how they process dates;

  . design and complete modifications to fix any date processing issues that it identifies for these products;

  . test products to determine that they can process dates on or after January 1, 2000; and

  . deliver these modifications to InfoCure's customers for installation and use.

As a result of these assessments, modifications and tests, InfoCure believes that a majority of its products will properly make this distinction. With respect to the rest of the products that it intends to support, InfoCure has implemented a program for developing and installing modifications that address date processing issues. In general, these modifications represent relatively short segments of software code. Customers that are on current maintenance contracts qualify to receive these modifications. InfoCure believes that it will complete its year 2000 readiness program by July 1999, but InfoCure cannot be certain that it will do so. InfoCure could experience delays or failures developing or implementing year 2000 readiness modifications. InfoCure also may be required to hire additional technical personnel to address year 2000 readiness issues, and there can be no guarantee that such additional personnel will be available. In addition, customers may not install software solutions in a proper or timely manner, and InfoCure may not be able to locate affected customers that are not currently a party to a maintenance contract. Further, because a customer's products are often interfaced with the customer's existing third-party applications, its products, and potentially InfoCure's products, may not operate properly due to year 2000 problems in such third-party applications. InfoCure estimates that the remaining costs to complete its year 2000 readiness program are approximately $400,000. These estimates are based on assumptions that InfoCure believes to be reasonable at this time; however, no assurance can be given that these assumptions will remain accurate. While InfoCure does not expect that the failure of any of its products to be year 2000 ready will have a material adverse effect on its business or results of operations, InfoCure cannot guarantee that any such failure would not have such an effect.

  Multiple lawsuits relating to year 2000 issues have been filed against certain of InfoCure's competitors. The plaintiffs in these lawsuits have sought compensatory damages and equitable and injunctive relief. InfoCure has taken measures to avoid these types of lawsuits. However, one of InfoCure's customers has initiated an arbitration claim asserting that software it purchased from InfoCure does not properly distinguish dates beginning on January 1, 2000. InfoCure is no longer selling or supporting this software and is attempting to resolve this dispute. InfoCure believes that this arbitration, regardless of its outcome, will not result in a material adverse effect on InfoCure. As InfoCure develops and implements its year 2000 readiness plan, InfoCure cannot guarantee that additional year 2000 related claims will not be brought against it in the future, that the assertion of such claims will not result in litigation or that InfoCure would prevail in such litigation. Litigation, regardless of its outcome, could result in substantial costs, divert management's attention from its operations and impact customer purchasing decisions. Any such litigation could have a material adverse effect on future results.

  The year 2000 problem also creates a risk of unforeseen problems in the computer systems InfoCure uses in its business and in the systems of third parties with whom InfoCure conducts business. InfoCure has substantially completed its assessment of its software and hardware systems and InfoCure believes that the substantial majority of its internal systems will properly distinguish dates beginning on January 1, 2000. InfoCure also has contacted parties with whom InfoCure conducts a material amount of business to assess the year 2000 readiness of the software and systems in their businesses. InfoCure intends to complete its determination of year 2000 readiness by these third parties by June 1999 and to develop strategies to assure that no material business disruptions result from third-party problems. These strategies may include demanding assurance that current business partners achieve timely year 2000 readiness or, in the absence of such assurance, contracting with alternate third parties or developing solutions to work around any such third-party issues. Because InfoCure has not yet determined the expense and related potential effect of year 2000 readiness by its third-party business partners, InfoCure cannot guarantee that non-readiness by these third parties will not have a material adverse effect on future results.

                                    BUSINESS


Industry Overview

  Healthcare costs in the United States have risen dramatically over the past two decades and, according to the Healthcare Financing Administration, now represent approximately $1.0 trillion or 14% of the annual gross domestic product. Federal and state governments, insurance carriers and other third-party payors have moved aggressively to control these rising costs. One of the ways in which these entities have managed rising costs has been to employ alternative reimbursement models to replace the fee-for-service reimbursement model which has been the traditional basis for payment for healthcare services. Such alternative reimbursement models include managed care, fixed-fee and capitated models of reimbursement. The result of these generally more restrictive reimbursement practices has been a dramatic increase in the complexity of accounting, billing and collecting payment for healthcare services.

  To address these challenges, healthcare providers are increasingly utilizing information technology, including practice management systems. While spending for information technology within the healthcare industry has historically been below that of other industries, healthcare information technology expenditures are, according to Sheldon I. Dorenfest & Associates, Ltd., expected to grow from $13.6 billion in 1997 to $21.0 billion by the year 2000. Infocure believes that expenditures within the practice management segment of the healthcare information technology industry will grow at a similar pace.

  Practice management systems include a range of software products and services for physicians and other healthcare providers. Most practice management systems provide several common functions, including practice administration functions, such as patient scheduling; financial functions, such as patient billing and receivables management; and may include clinical functions, such as preventative care notification. Beyond these common functions, the continued evolution of information and telecommunication technologies has led to the development of electronic commerce tools for integration with practice management systems. These tools can help to improve a healthcare practice's cash flow by facilitating electronic data interchange, thereby enabling more accurate and rapid submission of claims to third-party payors and more rapid receipt of corresponding reimbursements.

  According to American Health Consultants, nearly half of the total health claims submitted in the United States annually are processed manually. Paper claims require more time and are significantly more expensive to prepare, file and process than electronically-submitted claims. American Health Consultants' data suggest that the combined costs to payors and providers of processing a manual claim total approximately 15% of the average claim amount. Electronic data interchange transactions, on the other hand, can be processed directly with third-party payors or channeled through processing clearinghouses at significantly lower costs to the provider and the payor. Because of these significant cost savings, some payors are beginning to require practitioners to submit reimbursement claims electronically.

  Providers have also recognized a growing need for decision support tools that access and analyze the increasing volume of financial and clinical information generated by their practices. As the continued evolution of managed care requires physicians to be "at risk" for the costs associated with providing healthcare services, individual physicians will need advanced information technology to aggregate and evaluate financial and clinical information in an effort to manage their practices more efficiently and profitably.

  The practice management systems industry in the United States is highly fragmented, with a large number of relatively small, regionally focused companies and few national vendors. Most of these smaller competitors lack the financial and technical resources to develop, effectively market and support the advanced software products demanded by the marketplace. Many of these vendors are increasingly willing to combine with larger practice management systems vendors that have substantially greater financial, technical and managerial resources.

Strategy

  InfoCure's objective is to become the leading provider of advanced, specialty-specific practice management systems within targeted healthcare specialties. InfoCure's principal strategies to achieve this objective include:

  Continue to take advantage of niche market opportunities. InfoCure has developed significant market share within targeted niche healthcare specialties. These specialties are attractive to InfoCure because they have specific needs requiring related practice expertise. In addition, these segments are highly fragmented with several significant, but typically not dominant, players. InfoCure plans to continue to enhance its leadership position within the markets it currently serves while broadening its presence in new market niches through both internal marketing initiatives and additional strategic acquisitions.

  Cross-sell services and pursue opportunities with existing customers. With over 11,081 customer sites, InfoCure has the ability to generate significant growth by cross-selling additional products and services to its installed base. InfoCure intends to focus attention on cross-selling its advanced, value-added products, such as electronic data interchange services and InfoMine, to these existing customers. InfoCure believes that its strong relationship with customers positions InfoCure to be the vendor of choice within its client base.

  Expand the features of products and services offered. Through both internal development and acquisitions, InfoCure intends to continue to provide increasingly advanced technology solutions and additional customized services. InfoCure believes this will allow it not only to capture new customers but also to offer additional products and services to InfoCure's existing customer base.

  Establish a national marketing identity. InfoCure has implemented efforts to create a strong brand identity within the physician practice management software industry. InfoCure has done so by tying all of its products together with common marketing materials under one corporate name. In addition, InfoCure has commenced InfoTour, a seminar program which enables InfoCure to meet face-to-face with customers to strengthen its relationship with them while apprising them of the new products and features available within InfoCure's core suite of products. InfoCure believes these continuing efforts will increase awareness of its latest technologies within its targeted market niches.

  Take advantage of economies of scale. InfoCure has made significant investments in its employees and the facilities and equipment necessary to support them. InfoCure recently implemented a company-wide rollout of advanced communications, accounting and client tracking systems. As a result, InfoCure has built an infrastructure that it believes can support a level of business significantly larger than currently exists. InfoCure intends to continue to leverage this investment in infrastructure through both internal growth and strategic acquisitions.

Products and Information Services

  InfoCure offers a wide range of practice management software products to healthcare providers in targeted specialty markets. These products are designed to automate the administrative, financial and clinical information management functions of office-based, hospital-based and enterprise-wide healthcare practices. In addition to providing standard practice management features, many of InfoCure's software products offer advanced features that serve the specific needs of InfoCure's targeted healthcare practice specialties. For example, anesthesiologists are required to bill their services on the basis of time units; oral and maxillofacial surgeons must have the capability to process both medical and dental claims; orthodontists must have the ability to offer their patients contract billing alternatives; and radiologists require specialized scheduling, film tracking and image delivery capabilities. InfoCure also offers decision support software, add-on software modules and electronic data interchange services.

 Specialty Markets

  As of March 26, 1999, InfoCure had an installed base of 11,081 customer sites representing an estimated 65,600 healthcare providers and had systems installed in 50 states. The number of customer sites and the estimated number of providers in InfoCure's targeted specialties are set forth in the table below. InfoCure has focused its product development and marketing efforts on these practice specialties.

                                                  Number of    Estimated Number
     Practice Specialty                         Customer Sites   of Providers
     ------------------                         -------------- ----------------
     Anesthesiology...........................         171           6,500
     Dental...................................         744           1,500
     Dermatology..............................         200             500
     Emergency Medicine.......................          32           1,300
     General Medical..........................       1,263           3,600
     Larger Medical Practices Utilizing AS/400
      Technologies............................         606          16,400
     Oral and Maxillofacial Surgery...........       1,601           4,100
     Orthodontics.............................       2,424           3,300
     Pathology................................          32           1,300
     Podiatry.................................       3,296           4,700
     Radiology................................         712          22,400
                                                    ------          ------
         Total................................      11,081          65,600
                                                    ======          ======

 Principal Products

  InfoCure classifies its principal practice management software products as either "core" or "classic." Core products offer advanced functionality and operate with the latest generation of operating systems and hardware platforms. In addition, core products are the primary products currently offered to InfoCure's targeted practice specialties and are the focus of InfoCure's ongoing product development and marketing efforts. Classic products, while continuing to offer adequate functionality, typically lack the most advanced practice management features and are not designed for the latest generation of operating systems. Currently, InfoCure actively markets twelve core products and supports 19 classic products. Approximately 15% of InfoCure's practice sites use core products, while approximately 80% use classic products. InfoCure believes there is a significant opportunity to provide system upgrades to those customers utilizing classic and other non-core products by providing a migration path to its core products. While InfoCure no longer actively markets its classic products, it will continue to provide customer support for its classic products until it determines that it is no longer cost effective to do so. Additionally, approximately 5% of InfoCure's customers currently are using products that were written for operating systems or hardware platforms that are generally no longer supported by their respective vendors. InfoCure is actively promoting the migration of customers utilizing these products to newer products and intends to retire these products at the earliest possible opportunity.

  The following chart describes how InfoCure's principal products serve targeted specialties and practice areas:


 Specialties and Practice
       Areas Served           Principal Products         Practice Specific Features
 Anesthesiology                   Micro*Star        . Time and unit billing
                                                    . Single entry physician/Certified
                                                      Registered Nurse Anesthetist
                                                      charge creation
                                                    . Integrated procedure and
                                                      diagnostic coding
                                                    . Automated concurrency calculation
                                                    . Billing for treatment of acute or
                                                      chronic pain
                                                    . Quality outcomes measurements
----------------------------------------------------------------------------------------
 Dermatology                        Kiron           . Open item patient and insurance
                                                      processing
                                    Wisdom          . Encounter form scanning
                                                    . Cross-coding integration
                                                    . Automatic modifier generation
                                                    . Multi-resource scheduling
----------------------------------------------------------------------------------------
 General Medical                  WinMED CS         . Open item patient and insurance
                                                      processing
                                    Wisdom          . Patient charting via progress
                                                      notes, billing, narrative history
                                                      and correspondence history
                                                    . Multi-facility management, billing
                                                      and reporting
                                                    . Prescription tracking and
                                                      processing
                                                    . Customizable insurance and
                                                      statement form templates
----------------------------------------------------------------------------------------
 Larger Medical Practices           Ideal           . Multi-clinic capabilities/roll-up
                                                      reporting
 Utilizing AS/400                                   . Global patient records across
                                                      clinics
 Technologies                                       . Preventative care and outcomes
                                                      analysis
                                                    . Occupational medicine capabilities
                                                    . Laboratory requisition
                                                    . Chart tracking with bar code
                                                      capability
                                                    . Integrated medical records
----------------------------------------------------------------------------------------
 Oral and Maxillofacial           WinOMS CS         . Medical and dental claim
  Surgery                                             processing and cross-coding
                                                    . Surgery narrative reporting
                                                    . Surgery stage tracking
                                                    . Implant tracking
                                                    . Pretreatment estimating and
                                                      treatment planning
                                                    . Image integration into patient
                                                      records
----------------------------------------------------------------------------------------
 Orthodontics                      OPMS/32          . Contract billing via payment
                                                      coupons
                                  Orthotrac         . Time scheduling by units of doctor
                                                      and assistant time per procedure
                                                    . Treatment charting
                                                    . Diagnostic and treatment planning
                                                    . Automatic patient treatment
                                                      milestone tracking
                                                    . Imaging
----------------------------------------------------------------------------------------
 Podiatry                           Wisdom          . Open item patient and insurance
                                                      processing
                                                    . Medicare-specific podiatry
                                                      requirements
                                                    . Progress notes, histories and
                                                      physician operating reports and
                                                      correspondence
                                                    . Integrated speech recognition
                                                    . Customizable insurance and
                                                      statement form templates
----------------------------------------------------------------------------------------
 Hospital-based                    Sentinel         . Automatic calculation of weekly
  Providers:                                          treatments
 Emergency Medicine                                 . Capability to upload transcription
 Pathology                                            from outside sources
 Radiology                                          . Bar code payment posting
                                                    . Integrated managed care features
                                                      to monitor contracts and verify
                                                      eligibility

  InfoCure has designed its core software products to offer advanced functionality and to operate with the latest generation of operating systems and hardware platforms. InfoCure believes that PC-based practice management systems are standardizing on the Windows family of operating systems. InfoCure's PC-based core products use Microsoft Corporation's relational database software, operating system software and networking software. InfoCure has adopted 32-bit client/server technology in its PC-based core products, maximizing their scalability in local and wide area network environments.

  Many larger healthcare practices, including clinics, hospital-based practices and other enterprise-wide providers, utilize mid-range computer platforms. There are several mid-range computer platforms that are used by these larger healthcare practices. InfoCure believes that AS/400-based systems will continue to represent a significant portion of installed mid-range computer platforms. InfoCure's mid-range core product, Ideal, is written for the AS/400 platform.

  InfoCure's systems provide customers with significant benefits that enable them to manage their practices more efficiently. Its customers are able to choose from a menu of features and functions most essential to their practices, primarily in the following areas:

  . Administrative management--appointment scheduling, patient correspondence and referral analysis;

  . Financial management--payor billing, patient billing and accounts receivable management; and

  . Clinical information management--patient medical history, treatment planning and hospital interface.

  In addition to the standard and specialty-specific features of its core products, InfoCure has recently introduced InfoMine, a decision support tool designed to be compatible with all of InfoCure's core products and to further supplement their analytical features. InfoMine enables a provider to access, sort and display data according to any data element selected by the user, including payor, referral source, reimbursement rate, time interval or other variable. InfoMine provides the customer with the ability to consolidate reporting in a flexible format, to analyze the relationship between variables and to view such reports in real time. InfoMine offers practitioners a computerized solution for rapidly analyzing the performance of their practices, including the ability to analyze the profitability of various contractual relationships with payors. Currently, InfoMine is only available as part of InfoCure's anesthesiology product. InfoCure expects to offer InfoMine as part of its products for other practice specialties during 1999.

  InfoCure also develops add-on software modules providing enhanced functionality. Current add-on software modules include:

  . a scanning system that uses optical scanning technology to automate routine data entry tasks;

  . a voice-activated medical records application that translates dictation directly into InfoCure's software thereby permitting the on-site creation of accurate patient clinical reports;

  . a digital record keeping application that allows a practice to store and merge radiographic and photographic images with correspondence and clinical medical records; and

  . an interface that enables hospital-based physician practices to download patient data from hospital systems into InfoCure's practice management system.

 Information Services

  InfoCure's core software products enable electronic data interchange functions, including patient billing and insurance claims submission and remittance. The use of these electronic transactions can improve a healthcare practice's cash flow by enabling more accurate and rapid submission of claims to third-party payors and more rapid receipt of corresponding reimbursements. Electronic data interchange services currently include the following:

  . Electronic Patient Billing--electronically submits patient billing information from practices by dial-up modem or via the Internet to InfoCure's printing center or to independent national clearinghouses which process, print and mail invoices and provide billing reports to the practice.

  . Electronic Claims Submission--electronically submits insurance claims from practices to payors, either directly or through independent national clearinghouses.

  . Electronic Claims Remittance--electronically remits insurance payment and automatically posts explanation of benefits into the practice management system.

  InfoCure generates revenues by facilitating electronic transactions, currently processing more than 2.0 million electronic transactions each month through clearinghouse arrangements. InfoCure believes that clearinghouse arrangements serve customers better than electronic transactions directly with third-party payors because of a clearinghouse's ability to administer the creation and submission of claims, properly format data and facilitate reimbursements from multiple payors. Accordingly, InfoCure actively encourages its customers to enter into clearinghouse arrangements for their electronic transactions. InfoCure intends to offer additional electronic data interchange services, such as eligibility verification, referral authorization, precertification and claims status services.

Support Services

  InfoCure believes that customer satisfaction with ongoing support and services is critical to its success. InfoCure assists customers with the initial installation of systems and offers several alternatives for training and data conversion services. InfoCure's customer service and support groups are organized both by computer platform and practice specialty. In addition to providing on-site training for certain of its product lines, InfoCure maintains classroom-based training facilities in twelve locations throughout the United States. InfoCure sponsors continuing education programs, periodic newsletters and user group conferences, providing the user with current information, as well as an opportunity for InfoCure to demonstrate the features of new and enhanced products.

  InfoCure provides its customers with ongoing software support and services under annual agreements that typically have automatically renewable one year terms. These agreements provide for general support through access to help desks, error corrections to software, software upgrades within a product line and remote diagnostics. Customer support and services are provided through a wide area voice and data network which incorporates automated call distribution to route customer calls from any location to the appropriate support person, regardless of physical location. Additionally, InfoCure has acquired a company-wide customer support software system. This system, which is currently utilized to support approximately 44% of InfoCure's customers, operates within a client/server environment and provides client-tracking information to assist InfoCure support representatives. InfoCure's remaining customers are scheduled to be supported on this system by June 1999. Hardware support is generally provided directly by the manufacturer or its authorized reseller.

  InfoCure has invested significant resources in the systems, facilities and personnel required to provide outstanding service to its customers. As of March 26, 1999, the customer support and services group consisted of 436 employees, representing approximately 52% of InfoCure's total employee base.

Acquisition Integration

  InfoCure has developed a significant infrastructure to support the acquisition and integration of targeted businesses. This infrastructure consists of management and technical personnel, sophisticated communications technology and advanced financial and accounting software. An acquisition team, which includes key members of InfoCure's management and technical staff, identifies acquisition targets, performs due diligence investigations and negotiates the terms of each acquisition. An integration team, which includes key operational personnel, works with each acquired company to identify and complete the various post-acquisition tasks of integration, including incorporation of desired product features into InfoCure's products and consolidation of administrative and financial functions.

  InfoCure supports the integration of acquired businesses through company-wide communications and software systems. Dedicated T-1 telecommunications lines connect each of InfoCure's remote facilities enabling an integrated computer network and phone system. Each acquired business is rapidly migrated to this communications system in order to facilitate seamless integration with InfoCure's operations. InfoCure's accounting software is capable of standardizing the accounting and financial reporting of newly acquired companies rapidly, minimizing the time and expense associated with financial integration. InfoCure believes its infrastructure effectively positions it to continue to acquire new companies and facilitates the integration of the operations of each acquired company.

Product Development

  InfoCure's research and development organization, comprised of 188 full time employees as of March 26, 1999, is organized into product development, conversion and quality assurance groups. InfoCure's research and development efforts principally involve the incorporation of the best technologies from each acquired product into InfoCure's core practice management systems. InfoCure's research and development staff facilitates the integration of acquired products by conducting a technical review of acquired companies' software products to determine the best available functions and features within such products. Based upon this evaluation, InfoCure generally pursues one of the following alternatives for each acquired product:

  . incorporate the features of the product into one or more of InfoCure's core products; or

  . continue to market and support the product without revision.

  From time to time, InfoCure will choose to retire obsolete software products and actively migrate users to its core products. InfoCure continually refines its core products and rapidly deploys new features and advanced technologies into such products. Moreover, InfoCure's product development staff develops additional advanced practice management functionality for its core products and add-on software modules designed to be compatible with these core products. InfoCure is also seeking to expand its electronic data interchange services to include additional capabilities such as electronic eligibility verification, referral authorization, precertification and claims status.

Sales and Marketing

  InfoCure markets its products through a direct sales force, comprised of 93 marketing and sales personnel in 20 locations as of March 26, 1999. InfoCure organizes its sales force by specialty practice area and computer platform. The sales force is trained to understand the specialty-specific needs of its customers.

  Within its existing customer base, InfoCure promotes and sells system upgrades, maintenance services, add-on software modules and information services. In addition, InfoCure targets new customers principally through seminars, trade shows, telemarketing, direct mail campaigns and advertisements in various publications. To address the complex needs of larger potential customers, InfoCure recently formed an executive sales group. In addition, senior personnel and members of management assist in sales and marketing initiatives to larger and more technically-advanced potential customers. Through third-party sources, InfoCure offers its customers who purchase systems non-recourse financing with a rapid approval process.

Intellectual Property

  InfoCure regards its software as proprietary and protects its software primarily through reliance on copyright law and trade secret protection. InfoCure generally enters into written license agreements with customers which contain software license and support terms customary in the industry. In limited circumstances, InfoCure distributes its less expensive products under a form license agreement printed on or inside the package for the software. In most instances InfoCure provides its software products in a form that does not permit the software code to be altered by the user, although in a limited number of unique situations InfoCure has licensed products in a form that would allow such alterations. See "Risk Factors--We Must Protect Our Trade Secrets."

Competition

  InfoCure's principal competitors include both national and regional practice management systems vendors. Currently, the practice management systems industry in the United States is characterized by a large number of relatively small, regionally-focused companies, comprising a highly fragmented industry with only a few national vendors. Smaller, regionally-focused companies typically market their products to a single practice specialty. Until recently, larger, national vendors have targeted primarily large healthcare providers. InfoCure believes that the larger, national vendors may broaden their markets to include both small and large healthcare providers. In addition, InfoCure competes with national and regional providers of computerized billing, insurance processing and record management services to healthcare practices. As the market for InfoCure's products and services expands, additional competitors are likely to enter this market. InfoCure believes that the primary competitive factors in its markets are:

  . product features and functionality;

  . customer service, support and satisfaction;

  . price;

  . ongoing product enhancements; and

  . the reputation and stability of the vendor.

Some national competitors have greater financial, development, technical, marketing and sales resources than InfoCure. If competition in the practice management systems industry intensifies, InfoCure may be required to lower the prices of its products and services. See "Risk Factors--Competition Could Reduce Revenue From Our Products and Services."

Government Regulation

  The confidentiality of patient records and the circumstances under which such information may be used or released are subject to substantial regulation by state and federal laws and regulations. Regulations governing electronic health data transmissions are evolving rapidly and are often unclear and difficult to apply. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), signed into legislation on August 22, 1996, requires the Secretary of Health and Human Services to adopt national standards for certain types of electronic healthcare information transactions and the data elements used in such transactions, and to adopt standards to ensure the integrity and confidentiality of such information. In August 1998, the Secretary issued proposed standards specifying electronic transactional code sets, data security and electronic signature standards and certain provider and employer identifiers (standards governing identifiers for health plans have not yet been proposed). Final standards are expected following a public comment period for each proposal and are expected to become mandatory within 24 to 36 months thereafter. InfoCure believes that the proposed standards would not materially affect InfoCure's business if adopted as proposed. There can be no assurance, however, that such standards will be adopted as proposed or that the standards yet to be proposed, particularly those related to data security, will not have a material adverse effect on InfoCure's business, financial condition and results of operations.

  As required by the HIPAA legislation, the Secretary submitted recommendations to Congress for legislation to protect privacy and confidentiality of personal health information in September 1997. If Congress does not enact legislation by August 1999, HIPAA requires the Secretary to promulgate regulations concerning such protections. Legislation governing the dissemination of medical record information is frequently proposed and debated at both the federal and state levels. Such legislation, if enacted, could require patient consent before even coded or anonymous patient information may be shared with third parties and could also require that holders or users of such information implement specified security measures. Any material restriction on the ability of healthcare providers to obtain or disseminate patient information could adversely affect InfoCure's business, financial condition and results of operations.

  The FDA has jurisdiction under the 1976 Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act (the "FDC Act") to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. We have not determined to what extent InfoCure's practice management software products would be deemed to be a medical device subject to FDA regulation. The FDA has issued a draft policy statement under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications and otherwise comply with the requirements of the FDC Act applicable to medical devices. Recently, the FDA has initiated agency rulemaking which may exempt certain close-up medical image management devices from premarket notification procedures, but there can be no assurance that such an exemption actually will be adopted and, if so, that the rulemaking will apply to InfoCure's products. Non-compliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, total or partial suspension of production, refusal by the government to approve products, revocation of approvals or clearances previously granted and criminal prosecution. There can be no assurance that any final FDA policy governing computer products, once issued, or future laws or regulations concerning the manufacture or marketing of medical devices or healthcare information systems will not increase the cost and time to market of new or existing products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors--We May Be Subject to Changing Government Regulations."

Human Resources

  As of March 26, 1999, InfoCure employed 842 persons, including 93 in marketing and sales, 436 in customer support and services, 188 in product development and 125 in administration, finance and management. None of InfoCure's employees is subject to a collective bargaining arrangement. InfoCure considers its relations with its employees to be good.

                                   MANAGEMENT

Directors and Executive Officers

  The directors and executive officers of InfoCure and their ages as of the date of this prospectus are as follows:

      Name                      Age                  Position
      ----                      ---                  --------
Frederick L. Fine..............  40 Chief Executive Officer, President,
                                    Director and member of the Executive
                                    Committee
James K. Price.................  40 Executive Vice President, Secretary,
                                    Director and member of the Executive
                                    Committee
Richard E. Perlman.............  52 Chairman, Treasurer, Director and member of the Executive Committee
Lance B. Cornell...............  33 Senior Vice President--Finance; Chief
                                    Financial Officer
Michael E. Warren..............  44 Vice President--Human Resources and
                                    Director
R. Ernest Chastain.............  49 Vice President--Sales and Marketing
Donald M. Rogers...............  40 Chief Information Officer
Kurt I. Lawrence...............  47 Vice President--Research and Development
Gary W. Plumer.................  41 Vice President--Finance, Assistant
                                    Secretary and Assistant Treasurer
James D. Elliott...............  38 Director, member of the Audit and
                                    Compensation Committees
Raymond H. Welsh...............  67 Director, member of the Audit and
                                    Compensation Committees

  Frederick L. Fine is a founder of InfoCure and currently serves as its President and Chief Executive Officer. He has served as a director of InfoCure since its inception. Mr. Fine served as president of American Medcare from 1995 to 1997 and as president of International Computer Solutions, a subsidiary of American Medcare, from 1994 to 1997. From 1993 to 1995, Mr. Fine served as executive vice president of American Medcare, and from 1985 to 1994 served as executive vice president of International Computer Solutions, which he co-founded in 1985. From 1991 to 1993, Mr. Fine served as vice president of Newport Capital, Inc., predecessor to American Medcare. Mr. Fine has served as a director of InfoCure as well as American Medcare, International Computer Solutions and Newport Capital throughout the terms of his employment by each company. From 1983 to 1985, Mr. Fine was with Informatics General Corporation, a supplier of accounting software, and from 1981 to 1983 was with Moore Business Systems, a division of Moore Corporation Ltd., a provider of practice management systems. Mr. Fine holds a B.S. in Economics from the University of Georgia.

  James K. Price is a founder of InfoCure and currently serves as its Executive Vice President and Secretary. He has served as a director of InfoCure since its inception. Mr. Price served as executive vice president of American Medcare from 1996 until 1997 and was vice president from 1993 to 1995. Mr. Price co-founded International Computer Solutions and has served as its executive vice president since 1994, as vice president from 1987 to 1994 and as president from 1985 to 1987. In addition, from 1991 to 1993, Mr. Price was a vice president of Newport Capital. Mr. Price has served as a director of InfoCure as well as American Medcare, International Computer Solutions and Newport Capital throughout the terms of his employment by each company. From 1983 to 1985, Mr. Price was healthcare sales manager of Executive Business Systems, a practice management systems supplier, and from 1981 to 1983 was with Moore Business Systems. Mr. Price holds a B.A. in Marketing from the University of Georgia.

  Richard E. Perlman has served as InfoCure's Chairman and Treasurer since December 1997 and as a director since March 1997. From December 1997 until October 1998, Mr. Perlman served as InfoCure's Chief Financial Officer. Mr. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies, and has served as its president since its inception in May 1995. From 1991 to 1995, Mr. Perlman was executive vice president of Matthew Stuart & Co., Inc., an investment banking firm. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business.

  Lance B. Cornell has served as InfoCure's Senior Vice President of Finance and Chief Financial Officer since October 1998. Prior to joining InfoCure, Mr. Cornell served as vice president--controller and in other financial management roles at HBO & Company, a healthcare information systems company, from March 1992 through June 1998. Mr. Cornell holds a B.S. in Finance from the University of Colorado and is a Certified Public Accountant.

  Michael E. Warren has served as Vice President of InfoCure since December 1997, most recently as Vice President--Human Resources since August 1998. Prior to that time he served as InfoCure's Chief Financial Officer from December 1996 until December 1997. He has served as a director of InfoCure since March 1997. Mr. Warren served as vice president of operations and as chief financial officer of American Medcare from 1994 to 1996. From 1992 to 1994, Mr. Warren was director of provider systems at Millennium Healthcare, a supplier of electronic healthcare services. From 1986 to 1992, Mr. Warren was director of the Southeast Computer Risk Management Practice of Arthur Andersen, LLP. From 1983 to 1986, Mr. Warren worked as Manager of Systems Auditing for NationsBank, and from 1980 to 1983 was an accountant with Coopers & Lybrand, LLP. Mr. Warren holds a Masters in Business Information Systems from Georgia State University and a B.A. in Accounting from the University of Georgia. Mr. Warren is a member of the AICPA and a member of the Georgia Society of CPAs.

  R. Ernest Chastain has served as Vice President--Sales and Marketing of InfoCure since December 1997. Prior to joining InfoCure in December 1997, Mr. Chastain served as vice president--sales and marketing of AMC from November 1996. From 1994 until 1996 he served as vice president of sales of Quality Systems, Inc., a healthcare practice management company; and from 1993 to 1994, Mr. Chastain served as vice president of sales for ELCOMP, Inc., a healthcare practice management company. From 1983 to 1986, Mr. Chastain served as regional vice president for Contel Business Systems, Inc., a supplier of practice management systems, which was acquired in 1986 by Versyss, Inc., another practice management system supplier. From 1986 to 1992, Mr. Chastain served as vice president of sales management for Versyss, Inc. Mr. Chastain holds a B.A. in Marketing from the University of Georgia.

  Donald M. Rogers has served as InfoCure's Chief Information Officer since July 1998. Mr. Rogers served as a Vice President of InfoCure from April 1998 until July 1998 and as President of InfoCure's medical systems division from April 1997 until April 1998. He was the founder of DR Software and served as its president since its formation in 1983. From 1983 to 1984, Mr. Rogers was an account manager at HBO & Company, a healthcare information systems company, and from 1980 to 1983 was a systems analyst at NCR Corporation, a computer hardware manufacturer. Mr. Rogers holds a B.S. in Management from the State University of New York at Buffalo.

  Kurt I. Lawrence has served as InfoCure's Vice President--Research and Development since August 1998. Mr. Lawrence has led InfoCure's research and development efforts since joining InfoCure in March 1998. He founded MSI in June 1989 and served as its president and chief executive officer until MSI was acquired by InfoCure. Mr. Lawrence was founder, president and chief executive officer of Lawrence Data Systems, Inc. from 1983 until 1989 and from 1976 until 1982 he served as the director of the University of Rochester Medical Center's computing department.

  Gary W. Plumer has served as Vice President--Finance, Assistant Secretary and Assistant Treasurer of InfoCure since December 1997. He served as Controller for the Company from November 1996 until December 1997. Prior to joining the Company, Mr. Plumer served as divisional controller for Turner Broadcasting System, Inc., a worldwide broadcasting company, from April 1988 until November 1996. Mr. Plumer is a Certified Public Accountant and holds a B.B.A. in Finance from the University of Georgia.

  James D. Elliott has served as a director of InfoCure since March 1997. Mr. Elliott is the president of Cablepro, Inc., a computer/telephone cable systems integration company and has served in that position since 1991. He was president of GE Network Services from August 1996 until August 1997. Mr. Elliott co-founded Universal Data Consultants, Inc., a systems integrator, in 1983 and served as its president from 1983 until it was purchased by GE Capital Services Company in July 1996. Mr. Elliott has also served as a director of Abdata Systems, Inc. since February 1998. Mr. Elliott holds a B.S. in Economics from the University of Georgia.

  Raymond H. Welsh has served as a director of InfoCure since March 1998. He has served as senior vice president of PaineWebber Incorporated since January 1995. From August 1955 to January 1995, Mr. Welsh served as an investment broker, director, senior vice president and partner of Kidder Peabody & Co. Incorporated. Mr. Welsh is a trustee of the University of Pennsylvania, a trustee and member of the executive committee of the University of Pennsylvania Health System, and chairman of the Health System Capital Campaign, "Creating the Future of Medicine." Mr. Welsh received a B.S. in Economics from the Wharton School of the University of Pennsylvania.

  There are no family relationships between any of the directors or executive officers of InfoCure.

Terms of Directors

  The Board of Directors consists of seven directors each serving a one-year term. Currently, there are six directors serving on the Board of Directors and one vacancy. InfoCure's Bylaws permit the Board of Directors to fill vacancies. In addition, InfoCure's Bylaws divide the Board of Directors into three classes and each class serves for a staggered three-year term or until successors of such class have been elected and qualified. Messrs. Perlman and Warren are Class I directors and serve until the annual meeting of shareholders to be held in 1999. Messrs. Price and Welsh are Class II directors and serve until the annual meeting of shareholders to be held in 2000. Messrs. Fine, Elliott and any director appointed to fill the existing vacancy are Class III directors and will serve until the annual meeting of shareholders to be held in 2001. At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. To the extent there is an increase in the number of directors, the Board of Directors will distribute the additional directorships among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Non-employee Directors Stock Option Plan

  InfoCure's Board of Directors has adopted the InfoCure Corporation Directors' Stock Option Plan which provides for the grant of non-qualified stock options to directors who are not officers or employees of InfoCure or its subsidiaries. The directors' option plan was approved by InfoCure's stockholders in June 1998. Effective January 1998, each non-employee director who is first appointed or elected to the Board of Directors will be granted an option to purchase 10,000 shares of InfoCure's common stock. On each anniversary thereafter, non-employee directors will be eligible for annual grants of options to purchase 2,500 shares of common stock. The directors' option plan also allows the Compensation Committee of the Board of Directors to make extraordinary grants of options to non-employee directors. All options granted under the directors' option plan vest at a rate of 50% upon completion of each year of service by the non-employee director on the Board of Directors. Generally, no option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable only by the optionee during his or her lifetime. The exercise price of all options will be the fair market value of the shares of common stock on the date of grant, and the term of each option may not exceed ten years. Unless terminated sooner by the Board of Directors, the directors' option plan will continue in effect for a period of ten years or until all options outstanding thereunder have expired or been exercised. There are 100,000 shares of common stock reserved for issuance under the directors' option plan. As of March 26, 1999, options to acquire 27,500 shares of common stock have been granted pursuant to the directors' option plan at a weighted average exercise price of $7.22 per share.

  Effective October 23, 1998, the Board of Directors granted a non-qualified stock option to acquire 2,500 shares of common stock to each of Mr. Elliott and Mr. Welsh at an exercise price of $13.50 per share, subject to vesting of 50% upon the optionee's completion of each year of service on the Board of Directors. These options were not granted pursuant to the directors' option plan.

Employee Benefit Plans

  In October 1996, American Medcare adopted and issued stock options under its 1996 Stock Option Plan. In addition, in December 1996, InfoCure's Board of Directors and stockholders adopted the InfoCure Corporation 1996 Stock Option Plan. In June 1998, InfoCure's stockholders approved an amendment to InfoCure's option plan to allow 1,125,000 shares of common stock to be issued thereunder. Effective October 23, 1998, the Board of Directors approved an amendment to InfoCure's option plan, subject to stockholder approval, to reserve 3,000,000 shares of common stock to be issued thereunder.

  InfoCure's option plan and American Medcare's option plan each provide for the granting to officers, key employees and employee directors of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting of non-statutory stock options to employees and consultants. The stock option plans are administered by the Board of Directors, or a committee thereof, which determines the term of the option granted, the exercise price, when and to whom options are granted, shares subject to the option, the vesting schedule and the form of consideration payable at the exercise of the option.

  Incentive stock options granted under the stock option plans are not transferable by the optionee other than by will or the laws of descent and distribution, and each incentive stock option is exercisable only by the optionee during his or her lifetime. The exercise price of all incentive stock options granted under the stock option plans must be at least equal to the fair market value of InfoCure's common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the outstanding stock of InfoCure, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of InfoCure's common stock on the grant date and the maximum term of such option must not exceed five years. The term of all options granted under the stock option plans may not exceed ten years. All options expire one year after termination of an optionee's employment or engagement, unless such termination was for death or disability in which case such options expire two years after termination. Unless terminated sooner by the Board of Directors, stock options may be granted within ten years of the adoption of the respective stock option plan.

  Generally, stock options granted under the stock option plans to executive officers expire ten years from the date of grant and vest 25% per year on the anniversary of the date of grant, thus becoming fully exercisable on the fourth anniversary. Certain options granted under InfoCure's option plan become fully vested in the event that the common stock reaches a target average closing price for a specified number of consecutive trading days. Certain options granted to Messrs. Fine, Perlman and Price in September 1997 have longer vesting schedules. If the executive officer's employment is terminated for any reason, except upon a change of control, prior to the vesting of the option, that portion of the option which has not vested shall be terminated. Upon certain events resulting in a change of control of InfoCure, all options become fully vested.

  As of March 26, 1999, options to purchase 128,642 shares of common stock were outstanding under American Medcare's option plan at an equivalent weighted average exercise price of $4.19 per share and options to purchase 2,209,036 shares of common stock were outstanding under InfoCure's option plan at weighted average exercise price of $9.58 per share. No additional stock options will be granted under American Medcare's option plan.

Employee Stock Purchase Plan

  In June 1998, InfoCure's stockholders approved the InfoCure Corporation Employee Stock Purchase Plan which is intended to qualify under Section 423 of the Internal Revenue Code. InfoCure implemented the stock purchase plan during the first quarter of 1998. The stock purchase plan allows employees to purchase common stock through payroll deductions for 85% of the fair market value of the common stock. Participation in the stock purchase plan is voluntary. Employees may become participants in the stock purchase plan by authorizing payroll deductions of one to fifteen percent of their base pay or a set dollar amount for each payroll period. At the end of each three-month purchase period, each participant in the stock purchase plan will receive an amount of InfoCure's common stock equal to the sum of that participant's payroll deductions during the calendar quarter multiplied by 85% of the lower of the fair market value of InfoCure's common stock at the beginning of the calendar quarter, or the fair market value of InfoCure's common stock at the end of the quarter. Common stock which is purchased pursuant to the stock purchase plan is subject to a one-year holding period, and thus employees who purchase common stock under the stock purchase plan will not receive stock certificates for their shares until the one-year holding period has terminated. This holding period lapses upon certain events resulting in a change of control. No employee may participate in the stock purchase plan to the extent that such employee owns or would own 5% or more of the voting power of all classes of InfoCure's stock. There are currently 100,000 shares of common stock reserved for issuance under the stock purchase plan. InfoCure is permitted under the stock purchase plan to purchase shares of common stock on the open market for the purpose of reselling the shares to participants in the stock purchase plan. As of March 26, 1999, 5,534 shares have been purchased on the open market and re-sold by InfoCure to participants in the stock purchase plan. Effective October 23, 1998, the Board of Directors approved an amendment to the stock purchase plan, subject to stockholder approval within one year, increasing the number of shares of common stock reserved for issuance thereunder to 150,000, and deleting payment by personal check as an alternate method of payment for common stock purchased under the stock purchase plan.

Length-of-Service Stock Option Plan

  In June 1998, InfoCure's stockholders approved InfoCure's Length-of-Service Nonqualified Stock Option Plan which provides for the grant of nonqualified stock options to employees. Employees are eligible for the grant of options under the length-of-service plan based on the number of years of service which they have completed with InfoCure or a business which has been acquired by InfoCure. Upon completion of each of their first five years of service, employees are eligible to receive an option to purchase 50 shares of InfoCure's common stock. Upon completion of their sixth year of service, employees are eligible to receive an option to purchase 350 shares of common stock. Upon completion of each year of service after the sixth year of service, employees are eligible to receive an option to purchase 100 shares of common stock. Options granted under the length-of-service plan will be granted at an exercise price equal to the fair market value of the underlying common stock on the date of grant and, generally, will fully vest on the fourth anniversary thereof. The term of options granted under the length-of-service plan may not exceed ten years. Employees lose all non-vested options upon leaving the employment of InfoCure. Employees who leave InfoCure may exercise their options, to the extent vested, within 30 days after leaving the employment of InfoCure, except in the case of a termination for cause, in which case the employees lose all vested options upon termination. Options are exercisable only by optionees during their lifetime and, except by will or the laws of descent or distribution, are non-transferrable. Upon certain events resulting in a change of control, all outstanding options under the length-of-service plan fully vest and become immediately exercisable. The length-of-service plan will continue in effect for a period of ten years or until all options outstanding thereunder have expired or been exercised. Effective October 23, 1998, the Board of Directors approved an amendment to the length-of-service plan which, subject to stockholder approval, increases the number of shares of common stock reserved for issuance under the length-of-service plan to 500,000 from 150,000. As of March 26, 1999, options to acquire 216,650 shares have been granted at a weighted average exercise price of $9.39 per share.

Employment Agreements

  In July 1998, InfoCure entered into four-year employment agreements with Frederick L. Fine and James K. Price. Each agreement provides for an initial annual base salary of $125,000 and a severance payment equal to three times the then current annual base salary rate upon the termination of employment by InfoCure without cause or a voluntary termination in the event of a change of control of InfoCure. In addition, each agreement provides for incentive compensation pursuant to a program established by the Board of Directors, a cash bonus payment in the event that InfoCure meets certain earnings thresholds and a restricted stock grant payable in ten years or earlier if InfoCure's common stock attains certain market price thresholds. See "--Restricted Stock Awards." A market price threshold was achieved in January 1999 resulting in an acceleration of vesting in the amount of 50% of the stock covered by this restricted stock award. See "Risk Factors--Our Financial Statements May Reflect Charges Associated With Acquisitions and Other Events." Both executives are entitled to participate in InfoCure's employee benefit programs.

  Richard E. Perlman entered into a four-year employment agreement with InfoCure in January 1998 which provides for an annual base salary of $120,000 and a severance payment equal to three times the then current annual base salary rate upon termination of employment by InfoCure without cause or a voluntary termination in the event of a change of control of InfoCure. Under the agreement, Mr. Perlman is eligible to receive incentive compensation pursuant to a program established by the Board of Directors, a cash bonus payment in the event InfoCure meets certain earnings thresholds and a restricted stock grant payable in ten years or earlier if InfoCure's common stock attains certain market price thresholds. See "--Restricted Stock Awards." A market price threshold was achieved in January 1999 resulting in an acceleration of vesting in the amount of 50% of the stock covered by this restricted stock award. See "Risk Factors--Our Financial Statements May Reflect Charges Associated With Acquisitions and Other Events." In addition, Mr. Perlman may participate in InfoCure's employee benefit program.

  As of July 10, 1997, InfoCure entered into a two-year employment agreement with Donald M. Rogers which provides for an annual base salary of $110,000. In February 1998, InfoCure entered into a two-year employment agreement with Kurt
I. Lawrence which provides for an annual base salary of $110,000. Each of the foregoing employment agreements has a covenant that the executive may not compete with InfoCure for a period of one year following termination of employment. InfoCure has not adopted a formal bonus plan. However, all executive officers of InfoCure are eligible for a bonus, to be awarded at the sole discretion of the Board of Directors, which is dependent upon each executive officer's individual performance and the performance of InfoCure.

Restricted Stock Awards

  In June 1998, the Board of Directors approved restricted stock awards for 35,000 shares to Mr. Fine, 30,000 shares to Mr. Price and 30,000 shares to Mr. Perlman. The total value of these restricted stock awards was approximately $1.1 million on the date of grant. The restricted stock awards vest ratably over a ten-year term but vesting can be accelerated upon the occurrence of certain events. One-half of the shares subject to the restricted stock awards vested in the first quarter of 1999 when the average closing price of InfoCure's common stock was $25.00 or more for 20 consecutive trading days. InfoCure will incur an estimated compensation charge of $500,000 in the first quarter of 1999 related to the restricted stock awards to reflect this accelerated vesting. The remaining shares will vest immediately at the time the average closing price of InfoCure's common stock is $40.00 or more for 20 consecutive trading days. It is possible that InfoCure will incur an additional charge of up to $580,000 if this second accelerated vesting occurs. InfoCure does not expect to grant additional restricted stock awards in the future and therefore does not expect to incur compensation charges relating to restricted stock awards in the future.

Limitation of Liability and Indemnification of Officers and Directors

  Pursuant to InfoCure's Certificate of Incorporation and Bylaws, officers and directors shall be indemnified by InfoCure to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers or directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of InfoCure, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of InfoCure pursuant to the foregoing provisions or otherwise, InfoCure has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and, therefore, may be unenforceable.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of InfoCure capital stock as of the date of this prospectus, and as adjusted to reflect the sale by InfoCure of the common stock being offered hereby, by: (a) each director; (b) each stockholder known by InfoCure to be beneficial owners of more than 5% of the outstanding shares of common stock;
(c) the selling stockholders; and (d) all executive officers and directors of InfoCure as a group.

Information with respect to "beneficial ownership" shown in the table below is based on information supplied by the respective beneficial owner or by other stockholders as well as filings made with the SEC or furnished to InfoCure. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of calculating the percentage beneficially owned after the offering, the shares of common stock deemed outstanding include:

  . 8,888,936 shares outstanding as of March 26, 1999;

  . 1,000,070 shares issuable upon the conversion of the 850,060 shares of Series A Preferred concurrently with the effectiveness of the offering;

  . 100,644 shares issuable upon conversion of a note payable and other obligations concurrently with the effectiveness of the offering; and

  . shares issuable by InfoCure pursuant to warrants and options held by the respective person or group which may be exercised within 60 days following the date of this prospectus ("Presently Exercisable Options").

The shares outstanding exclude 47,500 shares that are issuable upon attainment of vesting goals applicable to restricted stock awards. See "Capitalization" and "Management--Restricted Stock Awards." For each person who beneficially owns shares of Series A Preferred, common stock ownership reflects the conversion of such Series A Preferred shares into shares of common stock at a conversion price of $8.50 per share. No shares of preferred stock will be outstanding after the offering.

  Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Shares of common stock beneficially owned by certain selling stockholders after this offering are registered pursuant the resale registration statement and will be immediately eligible to be sold in the public market either immediately or upon expiration of 30 or 90 day lock-up agreements executed by such selling stockholders. See "Shares Eligible For Future Sale." Unless otherwise specified, the mailing address of each beneficial owner is c/o InfoCure Corporation, 1765 The Exchange, Suite 450, Atlanta, Georgia 30339.

                                                   Common
                                 Common Stock     Stock to
                              Beneficially Owned  be Sold      Common Stock
                                 Prior to the      in the   Beneficially Owned
                                   Offering       Offering  After the Offering
                             -------------------- -------- --------------------
Name and Address of
Beneficial Owner              Shares   Percentage  Shares   Shares   Percentage
-------------------          --------- ---------- -------- --------- ----------
Directors, Officers and 5%
 Stockholders:
  Frederick L. Fine(1)......   527,718     5.9%        --    527,718     4.1%
  James K. Price(2).........   525,300     5.9         --    525,300     4.1
  Richard E. Perlman(3).....   352,055     3.9         --    352,055     2.7
  Michael E. Warren(4)......    84,192       *         --     84,192       *
  James D. Elliott(5).......    28,886       *         --     28,886       *
  Raymond H. Welsh(5).......    23,000       *         --     23,000       *
  All directors and
   executive officers as a
   group (11 persons)(6).... 1,802,328    19.4     10,177  1,792,151    13.8
  Crescent International
   Limited(7)...............   549,983     6.1    180,000    369,983     2.3
  William Herbert Hunt Trust
   Estate(8)................   548,932     6.0         --    548,932     4.2
  Reid W. Simmons(9)........   466,036     5.2         --    466,036     3.6
  James D. Davis(9).........   465,036     5.2         --    465,036     3.6
Selling Stockholders(10):
  Bailey, Joe M.............     6,220       *      1,866      4,354       *
  Ball, George L............     6,220       *      1,866      4,354       *
  Ball, Susan Huffard.......     6,220       *      1,866      4,354       *
  Barbour, Carol C..........     3,109       *        933      2,176       *
  Brewster, John C. and Mar-
   ianna....................     3,109       *        933      2,176       *
  Chadwick, Michael S.......     3,109       *        933      2,176       *
  Cockspur, Inc.............     6,220       *      1,866      4,354       *
  Cohn Holstead, Anne Lind-
   say......................     6,220       *      1,866      4,354       *
  Cohn, Bobby Smith.........     6,220       *      1,866      4,354       *
  Cohn, Kirby...............     6,220       *      1,866      4,354       *
  Cohn, Morton A............    43,543       *     13,063     30,480       *
  Colville, G. Christopher..     3,109       *        933      2,176       *
  Cummings, Alan G..........     6,220       *      1,866      4,354       *
  Custer, Thomas W..........     6,220       *      1,866      4,354       *
  Davis, Charles L.(11).....     1,555       *        466      1,089       *
  DeArman, William M........     6,220       *      1,866      4,354       *
  DelHomme, Louis...........     6,220       *      1,866      4,354       *
  Dillard, Max M............     6,220       *      1,866      4,354       *
  Drury, John E.............    12,441       *      3,732      8,709       *
  Duddlesten, Wayne B.......    12,441       *      3,732      8,709       *
  Elkins Jr., J.A. and Mar-
   garet W..................     6,220       *      1,866      4,354       *
  Ellis, Leigh and Mimi G...     3,109       *        933      2,176       *
  Ener Corporation..........     1,555       *        466      1,089       *
  Fitch, Don................     6,220       *      1,866      4,354       *
  Flom, Joseph..............     6,220       *      1,866      4,354       *
  Fordham, Scott............     3,109       *        933      2,176       *
  Frost Family I, Ltd.......     6,220       *      1,866      4,354       *
  Gunther, Don J. and Rose-
   mary T...................     3,109       *        933      2,176       *
  Hagans, Fred..............     6,220       *      1,866      4,354       *
  Hamblen III, Tolar........     3,109       *        933      2,176       *
  Harter, Steve.............     6,220       *      1,866      4,354       *
  Hebert, L. Carl and Edith
   C........................     6,220       *      1,866      4,354       *
  Herbold, William K. and
   Norma Rae................     3,109       *        933      2,176       *

                                             Common
                            Common Stock    Stock to   Common Stock
                            Beneficially    be Sold    Beneficially
                           Owned Prior to    in the   Owned After the
                            the Offering    Offering     Offering
                          ----------------- -------- -----------------
Name and Address of
Beneficial Owner          Shares Percentage  Shares  Shares Percentage
-------------------       ------ ---------- -------- ------ ----------
  Higdon Compton Insur-
   ance..................  3,109      *         933   2,176     *
  Hopson, Courtney Lyle
   Cohn..................  6,220      *       1,866   4,354     *
  Hutson, Miles A........  3,109      *         933   2,176     *
  J-All Partnership...... 18,661      *       5,598  13,063     *
  James Ventures, L.P.... 74,646      *      22,394  52,252     *
  Johnson, Walter........  3,109      *         933   2,176     *
  Jones, Austin and Mar-
   garet.................  6,220      *       1,866   4,354     *
  Jones, Samuel A........  3,109      *         933   2,176     *
  Keenan, Ltd............  6,220      *       1,866   4,354     *
  Keller, Susan K........  3,109      *         933   2,176     *
  Kinder, Nancy G........  6,220      *       1,866   4,354     *
  Kinder, Richard D......  6,220      *       1,866   4,354     *
  Kinney, Robert Larry...  6,220      *       1,866   4,354     *
  Lary, Robert W.........  6,220      *       1,866   4,354     *
  Lawlor, Michael P. and
   Helen C...............  6,220      *       1,866   4,354     *
  Lay, Kenneth L. and
   Linda P............... 12,441      *       3,732   8,709     *
  Lindsey Spicer #1
   Trust.................  6,220      *       1,866   4,354     *
  Lindstedt, Roger P..... 24,882      *       7,465  17,417     *
  Malanga, John H. and
   Jodi F................  1,555      *         400   1,155     *
  McAninch, Ed...........  6,220      *       1,866   4,354     *
  McClanahan, Randy J.
   and Jennifer G........  6,220      *       1,866   4,354     *
  McConnell, Michael H...  1,555      *         466   1,089     *
  McMaken, Bruce.........  1,555      *         466   1,089     *
  Mitchell, Michael......  3,109      *         933   2,176     *
  MJ & DJ Management Com-
   pany, Ltd.............  6,220      *       6,220     --      --
  Moorehead Jr., Donald
   F..................... 18,661      *       5,598  13,063     *
  Moorehead, George......  3,109      *         933   2,176     *
  Moorehead, Shelley B... 18,661      *       5,598  13,063     *
  Morris, Ben T.(12).....  6,220      *       1,866   4,354     *
  Mundy, John I.(12).....  3,109      *         933   2,176     *
  O'Neill, Katherine Hal-
   liday.................  3,109      *         933   2,176     *
  O'Quinn, John M........ 24,882      *       7,465  17,417     *
  Platinum Business In-
   vestment Company,
   Ltd................... 31,102      *       9,331  21,771     *
  Poarch, Donald L.......  3,109      *         933   2,176     *
  Quigley, Leroy E.......  3,109      *         933   2,176     *
  Rauch, Leonard.........  6,220      *       1,866   4,354     *
  Reamer, R.E. Individual
   Retirement Account....  3,109      *         933   2,176     *
  Rimmer, Roy T., Jr.....  6,220      *       1,866   4,354     *
  Rogers, Franelle.......  3,109      *         933   2,176     *
  Rome, Mark A...........  1,555      *         466   1,089     *
  Ross, Rex C. and Adrian
   T.....................  6,220      *       1,866   4,354     *
  Ryan, Nolan............  6,220      *       1,866   4,354     *
  Sanders, Brad D........  3,109      *         933   2,176     *
  Sanders, Bret D........  3,109      *         933   2,176     *
  Sanders, Christine M...  3,109      *         933   2,176     *
  Sanders, Don A.(12).... 46,653      *      13,996  32,657     *
  Sanders, Katherine U... 31,102      *       9,331  21,771     *

                                             Common
                            Common Stock    Stock to
                         Beneficially Owned be Sold     Common Stock
                            Prior to the     in the  Beneficially Owned
                              Offering      Offering After the Offering
                         ------------------ -------- ------------------
Name and Address of
Beneficial Owner         Shares  Percentage  Shares  Shares  Percentage
-------------------      ------- ---------- -------- ------- ----------
  Sanders, Laura K......   3,109      *         933    2,176      *
  Scott, Stephen D......  31,102      *       9,331   21,771      *
  Slovin, Bruce.........  12,441      *       3,732    8,709      *
  Spicer, Sherri........   6,220      *       1,866    4,354      *
  Tanglewood Family Lim-
   ited Part............   3,109      *         933    2,176      *
  Tate, Paul and Lara
   M....................   3,109      *         933    2,176      *
  Tompkins, Jack I......   6,220      *       1,866    4,354      *
  Towery, David.........   3,109      *         933    2,176      *
  Weir, Don and Julie
   Ellen................   3,109      *         933    2,176      *
  Weir, Eric G..........   3,109      *         933    2,176      *
  Weir, Lisa Dawn.......   3,109      *         933    2,176      *
  Wolf Canyon, Ltd. ....   6,220      *       1,866    4,354      *
  Humphrey, Todd
   J.(13)...............  22,725      *       2,000   20,725      *
  Micro-Software De-
   signs, Inc.(14)...... 270,000    3.0     135,000  135,000    1.0
  Lawrence, Karen
   A.(15)...............  99,456    1.1      10,177   89,279      *
  Stockholders who
   acquired shares in
   the Rovak
   acquisition:
  Schraut, Sherry J.....  15,368      *      10,652    4,716      *
  Vagle, Erik E.........   1,540      *         600      940      *
  Vagle, Melvin C.......  65,057      *      10,000   38,607      *
  Vagle, Ronald M....... 242,590    2.7      48,301  194,289    1.5
  Vagle, Wade...........     628      *         628       --     --
  Winkelman, Joe........     911      *         911       --     --
  Stockholders who
   acquired shares in
   the Millard-Wayne
   acquisition:
  George, M. Wayne......  23,365      *      23,365       --     --
  Stockholders who
   acquired shares in
   the KComp
   acquisition:
  Caputo, Donald E......   1,411      *         600      811      *
  Gorman, Ruth..........   1,424      *       1,424       --     --
  Johnson, Dick.........   7,998      *         998    7,000      *
  Loukatos, Marsha......   6,060      *       6,060       --     --
  Teese, Charles F......   4,186      *       2,093    2,093      *
  Stockholders who
   acquired shares in
   the RADMAN
   acquisition:
  Quiat, Barry..........  18,227      *       6,000   12,227      *
  The Richard P. Koffler
   and Cheryl Bartlett
   Koffler Trust UTD
   August 24, 1995......  23,562      *      12,500   11,062      *
  Stockholders who
   acquired shares in
   the OMSystems
   acquisition:
  Baker, Steve..........  13,728      *       4,000    9,728      *
  Bolton, Harold D......  18,304      *       9,152    9,152      *
  Case, Stephen
   Anthony..............  13,728      *       5,000    8,728      *
  Gwaltney, Thomas M.,
   Jr...................  23,795      *      21,416    2,379      *

                                            Common
                           Common Stock    Stock to   Common Stock
                           Beneficially    be Sold    Beneficially
                          Owned Prior to    in the   Owned After the
                           the Offering    Offering     Offering
                         ----------------- -------- -----------------
Name and Address of
Beneficial Owner         Shares Percentage  Shares  Shares Percentage
-------------------      ------ ---------- -------- ------ ----------
  Haddad, Michael J.....  3,775      *         775   3,000      *
  Hofstetter, Joseph M.,
   Jr................... 45,760      *      11,000  34,760      *
  Hornick, Keith........  3,775      *       1,887   1,888      *
  Horton, Cyrus
   William.............. 11,440      *       4,440   7,000      *
  Sentell, Jane
   Elizabeth............  1,144      *         144   1,000      *
  Sentell, Craig
   Martin............... 19,448      *       8,448  11,000      *
  Sexton, Jacob Paul....  5,720      *       2,720   3,000      *
  Stuff, James Robert... 11,440      *       5,720   5,720      *
                                           -------
   Total................                   770,000
                                           =======

--------
* Less than one percent.

 (1) Includes 3,579 shares held by Mr. Fine for the benefit of his children and 1,193 shares held by a charitable trust over which he has sole voting and investment control. Also includes 17,500 shares held in a deferred compensation trust on behalf of Mr. Fine and 48,424 shares issuable upon the exercise of Presently Exercisable Options.

 (2) Includes 3,225 shares held by Mr. Price's brother as to which Mr. Price maintains voting control. Also includes 15,000 shares held in a deferred compensation trust on behalf of Mr. Price and 48,424 shares issuable upon the exercise of Presently Exercisable Options.

 (3) Includes (a) 195,691 shares held by Compass Partners, of which Mr. Perlman holds a majority interest; (b) 110,000 shares issuable to Compass Partners upon exercise of an outstanding warrant at an exercise price of $5.50 per share; (c) 15,000 shares held in a deferred compensation trust on behalf of Mr. Perlman; and (d) 47,364 shares issuable upon the exercise of Presently Exercisable Options.

 (4) Includes 34,330 shares issuable upon the exercise of Presently Exercisable Options.

 (5) Includes 5,000 shares issuable upon the exercise of Presently Exercisable Options.

 (6) Includes (a) 10,177 shares held by Karen A. Lawrence, the spouse of Kurt
     I. Lawrence, which are being sold in this offering and (b) an aggregate of 277,137 additional shares issuable upon the exercise of Presently Exercisable Options.

 (7) According to a Schedule 13D, as amended, filed by Crescent International Limited dated December 21, 1998, Crescent has sole voting and dispositive power as to the shares of common stock. The common stock total includes 100,000 shares issuable upon exercise of a warrant at an exercise price of $23.00 per share. Crescent's mailing address is c/o Greenlight (Switzerland) SA, 84, Av Louis-Casai, P.O. Box 42, 1216, Geneva, Cointrin, Switzerland.

 (8) According to a Schedule 13D filed by The William Herbert Hunt Trust Estate dated February 19, 1998, the Hunt Trust has sole voting and dispositive power as to the shares of common stock. The mailing address of the Hunt Trust is 3900 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.

 (9) Mr. Simmons and Mr. James Davis were the principals of OMSystems, which merged with InfoCure in February 1999.

(10) The number of shares beneficially owned by the selling stockholders after the offering reflects shares owned before any sale of shares that are being registered pursuant to the resale registration statement.

(11) Mr. Charles Davis is a vice president of Sanders Morris Mundy Inc., which is an underwriter in this offering. Mr. Davis was personally involved with the private placement of the Series A Preferred, for which Sanders Morris Mundy Inc. acted as placement agent and Mr. Davis has been personally involved with the preparation of this offering.

(12) Shares beneficially owned by these persons exclude 100,000 shares issuable upon the exercise of a warrant beneficially owned by Sanders Morris Mundy, Inc., over which they share the voting and dispositive powers. These persons are principals of Sanders Morris Mundy Inc., which is an underwriter in this offering and which served as placement agent for the private placement of the Series A Preferred in February 1998.

(13) Includes 22,000 shares issuable upon the exercise of a warrant at an exercise price of $9.13 per share. Mr. Humphrey was a principal of PACE, which was acquired by InfoCure in November 1997.

(14) Micro-Designs was acquired by InfoCure in January 1998.

(15) Includes 79,279 shares beneficially owned and 10,000 shares subject to Presently Exercisable Options held by Ms. Lawrence's spouse.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering, there will be 12,942,150 shares of common stock outstanding. Of these shares, 12,813,315 shares, which include the 3,770,000 shares sold in this offering, will be freely tradable upon completion of this offering, subject to the lock-up agreements and Rule 144 restrictions relating to affiliates discussed below. Of these shares, 4,224,476 are registered in the resale registration statement. The remaining 128,835 shares of common stock outstanding are "restricted securities" under Rule 144 and are not freely tradable.

  InfoCure's shares will become eligible for sale in the public market as follows:

                           Date Shares Become Eligible for Resale in the Public
     Number of Shares:                           Market:
     -----------------     ----------------------------------------------------
   8,072,504............  These shares will be freely tradable without restriction immediately as of the date of this
                          prospectus.

   124,342..............  These shares are subject to 30-day lock-up agreements and will be freely tradable without restriction
                          commencing 31 days after the date of this prospectus.
                          None of the holders of these shares are affiliates of
                          InfoCure as defined in Rule 144 and none of these
                          shares will be subject to Rule 144 restrictions.

   4,616,469............  These shares are subject to 90-day lock-up agreements and will be freely tradable without restriction
                          commencing 91 days after the date of this prospectus,
                          provided that 1,195,014 of such shares are held by
                          affiliates and are subject to the provisions of
                          Rule 144 that limit the amount of securities that may
                          be sold in any three month period.

   128,835..............  These shares are restricted. However, of these shares, 38,192 are eligible to be sold as of the date
                          of this prospectus, pursuant to Rule 144 and the
                          remainder will become eligible for sale at various
                          dates thereafter.


  The lock-up agreements provide that the holders of the shares may not sell or otherwise dispose of their shares for a period of 30 or 90 days after the date of this prospectus without the prior written consent of The Robinson-Humphrey Company, LLC. In addition, InfoCure has agreed not to sell any additional shares of common stock for 90 days after the date of this prospectus without the prior written consent of The Robinson-Humphrey Company, LLC. The Robinson-Humphrey Company, LLC may release InfoCure or the stockholders from these restrictions, in whole or in part, at any time in its sole discretion.

  In general, under Rule 144, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a stockholder, including an affiliate, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during a four calendar week period, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from InfoCure, or the date they were acquired from an affiliate of InfoCure, a stockholder who is not an affiliate of InfoCure at the time of sale and has not been an affiliate for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  InfoCure has filed registration statements on Form S-8 under the Securities Act to register a total of 1,785,432 shares of common stock issuable under the American Medcare option plan, InfoCure's option plan, the length-of-service plan, the employee stock purchase plan, the directors' option plan and options granted pursuant to certain individual option agreements. Shares issued upon the exercise of stock options or other rights thereunder after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates of InfoCure and to the lock-up agreements noted above. InfoCure intends to file a registration statement on Form S-8 covering the remaining shares of common stock reserved for issuance under its stock option plans and certain other individual option agreements. This registration statement will be filed after InfoCure receives stockholder approval of such share reservations.

  No prediction can be made as to the effect, if any, that market sales of shares of common stock, or the availability of shares for sale, will have on the market price of the common stock. Nevertheless, sales of a large number of shares of common stock in the public market could adversely affect the market price of the common stock and could impair InfoCure's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Future Sales of Shares Could Affect Our Stock Price."

                                  UNDERWRITING

  Subject to the terms and conditions stated in the underwriting agreement among InfoCure, the selling stockholders named herein and the underwriters named below, for whom The Robinson-Humphrey Company, LLC, SG Cowen Securities Corporation, William Blair & Company, L.L.C. and Sanders Morris Mundy Inc. are acting as representatives, InfoCure and the selling stockholders have agreed to sell, and the underwriters have severally agreed to purchase, the number of shares set forth opposite the name of such underwriter.

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   The Robinson-Humphrey Company, LLC.................................
   SG Cowen Securities Corporation....................................
   William Blair & Company, L.L.C.....................................
   Sanders Morris Mundy Inc...........................................
                                                                       ---------
       Total.......................................................... 3,770,000
                                                                       =========

  The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

  The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus and to
certain dealers at such price less a concession not in excess of $     per
share. The underwriters may allow, and such dealers may reallow, a concession
not in excess of $     per share in sales to certain other dealers. After the
offering, the public offering price and other selling terms may be changed.

  InfoCure has granted to the underwriters a 30-day option to purchase up to an additional 565,500 shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. If the underwriters exercise their over-allotment option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock approximately proportionate to such underwriter's initial purchase commitment.

  InfoCure, its executive officers and directors and the selling stockholders have agreed that, for a period of 90 days from the date of this prospectus, they will not, without the prior written consent of The Robinson-Humphrey Company, LLC, offer, sell, contract to sell, or otherwise dispose of, any shares of common stock of

InfoCure or any securities convertible into, or exercisable or exchangeable for, common stock of InfoCure. The Robinson-Humphrey Company, LLC, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

  The common stock is listed on the Nasdaq Stock Market under the symbol
"INCX."

  The following table shows the underwriting discounts and commissions to be paid to the underwriters by InfoCure and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of common stock.

                                                                Paid by Selling
                                             Paid by InfoCure    Stockholders
                                             ----------------- -----------------
                                                No      Full      No      Full
                                             Exercise Exercise Exercise Exercise
                                             -------- -------- -------- --------
   Per share................................
   Total....................................

  InfoCure expects to incur expenses of approximately $       in connection
with this offering.

  In connection with the offering, The Robinson-Humphrey Company, LLC, on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when The Robinson-Humphrey Company, LLC, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq Stock Market or in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

  InfoCure and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

  SG Cowen Securities Corporation acted as financial adviser to InfoCure in connection with the HSD acquisition completed on October 23, 1998, and received a customary fee for its services in connection therewith. Sanders Morris Mundy Inc. acted as placement agent in connection with the private placement of the Series A Preferred completed in February 1998, and received as part of its compensation a warrant to acquire 100,000 shares of common stock, at an exercise price of $9.00 per share, in exchange for such services.

  The underwriters have reserved for sale at the public offering price up to 188,500 shares of common stock for employees, executive officers, directors and certain other persons who have a business relationship with InfoCure who have expressed an interest in purchasing such shares of common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered hereby. The underwriters are aware of the "Free-Riding and Withholding" Conduct Rules of the National Association of Securities Dealers in connection with the sale of certain issuer-directed securities and will comply with those rules.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of the common stock offered hereby will be passed upon for InfoCure and the selling stockholders by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Employees of Morris, Manning & Martin, L.L.P. own an aggregate 57,760 shares of InfoCure's common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

  The Consolidated Financial Statements of InfoCure as of December 31, 1997 and 1998 and for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, incorporated herein by reference and included herein and the Financial Statements of DR Software, Inc., Millard-Wayne, Inc., Rovak, Inc. and KComp Management Systems, Inc. incorporated herein by reference have been audited by BDO Seidman, LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and incorporated herein by reference, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The Financial Statements of The Healthcare Systems Division of The Reynolds and Reynolds Company as of September 30, 1998 and September 30, 1997, and for the years ended September 30, 1998, 1997 and 1996, appearing in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This prospectus is part of a registration statement on Form S-3 that InfoCure filed with the SEC. This prospectus does not contain all the information in that registration statement. For further information with respect to InfoCure and the securities offered by this prospectus, you should review the registration statement. You can obtain the registration statement from the SEC and the Nasdaq Stock Market at the public reference facilities we refer to below.

  The SEC allows InfoCure to "incorporate by reference" information into this prospectus. This means that InfoCure may refer you to important information about InfoCure provided in other documents on file with the SEC. The information incorporated by reference is considered to be part of this prospectus, unless that information has been updated in this prospectus. In addition, InfoCure may, from time to time, update information contained in this prospectus or in another document that is incorporated by reference. Whenever InfoCure files a document with the SEC that updates information in this prospectus or in any other document incorporated by reference, the new information will be considered to replace the old information. Any statement in this document that is subsequently updated will no longer be considered a part of this prospectus.

  The following documents are incorporated by reference into this prospectus:

                      Filing                                  Period
                      ------                                  ------
Registration Statement on Form SB-2 (with respect
 to audited financial statements contained
 therein) .......................................  Effective July 10, 1997
Definitive Proxy Statement (with respect to the
 description of the Series A Preferred contained
 therein)........................................  Filed on April 30, 1998
Annual Report on Form 10-KSB.....................  Year Ended December 31, 1998
Current Report on Form 8-K (relating to the
 RADMAN acquisition).............................  Dated January 6, 1999
Registration Statement on Form 8-A (with respect
 to the description of the common stock contained
 therein)........................................  Filed on January 28, 1999
Current Report on Form 8-K (relating to the
 OMSystems merger)...............................  Dated February 9, 1999

  All documents filed by InfoCure pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the registration statement containing this prospectus are also incorporated by reference into this prospectus as of the date such documents are filed with the SEC.

  On request, InfoCure will provide, at no cost to each person who receives a copy of this prospectus, a copy of any or all of the documents incorporated by reference into this prospectus. InfoCure will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into this prospectus. Written or telephonic requests for such copies should be addressed to InfoCure's principal executive offices, attention: Lance
B. Cornell, Senior Vice President--Finance and Chief Financial Officer, 1765 The Exchange, Suite 450, Atlanta, Georgia 30339, telephone number (770) 221-9990.

                      WHERE YOU CAN FIND MORE INFORMATION

  InfoCure files reports, proxy statements and other information with the SEC. InfoCure has filed with the SEC a registration statement on Form S-3 under the Securities Act to register the offering of the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. Prospective investors may read and copy the registration statement and its exhibits and schedules without charge at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Prospective investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, InfoCure is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                              INFOCURE CORPORATION


                         INDEX TO FINANCIAL STATEMENTS

InfoCure Corporation Unaudited Pro Forma Combined Financial Statements
  Basis of Presentation...................................................  F-2
  Pro Forma Combined Balance Sheet........................................  F-3
  Pro Forma Combined Statement of Operations..............................  F-4
  Notes to Pro Forma Combined Financial Statements........................  F-5
InfoCure Corporation Consolidated Financial Statements
  Report of Independent Certified Public Accountants......................  F-9
  Consolidated Balance Sheets............................................. F-10
  Consolidated Statements of Operations................................... F-11
  Consolidated Statements of Changes in Stockholders' Equity.............. F-12
  Consolidated Statements of Cash Flows................................... F-13
  Notes to Consolidated Financial Statements.............................. F-14
The Healthcare Systems Division of The Reynolds and Reynolds Company
  Independent Auditors' Report............................................ F-32
  Balance Sheets.......................................................... F-33
  Statements of Operations and Deficit in Divisional Net Assets........... F-34
  Statements of Cash Flows................................................ F-35
  Notes to Financial Statements........................................... F-36

                              INFOCURE CORPORATION
                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)

                             BASIS OF PRESENTATION

  The unaudited pro forma combined financial statements present the balance sheet and income statement data from the consolidated financial statements of InfoCure Corporation ("InfoCure" or the "Company") and give effect to the acquisition by InfoCure (completed in October 1998) of substantially all the net assets of the Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company (the "HSD Acquisition"), the merger in February 1999 with OMSystems, Inc. ("OMSystems"), the offering, and certain other transactions.

  The unaudited pro forma combined statements of operations have been prepared for the year ended December 31, 1998. These statements give effect to the HSD Acquisition and the OMSystems merger as if such transactions had occurred on January 1, 1998. The unaudited pro forma combined balance sheet gives effect to the OMSystems merger, the offering, and certain other transactions as if such events had occurred on December 31, 1998. Additionally, the effects of the offering and other related transactions are also presented on an "as adjusted basis" as if they had occurred January 1, 1998.

  The unaudited pro forma combined financial statements are based on the historical financial statements of InfoCure and HSD included elsewhere in this Prospectus, and the estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements also reflect the merger with OMSystems completed in February 1999. This business combination is to be accounted for as a pooling of interests and, although not significant for inclusion of separate financial statements, is presented to provide additional informative disclosure.

  The unaudited pro forma combined statements of operations for the year ended December 31, 1998 include InfoCure's results of operations for the year ended December 31, 1998 (which include the results of operations of HSD from October 23, 1998) with appropriate adjustments to reflect the HSD Acquisition for the period January 1 to October 23, 1998 and the effects of the OMSystems pooling.

  The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein do not purport to represent the results that InfoCure would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods presented, as assumed, or to project the future results of InfoCure. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this prospectus. Also, see the "Risk Factors" included elsewhere in this prospectus.

                              INFOCURE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET

                               December 31, 1998
                                 (In thousands)
                                  (Unaudited)

                            InfoCure
                           Historical                                                  Offering        Pro Forma
                          Consolidated OMSystems Subtotal  Adjustments Ref Pro Forma  Adjustments Ref As Adjusted
                          ------------ --------- --------  ----------- --- ---------  ----------- --- -----------
ASSETS
Current:
 Cash and cash
  equivalents               $  8,552    $   517  $  9,069    $   --        $  9,069    $ 66,752   (B)  $ 10,000
                                                                                        (65,821)  (D)
 Accounts receivable,
  net...................      22,648      1,631    24,279        --          24,279         --           24,279
 Inventory..............       2,043      1,006     3,049        --           3,049         --            3,049
 Deferred tax asset.....         675        --        675        --             675         --              675
 Prepaid expense and
  other.................       1,233        148     1,381        --           1,381         --            1,381
                            --------    -------  --------    -------       --------    --------        --------
  Total current assets..      35,151      3,302    38,453        --          38,453         931          39,384
Property and equipment,
 net of depreciation....       8,103      1,035     9,138        --           9,138         --            9,138
Goodwill, net of
 accumulated
 amortization...........      72,203        --     72,203        --          72,203         --           72,203
Other intangibles, net
 of accumulated
 amortization...........       7,308        --      7,308        --           7,308      (4,507)  (D)     2,801
Deferred tax asset......       5,019        --      5,019        --           5,019         --            5,019
                            --------    -------  --------    -------       --------    --------        --------
  Total assets..........    $127,784    $ 4,337  $132,121    $   --        $132,121    $ (3,576)       $128,545
                            ========    =======  ========    =======       ========    ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Note payable...........    $  2,000    $   --   $  2,000    $   --        $  2,000    $    --         $  2,000
 Accounts payable.......       3,723         75     3,798        --           3,798         --            3,798
 Accrued restructuring
  costs.................         283        --        283        --             283        (105)  (C)       178
 Accrued expense........       5,951        456     6,407        --           6,407         (45)  (C)     6,362
 Income taxes payable...         645        --        645        --             645         --              645
 Deferred revenue.......       9,185      1,594    10,779        --          10,779         --           10,779
 Current portion of
  long-term debt........      12,884        114    12,998        --          12,998      (3,000)  (D)     9,998
                            --------    -------  --------    -------       --------    --------        --------
  Total current
   liabilities..........      34,671      2,239    36,910        --          36,910      (3,150)         33,760
Long-term debt, less
 current portion........      68,358      1,195    69,553        --          69,553        (604)  (C)     6,728
                                                                                        (62,221)  (D)
                            --------    -------  --------    -------       --------    --------        --------
  Total liabilities.....     103,029      3,434   106,463        --         106,463     (65,795)         40,488
                            --------    -------  --------    -------       --------    --------        --------
Convertible, redeemable
 preferred stock........       8,500        --      8,500        --           8,500      (8,500)  (C)       --
                            --------    -------  --------    -------       --------    --------        --------
Stockholders' equity:
 Common stock, $.001
  par...................           8          1         9        --               9           3   (B)        13
                                                                                              1   (C)
 Common stock issuable..       1,975        --      1,975     (1,975)  (A)      --                          --
 Additional paid-in
  capital...............      31,358      6,390    37,748      1,975   (A)   39,723      66,749   (B)   115,725
                                                                                          9,253   (C)
 Accumulated deficit....     (15,781)    (5,488)  (21,269)       --         (21,269)     (5,107)  (D)   (26,376)
 Deferred compensation..      (1,083)       --     (1,083)       --          (1,083)                     (1,083)
 Treasury stock.........        (222)       --       (222)       --            (222)        --             (222)
                            --------    -------  --------    -------       --------    --------        --------
Total stockholders'
 equity.................      16,255        903    17,158        --          17,158      70,899          88,057
                            --------    -------  --------    -------       --------    --------        --------
Total liabilities and
 stockholder's equity...    $127,784    $ 4,337  $132,121    $   --        $132,121    $ (3,576)       $128,545
                            ========    =======  ========    =======       ========    ========        ========


             See notes to pro forma combined financial statements.

                             INFOCURE CORPORATION

                       PRO FORMA STATEMENT OF OPERATIONS

                         Year Ended December 31, 1998
                   (In thousands, except for per share data)
                                  (Unaudited)

                                  Pro  Forma                          InfoCure,
                     InfoCure      Effects     Subtotal                HSD and
                    Historical      of HSD     InfoCure               OMSystems  Acquisition                 Offering
                   Consolidated Acquisition(1) and HSD   OMSystems(2) Combined   Adjustments Ref Pro Forma  Adjustments Ref
                   ------------ -------------- --------  ------------ ---------  ----------- --- ---------  ----------- ---
Revenue:
 Systems and
  software.......    $34,492       $ 18,440    $ 52,932    $10,440    $ 63,372    $    --        $ 63,372     $   --
 Maintenance,
  support and
  services.......     29,231         19,775      49,006      4,512      53,518         --          53,518         --
                     -------       --------    --------    -------    --------    --------       --------     -------
Total revenue....     63,723         38,215     101,938     14,952     116,890         --         116,890         --
Operating
 expense:
 Hardware and
  other items
  purchased for
  resale.........     12,567          6,511      19,078      3,902      22,980         --          22,980         --
 Selling, general
  and
  administrative..    34,685         39,382      74,067      7,746      81,813     (15,361)  (E)   66,452         --
 Depreciation and
  amortization...      4,328          5,045       9,373        136       9,509      (2,388)  (F)    7,121         --
 Purchased
  research and
  development....      9,000            --        9,000        --        9,000         --           9,000         --
 Compensatory
  stock awards...         57            --           57      6,390       6,447         --           6,447         --
 Asset
  Impairment,
  restructuring
  and special
  charges........      1,874            750       2,624        --        2,624         --           2,624         --
                     -------       --------    --------    -------    --------    --------       --------     -------
Total operating
 expense.........     62,511         51,688     114,199     18,174     132,373     (17,749)       114,624         --
Operating income
 (loss)..........      1,212        (13,473)    (12,261)    (3,222)    (15,483)     17,749          2,266         --
Other expense
 (income):
 Interest, net...      3,488            (33)      3,455        137       3,592       4,861   (G)    8,453      (5,705)  (I)
 Other, net......        (81)            (1)        (82)       (63)       (145)        --            (145)        --
                     -------       --------    --------    -------    --------    --------       --------     -------
Income (loss)
 before income
 taxes...........     (2,195)       (13,439)    (15,634)    (3,296)    (18,930)     12,888         (6,042)      5,705
Income taxes
 (benefit).......       (334)        (5,107)     (5,441)       --       (5,441)      3,645   (H)   (1,796)      2,168   (J)
                     -------       --------    --------    -------    --------    --------       --------     -------
Net income
 (loss)..........     (1,861)        (8,332)    (10,193)    (3,296)    (13,489)      9,243         (4,246)      3,537
Accretive
 dividend........        800            --          800        --          800         --             800         --
                     -------       --------    --------    -------    --------    --------       --------     -------
Net income (loss)
 available to
 common
 stockholders....    $(2,661)      $ (8,332)   $(10,993)   $(3,296)   $(14,289)   $  9,243       $ (5,046)    $ 3,537
                     =======       ========    ========    =======    ========    ========       ========     =======
Net (loss) per
 share:
 Basic and
  diluted........                                                                                $  (0.58)
                                                                                                 ========
 Shares used in
  computing net
  (loss)
  per share (K):
 Basic and
  diluted........                                                                                   8,726
                                                                                                 ========
                    Pro Forma
                   As Adjusted
                   -----------
Revenue:
 Systems and
  software.......   $ 63,372
 Maintenance,
  support and
  services.......     53,518
                   -----------
Total revenue....    116,890
Operating
 expense:
 Hardware and
  other items
  purchased for
  resale.........     22,980
 Selling, general
  and
  administrative..    66,452
 Depreciation and
  amortization...      7,121
 Purchased
  research and
  development....      9,000
 Compensatory
  stock awards...      6,447
 Asset
  Impairment,
  restructuring
  and special
  charges........      2,624
                   -----------
Total operating
 expense.........    114,624
Operating income
 (loss)..........      2,266
Other expense
 (income):
 Interest, net...      3,040
 Other, net......       (145)
                   -----------
Income (loss)
 before income
 taxes...........       (629)
Income taxes
 (benefit).......        261
                   -----------
Net income
 (loss)..........       (890)
Accretive
 dividend........        800
                   -----------
Net income (loss)
 available to
 common
 stockholders....   $ (1,690)
                   ===========
Net (loss) per
 share:
 Basic and
  diluted........   $  (0.13)
                   ===========
 Shares used in
  computing net
  (loss)
  per share (K):
 Basic and
  diluted........     12,756
                   ===========

-------
(1) Includes pro forma effect of HSD acquisition from January 1 to October 23, 1998. The audited historical financial statements of this acquisition are included elsewhere in this prospectus.

(2) Represents the year ended December 31, 1998. OMSystems was not deemed significant at the date of acquisition and therefore inclusion of audited statements is unnecessary.

                             INFOCURE CORPORATION

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (Unaudited)

1. General

  InfoCure Corporation ("InfoCure" and, together with its subsidiaries, the "Company") was founded in 1996 to become a leading national provider of practice management software and services to targeted healthcare specialty practices. On July 10, 1997, InfoCure completed the initial public offering ("IPO") of its common stock (the "Common Stock") and simultaneously acquired in separate transactions six businesses (collectively the "Founding Companies"). Contemporaneously with the acquisition of the Founding Companies and the IPO, InfoCure merged with American Medcare Corporation ("AMC"). AMC is considered the predecessor to InfoCure and the accounting acquiror of the Founding Companies. Subsequent to the IPO and through September 30, 1998, the Company acquired seven practice management companies, all of which were accounted for as purchases. In October 1998, the Company completed the acquisition of substantially all of the net assets of the Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company (the "HSD Acquisition") in a transaction accounted for as a purchase. In December 1998, the Company completed a merger with Radiology Management Systems, Inc. ("RADMAN") in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements have been restated for the effects of this pooling. In February 1999, the Company completed a merger with OMSystems, Inc. ("OMSystems") in a transaction accounted for as a pooling of interests.

2. Unaudited Pro Forma Combined Balance Sheet Adjustments

 Private placement

  (A) Records the January issuance of 80,000 shares of Common Stock under the terms of a private placement to an institutional investor (the "Institutional Placement"). Net proceeds of $1,975,000 had been received by the Company in December and recorded as common stock issuable.

 Offering adjustments

  (B) Records the proceeds from the issuance of 3,000,000 shares of Common Stock, net of estimated offering costs. Offering costs consist primarily of discounts and commissions, legal fees, accounting fees and printing expenses.

  (C) Records (i) the conversion of 850,060 shares of Series A Convertible, Redeemable Preferred Stock into 1,000,070 shares of Common Stock at the applicable conversion price, (ii) the conversion of a $603,566 note payable and applicable accrued interest into 85,487 shares of Common Stock at the applicable conversion price and (iii) the issuance of 13,768 shares of Common Stock in satisfaction of earnout commitments related to previous acquisitions. These transactions are provided for by the terms of the original applicable agreements.

  (D) Records estimated repayment of indebtedness in connection with the HSD and other acquisitions under the FINOVA Credit facility.

                              INFOCURE CORPORATION

3. Unaudited Pro Forma Combined Statements of Operation Adjustments

 Acquisition adjustments

  (E) Records pro forma adjustments to compensation and certain other operating expenses pursuant to applicable provisions of the HSD acquisition agreement. In accordance with specific terms of the agreement certain operating units and certain specifically identified personnel and costs related thereto which were not part of the acquisition have been eliminated. These adjustments are summarized as follows:

                                                                    Year Ended
                                                                   December 31,
     Description of adjustment                                         1998
     -------------------------                                    --------------
                                                                  (in thousands)
Reduction in compensation and related expenses..................     $ 2,678
Net reductions in costs and expenses of operating
 activities/centers not acquired................................         953
Elimination of HSD's corporate services overhead, including
 compensation of approximately $6.7 million, and related
 allocations not acquired.......................................      13,584
Increase in the Company's overhead expenses to integrate the HSD
 acquisition....................................................      (1,854)
                                                                     -------
                                                                     $15,361
                                                                     =======

  The pro forma adjustment to compensation and related expenses is derived from position reductions at the four HSD operating centers. These reductions, which are specifically provided for in the acquisition and related agreements, aggregate 55 positions or approximately 20% of the total headcount prior to the acquisition. The position eliminations are duplicative in nature and attributable to administrative activities and redundancies in sales, support and research and development.

  The pro forma adjustment to eliminate net results of operating activities/centers not acquired is based on the exclusion, pursuant to specific terms of the acquisition agreement, of HSD's clinical product development center and its forms management operation. These activities generated minimal contribution, are not important to integration of the other operating centers and do not fit within the Company's overall strategy.

  The elimination of the corporate services overhead and related allocations reflects the rational adjustment to eliminate the excessive infrastructure costs. The expenditure of $15.0 million in overhead for an enterprise with revenue of $50.0 million clearly indicates that HSD's parent had made a significant investment in infrastructure intended to support a significantly larger organization. These reductions, which are specifically provided for in the acquisition and related agreements, aggregate 106 positions that are either duplicative in nature or unnecessary to support operations at current levels. In addition certain corporate overhead services allocated by The Reynolds and Reynolds Company were not continued by InfoCure under the terms of the acquisition and related agreements.

  It is management's opinion that the reductions will not materially adversely affect the Company's ability to continue service levels, sales efforts and other functions required to maintain sales levels comparable with those historically achieved and, assuming no unforeseen change in economic or other factors, that these levels could be maintained through the period required to achieve integration of the HSD Acquisition. Further, as indicated in the table summarizing pro forma adjustments, management has provided for an addition to the Company's overhead, including increases in appropriate corporate support and administrative personnel to facilitate integration of the HSD Acquisition.

  Assuming constant sales levels, management believes that no additional change in personnel is required, called for or anticipated. Any increase in personnel requirements would be related to increased activity from growth or the introduction of new products and services. The specifically negotiated reductions in the workforce give recognition to the economies of scale and synergies to be attained as a result of integration of the HSD Acquisition.

                              INFOCURE CORPORATION

  (F) Records adjustment to depreciation and amortization expense as follows:

                                                                    Year Ended
                                                                   December 31,
Decrease due to:                                                       1998
----------------                                                  --------------
                                                                  (in thousands)
Elimination of amortization for other intangibles not acquired..      $1,880
Adjustment to depreciation and amortization for increase in
 basis and application of uniform lives of three to seven
 years..........................................................         508
                                                                      ------
                                                                      $2,388
                                                                      ======

  Goodwill acquired totalled approximately $36.0 million and represents the excess of purchase price over identifiable tangible and intangible assets of HSD as reflected in the independent appraisal. The appraisal results indicated that the bulk of the value of these intangibles is pure goodwill including the significant value attributable to the relatively long life of the customer relationships. These findings are consistent with management's analysis of identifiable intangibles in previous acquisitions. Essentially, the value of intangibles, including developed technology, customers lists, software rights, trademarks, etc. are in the nature of goodwill.

  Goodwill is to be amortized over its estimated useful life of 15 years consistent with the Company's established policy and, with respect to the HSD Acquisition, is supported by the findings in the appraisal. The 15-year estimated useful life of goodwill is derived from management's analysis of:

  . the historical lives and future estimated lives of customer relationships which are the core of the Company's business;

  . the longevity and continuing use of the base practice management systems which comprise the Company's core products; and

  . the relatively minor impact of technological obsolescence on the Company's core products and services.

  (G) Records adjustment of interest expense related to debt incurred to effect the purchase of the HSD Acquisition.

  (H) Adjusts the provision for income taxes based on other pro forma adjustments.

Offering adjustments

  (I) Records adjustment to interest expense based on (i) debt repaid from the proceeds of the Offering and (ii) conversion of debt concurrent with the Offering.

  (J) Adjusts the provision for income taxes based on offering adjustments.

4. Debt Extinguishment Costs

  As described in Adjustment D, the Company will repay certain indebtedness with a portion of the proceeds of the Offering. In connection therewith, the Company anticipates that by the end of the first quarter 1999, it will incur debt extinguishment costs of as much as $5.1 million including write-off of deferred loan costs, the estimated value of warrants granted to FINOVA and prepayment fees.

                              INFOCURE CORPORATION

5. Pro forma earnings per share

  (K) The weighted average number of shares used to calculate earnings per share (EPS) for pro forma and pro forma--as adjusted purposes included the following:

                                                                Year Ended
                                                            December 31, 1998
                                                           --------------------
                                                                     Pro Forma
                                                                         As
                                                           Pro Forma  Adjusted
                                                           --------- ----------
Shares issued in conjunction with the Company's IPO......  1,400,000  1,400,000
Shares issued to acquire the Founding Companies..........  3,895,887  3,895,887
Shares issued in connection with Recent Acquisitions,
 including RADMAN and OMSystems..........................  2,091,662  2,091,662
Shares issued in satisfaction of earnout commitments.....    398,123    398,123
Shares issued in payment of debt and other obligations,
 net.....................................................    236,273    236,273
Shares issued in connection with private placements......    351,322    351,322
Shares issued in connection with exercise of options and
 warrants................................................    257,437    257,437
Shares issued for restricted stock awards................     95,000     95,000
Shares assumed issued from the Offering to repay debt and
 other obligations.......................................        --   2,931,193
Shares assumed issued to convert 850,060 shares of
 preferred stock.........................................        --   1,000,070
Shares issuable or assumed issued in satisfaction of
 earnout commitments.....................................        --      13,768
Shares assumed issued to convert note payable and accrued
 interest................................................        --      85,487
                                                           --------- ----------
Estimated shares outstanding--basic and diluted..........  8,725,704 12,756,222
                                                           ========= ==========

  The impact of the assumed exercise of the Company's stock options and warrants would be anti-dilutive for the year ended December 31, 1998 and have not been presented.

               Report of Independent Certified Public Accountants

Board of Directors and Shareholders of
 InfoCure Corporation
Atlanta, Georgia

  We have audited the accompanying consolidated balance sheets of InfoCure Corporation and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1998, the eleven months ended December 31, 1997 and the year ended January 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of InfoCure Corporation and its subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the year ended December 31, 1998, the eleven months ended December 31, 1997 and the year ended January 31, 1997 in conformity with generally accepted accounting principles.

BDO Seidman, LLP
Atlanta, Georgia
February 19, 1999

                              InfoCure Corporation

                          Consolidated Balance Sheets

                                                   December 31,  December 31,
                                                       1997          1998
                                                   ------------  ------------
ASSETS (Note 8):
Current
  Cash and cash equivalents....................... $  1,625,757  $  8,552,217
  Accounts receivable--trade, net of allowance of
   $51,000 and $633,000...........................    4,885,460    22,244,180
  Other receivables...............................      233,082       403,756
  Inventory.......................................      587,336     2,043,268
  Deferred tax assets (Note 12)...................    1,160,000       675,000
  Prepaid expense and other current assets........      784,396     1,233,059
                                                   ------------  ------------
    Total current assets..........................    9,276,031    35,151,480
Property and equipment, net of accumulated
 depreciation (Note 5)............................    1,529,317     8,102,495
Goodwill, net of accumulated amortization of
 $404,888 and $3,467,000 (Notes 3 and 4)..........   17,013,526    72,202,999
Other intangible assets (Note 6)..................    1,322,768     7,308,382
Deferred tax assets (Note 12).....................    1,983,000     5,019,000
                                                   ------------  ------------
                                                   $ 31,124,642  $127,784,356
                                                   ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities
  Note payable (Note 8)........................... $        --   $  2,000,000
  Accounts payable................................    1,889,922     3,723,248
  Accrued expense (Note 7)........................    1,214,186     5,950,996
  Accrued restructuring costs (Note 4)............    3,172,066       282,916
  Income taxes payable............................          --        644,956
  Deferred revenue and customer deposits..........    5,281,832     9,184,940
  Current portion of long-term debt (Note 8)......    2,061,393    12,883,684
                                                   ------------  ------------
    Total current liabilities.....................   13,619,399    34,670,740
Long-term debt, less current portion (Note 8).....    7,288,745    68,357,932
Other liabilities (Note 9)........................    6,585,526           --
                                                   ------------  ------------
    Total liabilities.............................   27,493,670   103,028,672
                                                   ------------  ------------
Commitments (Note 10)
Convertible, redeemable preferred stock (Note
 11)..............................................          --      8,500,600
                                                   ------------  ------------
Stockholders' equity (Note 11)
  Common stock....................................        6,258         7,622
  Common stock issuable...........................          --      1,975,000
  Additional paid-in capital......................   16,860,489    31,358,016
  Accumulated deficit.............................  (13,119,871)  (15,780,949)
  Deferred compensation...........................          --     (1,083,000)
  Treasury stock, at cost.........................     (115,904)     (221,605)
                                                   ------------  ------------
    Total stockholders' equity....................    3,630,972    16,255,084
                                                   ------------  ------------
                                                   $ 31,124,642  $127,784,356
                                                   ============  ============

          See accompanying notes to consolidated financial statements.

                              InfoCure Corporation

                     Consolidated Statements of Operations

                                         Year Ended  Eleven Months  Year Ended
                                          January        Ended       December
                                            31,      December 31,       31,
                                            1997         1997          1998
                                         ----------  -------------  -----------
Revenue:
  Systems and software.................. $3,857,142  $  9,733,619   $34,491,904
  Maintenance, support and services.....  2,494,151     8,540,814    29,231,668
                                         ----------  ------------   -----------
Total revenue...........................  6,351,293    18,274,433    63,723,572
                                         ----------  ------------   -----------
Operating expense:
  Hardware and other items purchased for
   resale...............................  1,192,338     4,327,396    12,566,865
  Selling, general and administrative...  5,427,284    11,653,369    34,741,989
  Depreciation and amortization.........    236,528     1,091,848     4,328,423
  Purchased research and development
   (Note 3).............................        --            --      9,000,000
  Asset impairment and restructuring
   costs (Note 4).......................        --     11,136,027     1,874,032
                                         ----------  ------------   -----------
Total operating expense.................  6,856,150    28,208,640    62,511,309
                                         ----------  ------------   -----------
Operating (loss) income.................   (504,857)   (9,934,207)    1,212,263
Other expense (income):
  Interest, net.........................     82,900       344,146     3,488,225
  Other, net............................     (5,805)     (223,123)      (80,884)
                                         ----------  ------------   -----------
Loss before income taxes................   (581,952)  (10,055,230)   (2,195,078)
Income tax benefit (Note 12)............   (868,000)   (1,324,142)     (334,000)
                                         ----------  ------------   -----------
Net income (loss).......................    286,048    (8,731,088)   (1,861,078)
Accretive dividend (Note 11)............        --            --        800,000
                                         ----------  ------------   -----------
Net income (loss) available to common
 stockholders........................... $  286,048  $ (8,731,088)  $(2,661,078)
                                         ==========  ============   ===========
Net loss per share--basic and diluted
 (Note 2)...............................             $      (1.79)  $     (0.39)
                                                     ============   ===========



          See accompanying notes to consolidated financial statements

                              InfoCure Corporation

           Consolidated Statements of Changes in Stockholders' Equity

                            Shares
                     ---------------------                         Common    Accrued     Stock                  Additional
                       Common     Treasury   Common   Treasury     Stock      Stock    Purchase     Deferred      Paid-in
                        Stock      Stock     Stock      Stock     Issuable  Repurchase  Warrant   Compensation    Capital
                     -----------  --------  --------  ---------  ---------- ---------- ---------  ------------  -----------
Balance, at
 February 1, 1996..   49,914,496  (228,489) $ 49,914  $(100,000) $      --   $    --   $ 500,000  $       --    $ 1,627,612
 Issuance of
  common stock.....   13,387,440       --     13,388        --          --        --         --           --      1,424,580
 Cancellation of
  warrant..........          --        --        --         --          --        --    (500,000)         --        450,000
 Issuance of
  warrant..........          --        --        --         --          --        --      80,000          --            --
 Issuance of stock
  options..........          --        --        --         --          --        --         --           --         30,000
 Capital
  contribution.....          --        --        --         --          --        --         --           --        110,000
 Pending
  repurchase of
  common stock.....          --        --        --         --          --    (65,000)       --           --            --
 Net income........          --        --        --         --          --        --         --           --            --
                     -----------  --------  --------  ---------  ----------  --------  ---------  -----------   -----------
Balance, at January
 31, 1997..........   63,301,936  (228,489)   63,302   (100,000)        --    (65,000)    80,000          --      3,642,192
 Issuance of
  common stock.....      800,000       --        800        --          --        --         --           --        279,200
 Stock
  repurchase.......     (114,933)      --       (115)       --          --     65,000        --           --        (64,885)
 Conversion of
  common stock
  upon formation
  of Company
  (Note 1).........  (60,501,333)  228,489   (60,501)   100,000         --        --         --           --        (41,670)
 Issuance of
  common stock,
  net of related
  expense for:
   Initial public
    offering.......    1,400,000       --      1,400        --          --        --         --           --      5,727,064
   Acquisition of
    Founding
    Companies......      907,585       --        908        --          --        --         --           --      4,990,811
   Payment of debt
    and other
    obligations....      276,716       --        277        --          --        --         --           --      1,521,662
   Exercise of
    warrants.......      111,296       --        111        --          --        --     (80,000)         --        201,159
   Recent
    Acquisitions...       76,748       --         76        --          --        --         --           --        577,315
 Issuance of stock
  options and
  warrants.........          --        --        --         --          --        --         --           --         27,641
 Purchase of
  treasury stock...          --    (21,073)      --    (115,904)        --        --         --           --            --
 Net loss..........          --        --        --         --          --        --         --           --            --
                     -----------  --------  --------  ---------  ----------  --------  ---------  -----------   -----------
Balance, at
 December 31,
 1997..............    6,258,015   (21,073)    6,258   (115,904)        --        --         --           --     16,860,489
 Issuance of
  common stock,
  net of related
  expense for:
   Recent
    Acquisitions...      373,547       --        374        --          --        --         --           --      4,158,903
   Private
    Placements.....      351,322       --        351        --          --        --         --           --      4,777,149
   Exercise of
    stock options
    and warrants...      146,141       --        146        --          --        --         --           --        314,024
   Earnout
    commitments....      398,123       --        398        --          --        --         --           --      2,329,178
   Restricted stock
    award..........       95,000       --         95        --          --        --         --    (1,140,000)    1,139,905
 Common stock
  issuable in
  private
  placement .......          --        --        --         --    1,975,000       --         --           --            --
 Issuance of stock
  options and
  warrants.........          --        --        --         --          --        --         --           --      1,778,368
 Accretive
  dividend.........          --        --        --         --          --        --         --           --            --
 Purchase of
  treasury stock...          --    (19,370)      --    (105,701)        --        --         --           --            --
 Amortization of
  deferred
  compensation.....          --        --        --         --          --        --         --        57,000           --
 Net loss..........          --        --        --         --          --        --         --           --            --
                     -----------  --------  --------  ---------  ----------  --------  ---------  -----------   -----------
Balance, at
 December 31,
 1998..............    7,622,148   (40,443) $  7,622  $(221,605) $1,975,000  $    --   $     --   $(1,083,000)  $31,358,016
                     ===========  ========  ========  =========  ==========  ========  =========  ===========   ===========
                       Deficit
                     -------------
Balance, at
 February 1, 1996..  $ (4,674,831)
 Issuance of
  common stock.....           --
 Cancellation of
  warrant..........           --
 Issuance of
  warrant..........           --
 Issuance of stock
  options..........           --
 Capital
  contribution.....           --
 Pending
  repurchase of
  common stock.....           --
 Net income........       286,048
                     -------------
Balance, at January
 31, 1997..........    (4,388,783)
 Issuance of
  common stock.....           --
 Stock
  repurchase.......           --
 Conversion of
  common stock
  upon formation
  of Company
  (Note 1).........           --
 Issuance of
  common stock,
  net of related
  expense for:
   Initial public
    offering.......           --
   Acquisition of
    Founding
    Companies......           --
   Payment of debt
    and other
    obligations....           --
   Exercise of
    warrants.......           --
   Recent
    Acquisitions...           --
 Issuance of stock
  options and
  warrants.........           --
 Purchase of
  treasury stock...           --
 Net loss..........    (8,731,088)
                     -------------
Balance, at
 December 31,
 1997..............   (13,119,871)
 Issuance of
  common stock,
  net of related
  expense for:
   Recent
    Acquisitions...           --
   Private
    Placements.....           --
   Exercise of
    stock options
    and warrants...           --
   Earnout
    commitments....           --
   Restricted stock
    award..........           --
 Common stock
  issuable in
  private
  placement .......           --
 Issuance of stock
  options and
  warrants.........           --
 Accretive
  dividend.........      (800,000)
 Purchase of
  treasury stock...           --
 Amortization of
  deferred
  compensation.....           --
 Net loss..........    (1,861,078)
                     -------------
Balance, at
 December 31,
 1998..............  $(15,780,949)
                     =============

          See accompanying notes to consolidated financial statements

                              InfoCure Corporation

                     Consolidated Statements of Cash Flows

                                                    Eleven Months
                                       Year Ended       Ended      Year Ended
                                       January 31,  December 31,  December 31,
                                          1997          1997          1998
                                       -----------  ------------- ------------
Cash provided by (used in) operating
 activities:
  Net income (loss)..................  $   286,048   $(8,731,088) $ (1,861,078)
 Adjustments to reconcile net income
  (loss) to cash provided by (used
  in) operating activities:
   Purchase of in-process research
    and development..................          --            --      9,000,000
   Asset impairment and restructuring
    costs............................          --     11,136,027     1,874,032
   Depreciation and amortization.....      236,528     1,091,848     4,328,423
   Allowance for doubtful accounts...      (55,086)       16,000       582,000
   Net gain on sale of property and
    equipment........................          --            --         (9,160)
   Stock-based compensation..........       30,000        27,500        86,155
   Option cancellation expense.......      110,000           --            --
   Deferred income taxes.............     (868,816)   (1,369,991)   (1,633,000)
   Changes in current assets and
    liabilities--net of effects of
    acquisitions:
     Accounts receivable.............      (37,192)   (1,077,338)   (7,469,327)
     Inventory, prepaid expense and
      other current assets...........      130,301      (493,087)     (131,035)
     Accounts payable and accrued
      expense........................     (442,901)   (2,107,821)    2,380,458
     Deferred revenue................     (511,122)      817,046    (1,039,001)
                                       -----------   -----------  ------------
     Net cash provided by (used in)
      operating activities...........   (1,122,240)     (690,904)    6,108,467
                                       -----------   -----------  ------------
Cash used in investing activities:
  Net cash paid for acquisition of
   Founding Companies................     (150,000)   (3,745,113)          --
  Net cash paid for acquisition of
   Recent Acquisitions...............          --     (4,795,408)  (60,161,254)
  Property and equipment
   expenditures......................      (48,966)     (297,472)   (2,557,791)
  Net proceeds from disposal of
   property and equipment............          --            --        327,679
  Cash paid for other intangible
   assets............................     (237,377)      (76,093)   (3,505,628)
  Proceeds from collection of notes
   and other receivables.............          --        375,201           --
                                       -----------   -----------  ------------
Net cash used in investing
 activities..........................     (436,343)   (8,538,885)  (65,896,994)
                                       -----------   -----------  ------------
Cash provided by financing
 activities:
  Proceeds from issuance of common
   stock.............................    1,320,402     6,008,464     6,752,500
  Proceeds from exercise of options
   and warrants......................          --        121,270       314,170
  Net borrowings under acquisition
   credit facility...................          --      7,188,095    55,200,788
  Proceeds from issuance of long-term
   debt..............................      296,066           --            --
  Payment of loan costs..............          --       (299,879)   (2,519,308)
  Proceeds from issuance of
   convertible preferred stock.......          --            --      7,819,952
  Repayment of notes payable to
   stockholders......................          --            --       (143,848)
  Principal payments on long-term
   debt..............................     (155,282)   (2,262,115)     (603,566)
  Proceeds from note payable to
   stockholder.......................      108,545           --            --
  Repurchase of common stock
   warrant...........................      (50,000)          --            --
  Purchase of treasury stock.........          --       (115,904)     (105,701)
                                       -----------   -----------  ------------
Net cash provided by financing
 activities..........................    1,519,731    10,639,931    66,714,987
                                       -----------   -----------  ------------
Net change in cash and cash
 equivalents.........................      (38,852)    1,410,142     6,926,460
Cash and cash equivalents, beginning
 of period...........................      254,467       215,615     1,625,757
                                       -----------   -----------  ------------
Cash and cash equivalents, end of
 period..............................  $   215,615   $ 1,625,757  $  8,552,217
                                       ===========   ===========  ============

          See accompanying notes to consolidated financial statements.

                              InfoCure Corporation

                   Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

  InfoCure Corporation ("InfoCure") was founded in November 1996 to develop, market and service practice management systems for use by health care providers throughout the United States. On July 10, 1997, InfoCure closed an initial public offering of its common stock, par value $.001 per share, (the "Common Stock") (the "July Offering") and simultaneously acquired the following six operating companies: (i) International Computer Solutions, Inc. ("ICS"), (ii) Health Care Division, Inc. ("HCD"), (iii) Millard-Wayne, Inc. ("Millard-Wayne"), (iv) KComp Management Systems, Inc. ("KComp"), (v) DR Software, Inc. ("DR Software") and (vi) Rovak, Inc. ("Rovak") (collectively the "Founding Companies"). American Medcare Corporation ("AMC"), a holding company and parent of ICS, HCD, and Millard-Wayne, originally incorporated on January 11, 1983, was merged with and into InfoCure at the time the Offering became effective and is considered a predecessor company to InfoCure and the accounting acquirer of all the companies. All outstanding shares of AMC were converted into approximately 3.0 million shares of InfoCure Common Stock concurrently with the consummation of the Offering. The aggregate consideration paid for the Founding Businesses was approximately $3.7 million in cash and 907,000 shares of Common Stock for an aggregate value of $8.7 million including fees and other acquisition related costs.

  Subsequent to the consummation of the Offering and the acquisition of the Founding Companies, InfoCure acquired substantially all the assets or all the outstanding equity securities of the following companies: (i) Professional On-Line Computer, Inc. ("POLCI"); (ii) Commercial Computers, Inc. ("CCI"); (iii) SoftEasy Software, Inc. ("SoftEasy"); (iv) Pace Financial Corporation ("PACE"); and (v) the orthodontic business unit of HALIS Services, Inc. ("OPMS"). POLCI, CCI and SoftEasy were acquired with effect from October 1, 1997; PACE was acquired with effect from November 1, 1997 and OPMS was acquired with effect from December 1, 1997. Aggregate consideration for these acquisitions completed in the eleven months ended December 31, 1997 was approximately 77,000 shares of Common Stock and $11.7 million cash and debt, for an aggregate value of $12.4 million.

  Additionally, in the year ended December 31, 1998, InfoCure acquired substantially all the assets, subject to the assumption of certain liabilities, of Micro-Software Designs, Inc. ("MDI") and Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company and acquired the outstanding equity securities of Medical Software Integrators, Inc. ("MSI"). These acquisitions were effective from January 1, 1998 with respect to MDI and MSI and October 23, 1998 for HSD. Aggregate consideration for these acquisitions completed in 1998 was approximately 373,000 shares of Common Stock and $73.0 million cash and debt for an aggregate value of $77.1 million. These acquisitions, together with the acquisitions described in the preceding paragraph, are collectively referred to as the "Recent Acquisitions."

  In December 1998, InfoCure completed a merger with Radiology Management Systems, Inc. ("RADMAN"). The Company exchanged approximately 497,000 shares of InfoCure in the transaction. This acquisition was accounted for as a pooling of interests. Accordingly, the accompanying consolidated financial statements include the financial position, results of operations and cash flows of RADMAN for all periods.

  With the exception of the RADMAN transaction, the acquisitions of the Founding Companies as well as the Recent Acquisitions, have been accounted for using the purchase method of accounting.

  InfoCure, the Founding Companies, the Recent Acquisitions and RADMAN are referred to collectively as the Company. The Company changed its fiscal reporting period to December 31 effective February 1, 1997.

  The accompanying financial statements have been presented on a consolidated basis for the eleven months ended December 31, 1997, and the year ended December 31, 1998, including InfoCure, and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The accompanying consolidated financial statements include AMC (InfoCure's predecessor) and its subsidiaries, RADMAN, ICS

                              InfoCure Corporation
and HCD for the period from February 1, 1997; the Founding Companies for the period from July 11, 1997, and the Recent Acquisitions from their respective dates of acquisition.

  For the year ended January 31, 1997, the accompanying financial statements present the consolidated financial position, results of operation and cash flows of AMC and its wholly owned subsidiaries, RADMAN, ICS and, with effect from December 3, 1996, HCD, which was acquired as of that date.

2. Summary of Significant Accounting Policies

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

  Revenue from software sales is recognized upon shipment in instances where the Company has evidence of a contract, the fee charged is fixed and determinable and collection is probable. Hardware resales are recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, is recognized ratably over the life of the contract. Revenue from other services is recognized as the services are provided.

Cash and Cash Equivalents

  The Company considers all highly liquid investments with maturity dates of three months or less from the date of purchase to be cash equivalents.

Concentrations of Credit Risk

  The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas into which the Company's systems and services are sold. The Company performs periodic credit evaluations of its customers and generally does not require collateral. Bad debt expense was approximately $142,000, $159,000 and $862,000 for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, respectively. Corresponding write-offs of uncollectible accounts receivable were approximately $197,000, $143,000 and $280,000 for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, respectively.

  At certain times during the year, the Company maintains cash and cash equivalents in bank accounts in amounts above the federally insured limits.

Fair Value of Financial Instruments

  The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. Management estimates that the carrying amounts of the Company's financial instruments included in the accompanying consolidated balance sheets are not materially different from their fair values.

Inventories

  Inventory consists primarily of peripheral computer equipment and related supplies. Inventory is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

                              InfoCure Corporation

Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the related assets using both straight line and accelerated methods for financial reporting and primarily accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.

Capitalized Software Costs

  Software development costs are expensed as incurred prior to establishing the technological feasibility of a product. For the period between the establishment of technological feasibility and the time a product is available for general release, such costs are capitalized. Capitalized software costs are amortized using the straight-line method over the estimated lives of the related products (generally 48 months).

Goodwill and Other Intangible Assets

  Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. All goodwill is amortized on a straight-line basis over an estimated useful life of 15 years. The 15-year estimated useful life reflects management's analysis that goodwill is derived principally from the true value of the historical and estimated future life of its customer relationships, the longevity and continuing use of its core products and the relatively minor impact of technological obsolescence on these core products. Other intangible assets consist primarily of deferred loan costs which are being amortized over the life of the respective loans at rates which approximate the interest method.

Asset Impairment

  Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective for years beginning after December 15, 1995, requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. The Company periodically assesses whether there has been a permanent impairment of its long-lived assets, in accordance with SFAS No. 121. A write-down of assets due to impairment was required for the eleven months ended December 31, 1997, in the amount of approximately $7.8 million (Note 4).

Income Taxes

  The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than possible enactments of changes in the tax laws or rates.

Restructuring Costs

  The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees in accordance with Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring).

Earnings Per Share

  The Company has adopted the provisions of SFAS No. 128, Earnings Per Share, which is effective for fiscal years ending after December 15, 1997. Basic earnings per share for the eleven months ended

                              InfoCure Corporation

December 31, 1997 is calculated based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share include the dilutive effect of Common Stock equivalents. Earnings per share (EPS) for the year ended January 31, 1997, has not been presented as it is not considered meaningful due to the acquisitions of the Founding Companies and the Company's initial public offering in conjunction with the formation of the Company during the period ended December 31, 1997.

  Weighted average number of shares outstanding used in computing basic EPS for the eleven months ended December 31, 1997, were 4,880,455. Weighted average number of shares outstanding used in computing basic EPS for the year ended December 31, 1998, were 6,780,437. The impact of the assumed exercise of the Company's stock options and warrants and convertible preferred stock would have been antidilutive for the eleven months ended December 31, 1997, and the year ended December 31, 1998, and, therefore, diluted EPS data have not been presented. The impact of the assumed exercise of these instruments may have a dilutive effect in the future.

Reclassification

  Certain prior year amounts have been reclassified to conform with the current year presentation.

New Accounting Pronouncements

  SFAS No. 130, Reporting Comprehensive Income, became effective in 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purposes financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company addressed the requirements of SFAS No. 130 and there was no impact on the financial statements as a result.

  SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, became effective in 1998. It establishes standards for reporting information about operating segments in annual financial statements and interim financial reports issued to shareholders. Generally, certain financial information is required to be reported on the basis that is used internally for evaluating performance of and allocation of resources to operating segments. The Company has determined that this standard did not impact its current practice of reporting operating information.

  Statement of Position ("SOP") 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants, became effective in 1998. This Statement provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and establishes certain criteria for revenue recognition. The revenue recognition criteria stated in the pronouncement had no material impact on the Company's financial statements.

  SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, issued in April 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use and determining whether computer software is for internal use. This statement is effective for fiscal years beginning after December 15, 1998. Adoption of this statement is not expected to have a significant impact on infoCure's financial statements.

  SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in

                              InfoCure Corporation
the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2000, to affect its financial statements.

3. Business Combinations

  In December 1996, AMC, the predecessor to the Company, through its wholly-owned subsidiary HCD, acquired certain assets and assumed certain liabilities of a division of InfoSystems of North Carolina, Inc. ("ISI"). Aggregate consideration was $1.7 million comprised of $150,000 cash and a $1.55 million note payable to ISI.

  As described in Note 1, the Company, in conjunction with the July Offering, acquired the six Founding Companies. The Recent Acquisitions, also described in
Note 1, included POLCI, CCI and SoftEasy, acquired with effect from October 1, 1997; PACE, acquired with effect from November 1, 1997; and OPMS, acquired with effect from December 1, 1997. Additionally, the Recent Acquisitions described in Note 1 also included the fiscal 1998 acquisitions of MSI and MDI, acquired with effect from January 1, 1998, and HSD, acquired October 23, 1998.

  Also as described in Note 1, the Company merged with RADMAN in December 1998. This acquisition was accounted for as a pooling of interests. Accordingly, the accompanying consolidated financial statements include the financial position, results of operations and cash flows of RADMAN for all periods.

  All of the companies acquired have long-term marketing rights to and/or ownership of licensed software in various segments of the healthcare industry. Except for the RADMAN acquisition, all of the acquisitions of the Company and its predecessor have been accounted for under the purchase method of accounting and the acquired companies' results of operations from the respective acquisition dates are included in the accompanying consolidated financial statements.

  The separate results of operations of InfoCure and RADMAN for the periods presented follow. The amounts for the year ended January 31, 1997 are for AMC (InfoCure's predecessor).

                                           Year Ended Eleven Months Year Ended
                                            January       Ended      December
                                              31,     December 31,      31,
                                              1997        1997         1998
                                           ---------- ------------- -----------
   Revenue
     InfoCure............................. $2,494,563  $15,755,072  $59,235,474
     RADMAN...............................  3,856,730    2,519,361    4,488,098
                                           ----------  -----------  -----------
                                           $6,351,293  $18,274,433  $63,723,572
                                           ==========  ===========  ===========
   Net income (loss)
     InfoCure............................. $  254,094  $(8,569,498) $(2,881,712)
     RADMAN...............................     31,954     (161,590)   1,020,634
                                           ----------  -----------  -----------
                                           $  286,048  $(8,731,088) $(1,861,078)
                                           ==========  ===========  ===========

  The following unaudited pro forma information presents the consolidated results of operations of the Company as if the acquisitions had occurred as of the beginning of the immediately preceding period. The

                              InfoCure Corporation
pro forma information is not necessarily indicative of what would have occurred had the acquisitions been made as of such periods, nor is it indicative of future results of operations. The pro forma amounts give effect to appropriate adjustments for the fair value of the assets acquired, reductions in personnel costs and other operating expenses not assumed as part of the acquisitions, amortization of intangibles, interest expense and income taxes.

                                                    Eleven Months
                                        Year Ended      Ended      Year Ended
                                        January 31, December 31,  December 31,
            Pro Forma Amounts              1997         1997          1998
            -----------------           ----------- ------------- ------------
                                           (In Thousands Except Share Data)
   Revenue.............................   $48,589     $ 89,056      $101,938
   Net income (loss) available to
    common stockholders ...............     1,499      (18,174)       (3,002)
   Loss per share--basic and diluted...                  (2.52)        (0.34)

  The pro forma amounts for net income and earnings per share for the eleven months ended December 31, 1997 include the impact of asset impairment and restructuring charges as described in Note 4. Pro forma earnings per share for the year ended January 31, 1997 are not considered meaningful and have not been presented.

  The following tables summarize the fair values of the assets acquired, liabilities assumed and consideration given in connection with the foregoing acquisitions accounted for as purchases:

                                         Year Ended  Eleven Months Year Ended
                                          January        Ended      December
                                            31,      December 31,      31,
                                            1997         1997         1998
                                         ----------  ------------- -----------
   Accounts receivable.................. $  154,358   $ 3,218,513  $10,642,067
   Inventory............................        --            --     1,426,186
   Prepaid expenses.....................        --            --       347,374
   Property and equipment...............     60,000     1,216,574    4,831,662
   Goodwill.............................  1,926,717    21,644,540   56,148,495
   Capitalized software.................        --      1,717,956      420,082
   Other assets.........................      8,902     1,321,316      707,381
   Deferred revenue.....................   (432,324)   (2,690,051)  (4,942,109)
   Accounts payable.....................    (14,305)     (933,630)    (692,577)
   Notes payable........................        --     (1,650,173)         --
   Other liabilities....................     (3,348)   (2,744,090)    (742,118)
                                         ----------   -----------  -----------
   Net assets acquired..................  1,700,000    21,100,955   68,146,443
   Purchased research and development...        --            --     9,000,000
                                         ----------   -----------  -----------
   Total acquisition.................... $1,700,000   $21,100,955  $77,146,443
                                         ==========   ===========  ===========

  These acquisitions were funded as follows:

                                           Year Ended Eleven Months Year Ended
                                            January       Ended      December
                                              31,     December 31,      31,
                                              1997        1997         1998
                                           ---------- ------------- -----------
   Common stock........................... $      --   $ 5,569,110  $ 4,159,277
   Note payable and other payables........  1,550,000    6,991,324   12,825,912
   Cash...................................    150,000    8,540,521   60,161,254
                                           ----------  -----------  -----------
   Total consideration.................... $1,700,000  $21,100,955  $77,146,443
                                           ==========  ===========  ===========

                              InfoCure Corporation

  In addition to the foregoing consideration, certain of the purchase acquisition agreements provided for additional purchase consideration based on attaining certain revenue or operating income goals. The additional consideration will be accounted for as additional purchase price or compensation expense if and when earned. Maximum contingent consideration payable with respect to the Founding Companies originally aggregated
$4.7 million. As more fully described in Note 4, the Company's restructuring plans affected certain of the acquired companies such that portions of the contingent consideration related thereto was deemed earned and payable as of December 31, 1997. Accordingly, approximately $2.5 million of such consideration was included as part of the Company's restructuring costs for the eleven months ended December 31, 1997, in settlement of estimated contingent consideration obligations related to the affected companies. In the year ended December 31, 1998, the Company finalized negotiations with respect to contingent consideration for one affected company. As a result the Company agreed to an additional $750,000 of purchase consideration which is included in its restructuring costs for the year ended December 31, 1998.

  Maximum contingent consideration payable with respect to the Recent Acquisitions completed in 1998 aggregates $12.4 million. In 1998 contingent consideration of approximately $1.1 million was earned and has been recorded as additional purchase price pursuant to the terms of the original purchase agreement, as amended. Total remaining contingent consideration outstanding at December 31, 1998 is approximately $10.9 million.

Purchased Research and Development

  Through its acquisition of HSD, the Company acquired three in-process physician practice management system research and development projects. The Company assigned an aggregate value of $9.0 million to the projects, based on the results of an independent appraisal. The appraisal value was determined using a discounted cashflow model with a risk adjusted discount rate of 28%. The valuation also incorporated a stage of completion methodology where the value was adjusted based on the technology's percentage of completion. Based on the appraisal results, the three projects had an aggregate pre-acquisition cost of $9.9 million, an estimate of $900,000 cost to complete and were approximately 90% complete at the acquisition date. As of the acquisition date, technological feasibility had not been established and there were no alternative future uses for the projects. Therefore, the Company expensed the $9.0 million related to these in process research and development projects.

4. Impairment of Assets and Restructuring Costs

  Effective December 1, 1997, the Company determined to restructure through a plan to consolidate existing facilities and acquired operations. This restructuring plan enabled the Company to more effectively leverage its present and planned acquisitions, streamline its offering of products and services and respond more effectively to changing market conditions. In connection therewith, management also reevaluated the Company's investment in goodwill and capitalized software in light of current market conditions and the restructuring plan. Management determined that, based on current market conditions and an analysis of projected undiscounted future cash flows calculated in accordance with the provisions of SFAS No. 121, the carrying amount of certain long-lived assets, principally of Rovak and DR Software, may not be recoverable. The resultant impairment of long-lived assets, due principally to the impact of the Company's new acquisitions (Note 3), necessitated a write-down of approximately $7.8 million as follows: (i) $3.5 million and $2.8 million of goodwill representing the excess of cost over net assets of the acquisition of Rovak and DR Software, respectively, acquired in July 1997 and (ii) $1.5 million of capitalized software related to products whose future utility is diminished based on market conditions. The estimated fair values of these long-lived assets were determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved.

  In connection with effecting the consolidation and restructuring, the Company has also recorded costs and accrued liabilities to close redundant facilities, cancel leases and other executory contracts and recognize

                              InfoCure Corporation
contingent consideration earned or deemed as payable under terms of certain acquisition agreements for acquired companies affected by the consolidation and restructuring.

  The restructuring plan, which was completed in the second quarter of 1998, also included termination of certain redundant staff positions. Details of this element of the restructuring plan were finalized and communicated in the first quarter of 1998. Accordingly, compensation costs, including severance and other termination benefits, and other future costs related to the restructuring aggregating $1.1 million, were recognized in the first quarter of 1998 in accordance with EITF No. 94-3.

  Asset impairment and restructuring costs for the eleven months ended December 31, 1997 and the year ended December 31, 1998, are as follows:

                                                      Eleven Months
                                                          Ended      Year Ended
                                                      December 31,  December 31,
                    Cost related to                       1997          1998
                    ---------------                   ------------- ------------
   Write-off of goodwill............................   $ 6,360,063   $      --
   Write-off of capitalized software development
    costs...........................................     1,460,943          --
   Facility closure and consolidation...............       460,808          --
   Compensation costs for severance and other
    termination benefits............................           --     1,124,032
   "Earn-out" compensation for contingent
    consideration earned or deemed payable to former
    stockholders of entities affected by the
    consolidation and restructuring.................     2,558,169      750,000
   Other asset write-downs and costs................       296,044          --
                                                       -----------   ----------
   Total asset impairment and restructuring costs...   $11,136,027   $1,874,032
                                                       ===========   ==========

  As of December 31, 1998, approximately 50 employee terminations were related to restructuring actions. Accrued restructuring at December 31, 1998 totaled approximately $283,000, which is considered adequate to cover the facilities related costs which remain as a result of the 1997 restructuring plan.

5. Property and Equipment

  Major classes of property and equipment consisted of the following:

                                         Estimated
                                        Useful Lives December 31, December 31,
                                          (Years)        1997         1998
                                        ------------ ------------ ------------
   Office and computer equipment.......     3-5       $2,017,013  $ 6,765,489
   Furniture and fixtures..............     5-7          492,414    1,684,816
   Equipment under capital lease
    obligations........................     3-5          161,732    1,233,876
   Leasehold improvements..............     3-5           76,029      333,320
                                                      ----------  -----------
                                                       2,747,188   10,017,501
   Less accumulated depreciation.......                1,217,871    1,915,006
                                                      ----------  -----------
                                                     $1,529,317   $ 8,102,495
                                                      ==========  ===========

  Depreciation expense was approximately $78,000, $231,000 and $651,000 for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, respectively. In connection with the restructuring plan described in Note 4, the Company disposed of property and equipment, primarily office and computer equipment, with a net book value of approximately $155,000.

                              InfoCure Corporation

6. Other Intangible Assets

  Other intangible assets consisted of:

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Unamortized loan costs.............................  $  299,879   $4,655,739
   Capitalized software development costs.............     859,877    2,602,027
   Capitalized costs of future acquisitions...........     611,880      401,746
   Other..............................................     196,992      417,425
                                                        ----------   ----------
                                                         1,968,629    8,076,937
   Less accumulated amortization......................     645,861      768,555
                                                        ----------   ----------
                                                        $1,322,768   $7,308,382
                                                        ==========   ==========

  As described in Note 4, approximately $1.5 million of capitalized software was written-off during the eleven month period ended December 31, 1997. Amortization of capitalized software charged to operations was approximately $101,000, $331,000 and $112,000 for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998, respectively.

7. Accrued Expense

  Accrued expense consisted of the following:

                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
   Interest...........................................  $   85,174   $1,677,195
   Compensation.......................................     645,549    1,420,875
   Additional purchase price consideration............         --     1,100,000
   Taxes, other than income...........................      55,979      484,249
   Professional fees..................................     169,000      146,849
   Other..............................................     258,484    1,121,828
                                                        ----------   ----------
                                                        $1,214,186   $5,950,996
                                                        ==========   ==========

8. Notes Payable and Long-Term Debt

  The Company has a $2 million short-term note payable given in connection with an acquisition. The note bears interest at 12% per annum. The first installment of $1 million was due in January 1999 and the second installment is due and payable in February 1999.

  Long-term debt consisted of the following:

                                                                     December
                                                       December 31,     31,
                                                           1997        1998
                                                       ------------ -----------
   Notes payable, FINOVA Capital Corporation
    ("FINOVA") (1)....................................  $7,188,095  $68,350,807
   Subordinated notes payable, remainder of purchase
    price for acquisitions (2)........................   1,207,132   10,603,566
   Subordinated notes payable to stockholders;
    interest varies between 7% and 10%; maturing at
    various dates through 2001........................     618,328      180,058
   Other..............................................     336,583    2,107,185
                                                        ----------  -----------
                                                         9,350,138   81,241,616
   Less current portion...............................   2,061,393   12,883,684
                                                        ----------  -----------
                                                        $7,288,745  $68,357,932
                                                        ==========  ===========

                              InfoCure Corporation

(1) At December 31, 1997, the Company had a $10 million credit facility with FINOVA for the purpose of funding its acquisition program. The credit facility is collateralized by substantially all of the Company's assets and the accounts receivable, cash flows and assets of future acquisition companies. This facility has a five-year term and accrues interest at an annual rate of prime plus 1.25% to 2%, depending on the Company achieving certain debt service ratios. This facility also included a contingent obligation payment, due in 2001 or upon full prepayment, based on the Company achieving certain operating cash flows in excess of a base operating cash flow, as defined. At December 31, 1997, the interest rate was 10.5% per annum and the contingent obligation payment was indeterminable.

  In February 1998, an amendment to the credit facility and a new loan increased the available credit under this facility to $30 million and, in October 1998, another amendment and new loan increased the available credit under this facility to $70 million. In connection with the amendments and increases, the interest rates were prime plus 0.5% to 1% (8.75% at December 31, 1998) on the $20 million loan and fixed at 9.5% on the $40 million and $10 million loans. Principal is due on all the loans in quarterly installments, beginning at $2,777,000, increasing ratably to $6,777,000, before the final installment of $13,777,000 in October 2002. In addition, with the October 1998 amendment and increase, the Company agreed to pay fees and costs of approximately $2.5 million and issued warrants to the lender to acquire up to 245,000 shares of Common Stock. The estimated value of these warrants is $1.5 million, which is included in other intangible assets and is being amortized as interest expense over the remaining term of the loan. A portion of these fees and costs were in substitution of the contingent obligation payment described above.

(2) The notes payable for the remainder of purchase price for acquisitions consist of two notes at December 31, 1998. One note, for $10 million, is due in equal installments of principal over five years. The initial interest rate is eight percent per annum and increases each year to a maximum of 14 percent per annum. The note is convertible, at the Company's option during the first year of the term, into shares of Common Stock at a rate based on the price per share of an underwritten public offering or the market value of the Common Stock. The remaining $603,566 note bears interest at six percent per annum and is due October 1, 2000. This note is convertible into shares of Common Stock upon the closing of a public offering of the Common Stock (Note 14). The conversion price is $7.59 or $8.25 per share if the conversion occurs in 1999 or 2000, respectively.

  As of December 31, 1998, future maturities of these obligations are as follows:

       Year                                                            Amount
       ----                                                          -----------
       1999......................................................... $12,883,684
       2000.........................................................  14,217,296
       2001.........................................................  13,592,420
       2002.........................................................  38,473,429
       2003.........................................................   2,074,787
                                                                     -----------
         Total...................................................... $81,241,616
                                                                     ===========

9. Other Liabilities

  At December 31, 1997, other liabilities consisted primarily of approximately $6.3 million representing the balance payable in connection with the acquisition of PACE effective November 1, 1997. This amount was paid in the first quarter of 1998 from proceeds of long-term debt.

10. Commitments

Operating Leases

  The Company leases its office facilities and certain equipment under operating leases having terms ranging from one to seven years.

                              InfoCure Corporation

  Approximate future minimum rentals, by year and in the aggregate, under noncancellable operating leases with remaining terms of more than one year are as follows:

       Year                                                             Amount
       ----                                                           ----------
       1999.......................................................... $2,838,000
       2000..........................................................  2,393,000
       2001..........................................................  2,002,000
       2002..........................................................  1,847,000
       2003..........................................................    560,000
       Thereafter....................................................    203,000
                                                                      ----------
         Total....................................................... $9,843,000
                                                                      ==========

  Rent expense was approximately $140,000, $468,000 and $1,338,000 for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998, respectively.

Employee Benefit Plan

  In January 1998, the Company implemented a qualified 401(k) savings plan ("the Plan") covering all employees meeting certain age and years of service eligibility requirements. Eligible employees may contribute up to 15% of their annual salary to the Plan, subject to certain limitations. The Company may make matching contributions and may also provide profit-sharing contributions at its sole discretion. Employees become fully vested in any employer contributions after five years of service.

  During the eleven months ended December 31, 1997, the companies comprising the Founding Companies and the Recent Acquisitions had separate benefit plans for employee retirement. As of January 31, 1998, all previous plans were rolled into the newly adopted plan. Contributions to employee benefit plans for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998, were approximately $0, $34,000, and $435,000, respectively. The contribution for the year ended December 31, 1998 will be in Common Stock.

11. Stockholders' Equity

Common Stock

  In connection with the formation of the Company and concurrent with completion of its initial public offering, all of the approximately 52 million outstanding shares of AMC common stock were converted into approximately 3.0 million shares of Common Stock. The Company had 15,000,000 shares of $.001 par value Common Stock and 2,000,000 shares of $.001 par value Preferred Stock authorized at December 31, 1998. Shares of Common Stock issued and outstanding were 6,236,942 and 7,581,705, respectively, at December 31, 1997 and December 31, 1998.

Institutional Investor

  Under the terms of a private placement agreement with an institutional investor (the "Investor"), the Company can exercise options ("Put Options") with the Investor. Generally, upon exercise of a Put Option, the Investor must tender the amount designated by the Company (the "Investment Amount"). The number of shares to be issued upon exercise of a Put Option is based on a nominal discount of the stock's average closing price, as defined.

  The Investor has committed to invest up to $10 million. The Company has exercised $7 million in three installments from September 28 through December 31, 1998. The most recent installment, for $2 million, was initiated in December 1998, closed in January 1999, and is reflected as common stock issuable in the accompanying financial statements. A total of 351,322 shares were issued in the first two installments and 80,000 shares were issued in the third installment.

                              InfoCure Corporation

  The Company also granted the Investor warrants to acquire 100,000 shares of common stock (see below).

Convertible Redeemable Preferred Stock

  In February 1998, the Company completed the sale of 850,060 shares of its Convertible Redeemable Preferred Stock in a private placement for approximately $8.5 million which netted the Company $7.8 million after commissions and offering expenses. These proceeds were used primarily for funding future acquisitions and related expenses.

  The Preferred Stock is not currently entitled to any set level of dividends; however, in the event the Company should pay any dividend or make any other distribution in respect of its Common Stock, a dividend in a like amount must be paid in respect to the Preferred Stock based on the number of shares of Common Stock into which the Preferred Stock could then be converted.

  Shares of the Redeemable Preferred Stock are immediately convertible into shares of Common Stock. Until February 6, 1999, the shares can be converted into that number of Common Stock shares determined by dividing the initial price of $10.00 per share by a conversion price of $8.50. On February 6, 1999, the conversion price will be reset for the lesser of $8.50 per share or the trailing 30-day average closing price of the Common Stock, subject to a minimum of $6.75 per share. All unconverted shares of Preferred Stock will be redeemed by the Company for $10 per share plus accumulated and unpaid dividends in February 2003.

  The holders of Preferred Stock are entitled to vote together as a single class with the holders of Common Stock on all matters submitted to a vote of stockholders, except to the extent a separate class vote is required. The holders of Preferred Stock have one vote for each share of Common Stock that could then be acquired on conversion of their Preferred Stock.

  Upon any dissolution, liquidation or winding-up of the Company, before any payments are made to any holders of Common Stock or any other class or series the Company's capital stock then outstanding, the holders of Preferred Stock are entitled to receive an amount equal to $10.00 per share of Preferred Stock or, in the event the holders of Common Stock would be entitled to a greater payment, the holders of Preferred Stock are entitled to participate equally with the holders of Common Stock, on an as-converted basis, in such liquidating distribution.

  The Preferred Stock is not entitled to cumulative voting and has no preemptive rights. There is no sinking fund in respect of the Preferred Stock.

  In connection with the immediate conversion feature the Company recognized $800,000 as an accretive dividend attributable to the Preferred Stock issuance including commissions and the estimated value of warrants granted to the placement agent (see below).

Stock Compensation Plans

  The Company has stock option plans that provide for the granting of incentive and non-qualified options to purchase the Company's Common Stock to selected officers, other key employees, directors, and consultants. These plans include the InfoCure Corporation 1996 Stock Option Plan, the InfoCure Corporation Length-of-Service Nonqualified Stock Option Plan, and the InfoCure Corporation Directors Stock Option Plan. The Company also assumed the stock options of AMC, its predecessor, which were outstanding at July 10, 1997. Such options were converted at the same rate used in connection with the conversion of AMC's common stock.

  Under the InfoCure Corporation 1996 Stock Option Plan 3,000,000 shares of Common Stock of the Company have been reserved for option grants to directors, officers, other key employees, and consultants. Employees of the Company may be granted Incentive Stock Options (ISOs) within the dollar limitations under

                              InfoCure Corporation

Section 422(d) of the Internal Revenue Code. The exercise price of all ISOs shall not be less than the fair market value of the Common Stock as of the option grant date (110% of such value for 10% shareholders). Options granted to directors and consultants must be nonqualified stock options. Options vest ratably over the four year period beginning on the grant date.

  Under the InfoCure Corporation Length-of-Service Nonqualified Stock Option Plan, 500,000 shares of Common Stock of the Company have been reserved for issuance to employees of the Company. Employees are granted nonqualified stock options based on years of service with the Company and are fully vested four years from the grant date. The exercise price of options issued pursuant to this plan shall be no less than the fair market value of the Common Stock as of the grant date.

  Under the InfoCure Corporation Directors Stock Option Plan, 100,000 shares of Common Stock of the Company have been reserved for issuance as nonqualified stock options to Directors of the Company who are not employees of the Company. Upon appointment to the Board of Directors, a director receives an option grant of 10,000 shares and may receive an additional option grant of 2,500 shares on each anniversary date. One-half of the options granted pursuant to this plan vests after one year of service following the grant date and the other one-half vests after two years of service following the grant date.

  In 1998, the Company implemented the InfoCure Employee Stock Purchase Plan. This plan allows employees of the Company to purchase Common Stock through payroll deductions for 85% of fair market value. As of December 31, 1998, there are 150,000 shares of Common Stock reserved for issuance under this plan.

  In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, Accounting for Stock-Based Compensation, effective for InfoCure beginning February 1, 1996. SFAS No. 123 defines a "fair value method" of accounting for employee stock options. It also allows accounting for such options under the "intrinsic value method" in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. If a company elects to use the intrinsic value method, then pro forma disclosures of earnings and earnings per share are required as if the fair value method of accounting was applied. The effects of applying SFAS No. 123 in the pro forma disclosures are not necessarily indicative of future amounts because the pro forma disclosures do not take into account the amortization of the fair value of awards prior to 1995. Additionally, InfoCure is expected to grant additional awards in future years.

  The Company has elected to account for its stock options under the intrinsic value method as outlined in APB No. 25. The fair value method requires use of option valuation models, such as the Black-Scholes option valuation model, to value employee stock options, upon which a compensation expense is based. The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because InfoCure's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options. Under the intrinsic value method, compensation expense is only recognized if the exercise price of the employee stock option is less than the market price of the underlying stock on the date of grant.

  In accordance with SFAS No. 123, the fair value for the Company's employee stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted

                              InfoCure Corporation
average assumptions for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998.

                                                    Eleven Months
                                        Year Ended      Ended      Year Ended
                                        January 31, December 31,  December 31,
                                           1997         1997          1998
                                        ----------- ------------- ------------
   Risk-free interest rate.............    7.5%       5.7-6.2%         6%
   Dividend yield......................    0.0%         0.0%          0.0%
   Volatility factor...................    0.0%         19.7%         58%
   Weighted average expected life (in
    years).............................    5-10           5            4

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information, excluding earnings per share for year ended January 31, 1997 which are not considered meaningful, follows:

                                                    Eleven Months
                                        Year Ended      Ended      Year Ended
                                        January 31, December 31,  December 31,
                                           1997         1997          1998
                                        ----------- ------------- ------------
                                           (In Thousands Except Share Data)
   Net income (loss) available to
    common stockholders
     As reported.......................    $286       $ (8,731)     $(2,661)
     Pro forma.........................      46         (8,835)      (3,803)

   Basic and diluted loss per share
     As reported.......................               $  (1.79)     $ (0.39)
     Pro forma.........................                  (1.81)       (0.56)

  A summary of stock option activity, and related information for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998 follows:

                                                                       Weighted-
                                                                        Average
                                                                       exercise
                                                             Options     price
                                                            ---------  ---------
   Outstanding at February 1, 1996.........................   238,640   $12.78
     Granted...............................................   138,710     4.05
     Exercised.............................................   (29,830)    0.02
     Forfeited or canceled.................................  (178,980)   16.76
                                                            ---------
   Outstanding at January 31, 1997.........................   168,540     3.63
     Granted...............................................   985,471     4.23
     Exercised.............................................       --       --
     Forfeited or canceled.................................    (2,983)    1.67
                                                            ---------
   Outstanding at December 31, 1997........................ 1,151,028     4.15
     Granted............................................... 1,697,475    12.64
     Exercised.............................................   (50,887)    1.22
     Forfeited or canceled.................................  (251,829)    8.26
                                                            ---------
   Outstanding at December 31, 1998........................ 2,545,787     9.74
   Options exercisable at January 31, 1997.................    36,542     1.74
   Options exercisable at December 31, 1997................    68,236     2.91
   Options exercisable at December 31, 1998................   361,232     4.22

                              InfoCure Corporation

  The weighted average fair value of options granted for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998, were $0.11, $1.34 and $6.81, respectively.

  The following table summarizes information about the Company's outstanding stock options at December 31, 1998.

                          Options Outstanding            Options Exercisable
                 ------------------------------------- ------------------------
                                 Weighted-
                     Number       Average    Weighted-     Number     Weighted-
     Range of    Outstanding at  Remaining    Average  Exercisable at  Average
     Exercise     December 31,  Contractual  Exercise   December 31,  Exercise
      Prices          1998      Life (Years)   Price        1998        Price
     --------    -------------- ------------ --------- -------------- ---------
   $ 1.68- 4.13      708,696        2.6       $ 4.01      266,211       $3.81
     4.19- 9.81      454,742        2.7         7.55       95,021        5.31
    10.00-13.50    1,320,549        3.8        13.29          --          --
    13.63-26.44       61,800        3.6        15.77          --          --
   ------------    ---------        ---       ------      -------       -----
   $ 1.68-26.44    2,545,787        3.2       $ 9.74      361,232       $4.22
   ============    =========        ===       ======      =======       =====

Restricted Stock Award

  In 1998, the Board approved a restricted stock award aggregating 95,000 shares as part of an incentive compensation package to three executives. The fair value of this award at the grant date, approximately $1.1 million, is deferred compensation amortizable over its ten year vesting period; however, the vesting can be accelerated upon the occurrence of certain events. Under the terms of the agreement, 50% of shares not vested will automatically vest upon the Company's stock having an average closing price of $25 per share over a 20-day period. The remainder of shares not vested will automatically vest upon the Company's stock having an average closing price of $40 per share over a 20-day period. Based on these criteria, approximately $500,000 vested in the first quarter of 1999 and it is possible that the remaining portion will also vest during the first quarter 1999.

Warrants

  In 1997, the Company issued to an investment advisory firm a warrant to acquire 110,000 shares of Common Stock at $5.50 per share. This warrant was in lieu of approximately $330,000 payable to the investment advisory firm principally for services in connection with the Company's acquisition program. An executive/director is associated with this investment advisory firm.

  In connection with the acquisition of PACE, the Company issued to the former owners of PACE warrants to acquire 186,000 shares of Common Stock at an exercise price of $9.13 per share. These warrants have a ten-year term.

  In connection with the Redeemable Preferred Stock private placement in February 1998, the Company granted to the placement agent a ten-year warrant to acquire 100,000 shares of Common Stock at an exercise price of $9.00 per share. The $219,000 estimated value of this warrant was recorded as part of the accretive dividend attributed to the preferred stockholders.

  In connection with a private placement arrangement with the Investor, the Company granted a warrant to acquire 100,000 shares of Common Stock at $23.00 per share. This warrant has a five-year term and is immediately exercisable.

                              InfoCure Corporation

  In connection with the October 1998 loan which increased the Company's credit facility, the lender was granted the right to acquire up to 245,000 shares of Common Stock at $12 per share. At December 31, 1998, an immediately exercisable warrant for 225,000 shares had been issued with a ten-year term. The $1.5 million estimated value of this warrant has been recorded as deferred loan costs.

  None of the foregoing warrants have been exercised.

12. Income Taxes

  The components of income tax expense (benefit) are as follows:

                                                    Eleven Months
                                        Year Ended      Ended      Year Ended
                                         January    December 31,  December 31,
                                         31, 1997       1997          1998
                                        ----------  ------------- ------------
   Current:
     Federal........................... $     696    $    38,849  $ 1,064,000
     State.............................       120          7,000      235,000
                                        ---------    -----------  -----------
   Total current.......................       816         45,849    1,299,000
                                        ---------    -----------  -----------
   Deferred:
     Federal...........................  (168,146)    (1,406,741)  (1,104,000)
     State.............................   (29,670)      (248,250)    (244,000)
                                        ---------    -----------  -----------
   Total deferred......................  (197,816)    (1,654,991)  (1,348,000)
                                        ---------    -----------  -----------
   Change in deferred tax asset
    valuation allowance................  (671,000)       285,000     (285,000)
                                        ---------    -----------  -----------
   Net income tax benefit.............. $(868,000)   $(1,324,142) $  (334,000)
                                        =========    ===========  ===========


  Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:

                                                      December 31, December 31,
                                                          1997         1998
                                                      ------------ ------------
   Current:
     Deferred tax assets
       Allowance for doubtful accounts...............  $   20,000   $  247,000
       Deferred revenue and customer deposits........     617,000      235,000
       Accrued restructuring costs...................     309,000       72,000
       Credit carryforwards..........................      60,000          --
       Accrued expense...............................     154,000       76,000
       Other.........................................         --        45,000
                                                       ----------   ----------
                                                        1,160,000      675,000
                                                       ----------   ----------
   Noncurrent:
     Deferred tax assets
       Basis difference of goodwill, capitalized
        software costs, property and equipment and
        other assets.................................   1,620,000    4,760,000
       Net operating loss carryforwards..............     648,000      259,000
                                                       ----------   ----------
                                                        2,268,000    5,019,000
                                                       ----------   ----------
   Subtotal..........................................   3,428,000    5,694,000
   Valuation allowance...............................    (285,000)         --
                                                       ----------   ----------
                                                       $3,143,000   $5,694,000
                                                       ==========   ==========

                              InfoCure Corporation

  The Company's effective income tax rate varied from the U.S. federal statutory rate as follows:

                                                    Eleven Months
                                        Year Ended      Ended      Year Ended
                                         January    December 31,  December 31,
                                         31, 1997       1997          1998
                                        ----------  ------------- ------------
   Expected tax benefit................ $(198,000)   $(3,419,000)  $(746,000)
   Increase (decrease) in income taxes
    resulting from:
     State income benefit..............   (35,000)      (603,000)   (154,000)
     Nondeductible goodwill............   (14,000)     2,306,000     724,000
     Other, net........................    50,000        106,858     127,000
     Change in deferred tax asset
      valuation allowance..............  (671,000)       285,000    (285,000)
                                        ---------    -----------   ---------
   Net income tax benefit.............. $(868,000)   $(1,324,142)  $(334,000)
                                        =========    ===========   =========

  As of December 31, 1998, the Company and its subsidiaries have net operating loss carryforwards for federal income tax purposes of approximately $761,000 which expire at various dates to 2013.

13. Supplemental Cash Flow Information

  Cash payments for interest amounted to approximately $99,000, $309,000 and $1,906,000 for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998, respectively. The Company made cash payments for income taxes of approximately $0, $5,000 and $1,200,000 for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, respectively.

  During the year ended January 31, 1997, the Company acquired certain assets and assumed certain liabilities of HCD for consideration of a note in the amount of $1,550,000 and cash of $150,000. During the eleven months ended December 31, 1997, the Company issued Common Stock with an aggregate fair value of approximately $5.6 million and incurred notes payable and other liabilities of approximately $7.0 million in connection with acquisition of the Founding Companies and the Recent Acquisitions. During the year ended December 31, 1998, the Company issued Common Stock with an aggregate fair value of approximately $4.2 million and incurred notes payable and other liabilities of approximately $12,800,000 in connection with acquisitions completed during the period.

  During the year ended January 31, 1997, and year ended December 31, 1998, the Company issued stock warrants with an aggregate value of approximately $190,000 and $1.7 million, respectively, for services rendered to the Company.

14. Subsequent Events

  In January 1999, the Company filed a registration statement to offer to the public 3 million shares of its Common Stock. The Company intends to use the proceeds to repay amounts outstanding on the FINOVA credit facility and notes payable to The Reynolds and Reynolds Company from the purchase of HSD. The balance of the proceeds will be used for working capital and other general corporate purposes. In connection with planned extinguishment of outstanding debt, the Company will incur debt extinguishment costs of as much as $5.1 million, representing write-off of deferred loan costs, including costs paid after December 31, 1998.

  In two separate transactions in February 1999, the Company merged with OMSystems, Inc. ("OMS") and Macon Systems Management, LLC ("MSM") in business combinations to be accounted for as pooling of interests. The Company exchanged approximately 1,144,000 shares of Common Stock in the OMS transaction

                              InfoCure Corporation
and 83,000 shares of Common Stock in the MSM transaction. OMS and MSM provide practice management software for orthodontists and dermatologists, respectively.

  Pro forma unaudited results of operations assuming the OMS merger occurred on February 1, 1996 are as follows:

                                                     Eleven Months
                                         Year Ended      Ended      Year Ended
                                         January 31, December 31,  December 31,
                                            1997         1997          1998
                                         ----------- ------------- ------------
                                            (In Thousands Except Share Data)
Net revenue............................    $16,037      $29,617      $78,676
Net income (loss) available to common
 stockholders..........................      1,628       (7,124)      (5,957)
Net loss per share--basic and diluted..                   (1.18)       (0.75)

  Earnings per share for the year ended January 31, 1997, has not been presented as it is not considered meaningful due to the acquisitions of the Founding Companies and the Company's initial public offering in conjunction with the formation of the Company during the period ended December 31, 1998.

  The pro forma information presented does not include the results of operations of MSM as this merger was not considered significant.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
The Reynolds and Reynolds Company:

  We have audited the accompanying balance sheets of the Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company ("R&R") as of September 30, 1998 and 1997, and the related statements of operations and deficit in divisional net assets, and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of R&R and HSD's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of HSD at September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Dayton, Ohio
January 15, 1999

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

                                 BALANCE SHEETS
                   SEPTEMBER 30, 1998 AND 1997 (In thousands)

                                                              1998      1997
                                                            --------  --------
CURRENT ASSETS:
  Cash and cash equivalents................................ $      4  $     74
  Accounts receivable (less allowance for doubtful accounts
   of $958--1998 and $974--1997)...........................   11,946    11,423
  Inventories--finished goods..............................    1,607     1,836
  Prepaid expenses and other assets........................      566       649
                                                            --------  --------
    Total current assets...................................   14,123    13,982
                                                            --------  --------
PROPERTY, PLANT AND EQUIPMENT:
  Leasehold improvements...................................      700       572
  Computer and other equipment.............................    5,977     4,871
  Furniture and other......................................    1,881     1,645
  Construction in progress.................................        1        90
                                                            --------  --------
    Total property, plant and equipment....................    8,559     7,178
  Less accumulated depreciation............................    4,987     3,671
                                                            --------  --------
    Net property, plant and equipment......................    3,572     3,507
                                                            --------  --------
INTANGIBLE ASSETS:
  Goodwill, net............................................    8,824     9,852
  Software licensed to customers, net......................    5,071     5,997
  Other, net...............................................    1,447     3,374
                                                            --------  --------
    Total intangible assets................................   15,342    19,223
                                                            --------  --------
OTHER ASSETS...............................................      921     2,133
                                                            --------  --------
TOTAL ASSETS............................................... $ 33,958  $ 38,845
                                                            ========  ========
CURRENT LIABILITIES:
  Accounts payable:
   Trade................................................... $  2,122  $  2,340
   Other...................................................    1,024     1,727
  Accrued liabilities:
   Compensation and related items..........................    2,466     3,033
   Other...................................................    1,335     1,543
  Deferred revenues........................................      210       867
                                                            --------  --------
    Total current liabilities..............................    7,157     9,510
                                                            --------  --------
  Other liabilities:
   Postretirement medical..................................      402       222
   Pensions................................................    1,655     1,143
   Other...................................................       41       797
                                                            --------  --------
    Total other liabilities................................    2,098     2,162
                                                            --------  --------
ADVANCES FROM PARENT, NET..................................   35,789    47,907
                                                            --------  --------
DEFICIT IN DIVISIONAL NET ASSETS...........................  (11,086)  (20,734)
                                                            --------  --------
TOTAL LIABILITIES AND DEFICIT IN DIVISIONAL NET ASSETS..... $ 33,958  $ 38,845
                                                            ========  ========

                       See notes to financial statements.

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

         STATEMENTS OF OPERATIONS AND DEFICIT IN DIVISIONAL NET ASSETS
                 YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
                                 (In thousands)

                                                      1998      1997     1996
                                                    --------  --------  -------
NET SALES AND REVENUES:
  Products......................................... $ 23,194  $ 22,651  $24,259
  Services.........................................   24,874    17,796   16,412
                                                    --------  --------  -------
      Total net sales and revenues.................   48,068    40,447   40,671
                                                    --------  --------  -------
COSTS AND EXPENSES
  Cost of sales:
    Products.......................................   18,541    18,935   16,701
    Services.......................................   14,639     8,917    7,986
                                                    --------  --------  -------
      Total cost of sales..........................   33,180    27,852   24,687
                                                    --------  --------  -------
  Selling, general and administrative expenses.....   32,650    42,815   24,339
  Restructuring charge.............................      --      1,427      --
                                                    --------  --------  -------
      Total costs and expenses.....................   65,830    72,094   49,026
                                                    --------  --------  -------
OPERATING LOSS.....................................  (17,762)  (31,647)  (8,355)
                                                    --------  --------  -------
OTHER CHARGES (INCOME):
  Interest expense.................................        1         3        1
  Interest income..................................      (51)      (49)     (16)
  Other............................................      (23)      (20)       7
                                                    --------  --------  -------
      Total other income...........................      (73)      (66)      (8)
                                                    --------  --------  -------
LOSS BEFORE INCOME TAX BENEFIT.....................  (17,689)  (31,581)  (8,347)
INCOME TAX BENEFIT.................................   (6,603)  (10,847)  (2,900)
                                                    --------  --------  -------
NET LOSS...........................................  (11,086)  (20,734)  (5,447)
DEFICIT IN DIVISIONAL NET ASSETS:
  Beginning of period..............................  (20,734)   (5,447)  (2,458)
  Advance from parent..............................   20,734     5,447    2,458
                                                    --------  --------  -------
  End of period.................................... $(11,086) $(20,734) $(5,447)
                                                    ========  ========  =======


                       See notes to financial statements.

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
                                 (In thousands)

                                                     1998      1997     1996
                                                   --------  --------  -------
CASH FLOWS PROVIDED BY (USED IN) OPERATING
 ACTIVITIES:
 Net loss......................................... $(11,086) $(20,734) $(5,447)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
  Purchased in-process research and development
   costs..........................................             11,000
  Depreciation and amortization...................    7,095     5,587    3,387
  Loss on sales of assets.........................                138        4
 Changes in operating assets and liabilities, net
  of assets acquired:
  Accounts receivable.............................     (523)      686   (2,998)
  Inventories.....................................      229      (526)     247
  Prepaid expenses, intangible and other assets...    1,340       379     (258)
  Accounts payable................................     (921)      194    1,485
  Accrued and other liabilities...................   (1,917)   (1,083)     675
                                                   --------  --------  -------
   Net cash used in operating activities..........   (5,783)   (4,359)  (2,905)
                                                   --------  --------  -------
CASH FLOWS PROVIDED BY (USED IN) INVESTING
 ACTIVITIES:
 Business combinations, net of cash acquired......     (494)  (17,524)
 Capital expenditures.............................   (1,425)   (1,244)  (2,478)
 Net proceeds from sales of assets................       34        19      622
 Capitalization of software licensed to
  customers.......................................   (1,018)   (1,065)    (888)
                                                   --------  --------  -------
   Net cash used in investing activities..........   (2,903)  (19,814)  (2,744)
                                                   --------  --------  -------
CASH FLOWS PROVIDED BY (USED IN) FINANCING
 ACTIVITIES:
 Advances from parent, net........................    8,616    26,015    5,349
 Principal payment on debt........................             (1,769)     (10)
                                                   --------  --------  -------
   Net cash provided by financing activities......    8,616    24,246    5,339
                                                   --------  --------  -------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS.......      (70)       73     (310)
CASH AND EQUIVALENTS--Beginning of year...........       74         1      311
                                                   --------  --------  -------
CASH AND EQUIVALENTS--End of year................. $      4  $     74  $     1
                                                   ========  ========  =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTION -
 Advance from parent.............................. $ 20,734  $  5,447  $ 2,458
                                                   ========  ========  =======


                       See notes to financial statements.

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
                                 (In thousands)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business--The financial statements include the accounts of the Healthcare Systems Division ("HSD" or the "Division") of The Reynolds and Reynolds Company ("R&R"). HSD sells computer systems including both hardware and software to a wide range of entities that operate in the healthcare industry. HSD also receives service revenue from hardware and software maintenance as well as training and installation services.

  Because HSD is operated as a segment of R&R, these financial statements may not necessarily be representative of results that would have been attained if HSD had operated as a separate entity.

  Use of Estimates--The financial statements are prepared in conformity with generally accepted accounting principles and include amounts based on management's best estimates and judgments. The use of estimates and judgments may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  Cash and Cash Equivalents--For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, cash deposits and investments with maturities of three months or less at the time of purchase. The carrying amount of these short-term investments approximates fair value.

  Concentrations of Credit Risk--The Company is a leading provider of information management systems to entities in the healthcare industry. A significant portion of accounts receivable are due from such entities.

  Inventories--Inventories, which consist primarily of computer equipment, are stated at the lower of cost or market. Cost is determined by specific identification. Market is based on net realizable value.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost. Depreciation and amortization are provided over the estimated useful service lives of the assets or asset groups, principally on the straight-line method for financial reporting purposes. Estimated asset lives are:

                                                                          Years
                                                                          ------
   Lease improvements.................................................... 3 - 5
   Computer and other equipment.......................................... 3 - 5
   Furniture and other................................................... 3 - 15

  Intangible Assets--The excess of cost over the fair value of net assets of companies acquired is recorded as goodwill and is amortized on a straight-line basis over primarily seven years. Amortization expense was $2,261, $1,878 and $1,803 for the years ended September 30, 1998, 1997 and 1996, respectively. At September 30, 1998 and 1997, accumulated amortization was $7,328 and $5,067, respectively.

  The Company capitalizes certain costs of developing its software products. Upon completion of a software product, amortization is determined based on the larger of the amounts computed using (a) the ratio that current gross revenues for each product bears to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, primarily five years. Amortization expense for software licensed to customers was $1,943, $1,103 and $116 for the years ended September 30, 1998, 1997 and 1996, respectively. Amortization expense, which is included in cost of goods sold, for the year ended September 30, 1998 includes a $750 write-off of capitalized software, which

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY was determined to be impaired based on management's analysis of undiscounted future cash flows. In addition, amortization expense for the year ended September 30, 1997 included $648 from special charges (see Note B). At September 30, 1998 and 1997 accumulated amortization was $13,742 and $11,799, respectively.

  Other intangible assets are amortized over periods ranging from two to fifteen years. Amortization expense was $1,564, $1,473 and $534 for the years ended September 30, 1998, 1997 and 1996, respectively. At September 30, 1998 and 1997 accumulated amortization was $6,846 and $5,282, respectively.

  The carrying values of goodwill and other intangible assets are reviewed if the facts and circumstances indicate potential impairment of their carrying value. Any impairment in the carrying value of such intangibles is recorded when identified in accordance with APB Opinion No. 17, "Intangible Assets" and Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

  Revenue Recognition--Revenues consist of both product sales and service revenues. Products sales, including computer hardware and software licenses, are recorded upon shipment to customers. Service revenues, which include computer hardware maintenance, software support and training are recorded ratably over the contract period or as services are performed.

  Lease Obligations--The Division, along with other divisions at R&R, leases premises and equipment under various capital and operating lease agreements. However, the Division has not entered into significant leasing arrangements separate from other R&R divisions; therefore, future minimum rental commitments are not significant. Rental expenses allocated to the Division were $2,383, $2,001 and $1,397 for the years ended September 30, 1998, 1997 and 1996, respectively.

  Research and Development Costs--The Company expenses research and development costs as incurred. These costs were $4,092, $14,676 and $3,240 for the years ended September 30, 1998, 1997 and 1996, respectively. These costs are included in selling, general and administrative expenses in the accompanying statements of operations. Included in the year ended September 30, 1997 are $11,000 of purchased in-process research and development costs. In-process research and development acquired in business combinations represented software development costs for which technological feasibility was not established and for which there was no alternative future use.

  Income Taxes--The results of operations of HSD are included in a consolidated federal income tax return with R&R. Federal income tax benefits allocable to the operations of HSD are calculated as if it had filed separate income tax returns, state income taxes are allocated based on R&R's overall effective state tax rate. Income tax benefits are charged against advances from parent, net. No deferred tax assets or liabilities are allocated by R&R to the Division.

  Reclassifications--Certain amounts in the 1997 financial statements have been reclassified to conform to the 1998 presentation.

B. RESTRUCTURING AND SPECIAL CHARGES

  During the year ended September 30, 1997, the Division recorded a pretax charge of $13,075 consisting of a $1,427 restructuring charge and $11,648 of other special charges. After income tax benefits, the charges

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY increased net loss by $9,530. The income tax rate on the combined charges represented a 27.1% effective tax rate because not all of the charges were tax deductible. Major components of the charges are listed on the following table:

                                                  Restructuring Special  Total
                                                     Charge     Charges Charges
                                                  ------------- ------- -------
Employee termination benefits....................    $1,427     $       $ 1,427
In-process research and development..............                11,000  11,000
Discontinued products............................                   648     648
                                                     ------     ------- -------
  Totals.........................................    $1,427     $11,648 $13,075
                                                     ======     ======= =======

  Restructuring Charge--Employee termination benefits consisted of involuntary severance benefits and voluntary retirement benefits for 23 employees. Through September 30, 1998, all involuntary termination benefits had been paid. See Note E to the financial statements for a discussion of voluntary retirement benefits.

  Special Charges--In-process research and development expenses resulted from two recent computer services business combinations and represented software development costs for which technological feasibility was not established and for which there were no alternative future use. The balance of special charges represented primarily the write-off of discontinued software licensed to customers. Special charges increased cost of sales $648 and selling, general and administrative expenses $11,000.

C. BUSINESS COMBINATIONS

  In fiscal year 1997, the Division purchased two healthcare computer services businesses for $17,524, paid from R&R's available cash. One of the businesses, acquired June 30, 1997, provided information systems to physician practices with primary emphasis on practice management systems for hospital-based physicians. The other business, acquired February 28, 1997, has capabilities in electronic medical records and clinical management. These businesses had annual sales of about $10,000. Based on management's analysis of cash flows and an appraisal, $11,000 of the purchase price was allocated to in-process research and development, representing software development costs for which technological feasibility was not established and for which there was no alternative future use. Through September 30, 1998, no amounts have been capitalized for software development relating to these projects.

  Recorded liabilities of acquired companies included the costs to exit duplicate facilities. Key elements of the costs accrued for exiting duplicate facilities were involuntary termination benefits of $398 and lease costs of $219. Involuntary termination benefits represent severance payments and outplacement services for 54 employees. Through September 30, 1998, all severance benefits were paid and the Division bought out its remaining lease obligation. Costs paid approximated those reserved.

  All business combinations were accounted for as purchases and the accounts of the acquired businesses were included in the Division's financial statements since the dates of acquisition. In connection with the business combinations, the Division recorded goodwill of $2,889 in 1997. This goodwill is being amortized on a straight-line basis over seven years.

  Pro Forma Information (Unaudited)--On a pro forma basis, assuming that the 1997 business combinations were made as of October 1, 1995, the revenues of HSD would have increased by $9,700 and $13,500 for the years ended September 30, 1997 and 1996, respectively. Net loss would have decreased by $7,700 for the year-ended September 30, 1997 and increased by $2,300 for the year-ended September 30, 1996. The in-process research and development charge was excluded from both 1997 and 1996. These pro forma results of operations include pre-acquisition results of the businesses acquired and may not be indicative of the results of operations that actually would have been obtained if the business combination had been in effect or that may be obtained in the future.

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

D.INCOME TAX BENEFIT

                                                           1998   1997    1996
                                                          ------ ------- ------
Provision for Income Tax Benefit
  Federal................................................ $5,288 $ 8,618 $2,301
  State and local........................................  1,315   2,229    599
                                                          ------ ------- ------
Income tax benefit....................................... $6,603 $10,847 $2,900
                                                          ====== ======= ======

                                    1998             1997              1996
                               ---------------  ----------------  ---------------
                               Amount  Percent  Amount   Percent  Amount  Percent
                               ------  -------  -------  -------  ------  -------
Reconciliation of Income Tax
 Rates
  Statutory federal income
   taxes...................... $6,191   35.0 %  $11,053   35.0 %  $2,921   35.0 %
  State and local taxes less
   federal income tax effect..    855    4.8      1,449    4.6       390    4.7
  Goodwill amortization and
   write-off..................   (371)  (2.1)      (323)  (1.0)     (313)  (3.7)
  In-process research and
   development................                   (1,401)  (4.4)
  Other.......................    (72)  (0.4)        69    0.1       (98)  (1.3)
                               ------   ----    -------   ----    ------   ----
Income tax benefit............ $6,603   37.3 %  $10,847   34.3 %  $2,900   34.7 %
                               ======   ====    =======   ====    ======   ====

E.POSTRETIREMENT BENEFITS

  Pension benefits for the majority of the Division's employees are provided through plans that are maintained by R&R. Pension benefits are based primarily on years of service and compensation. R&R's funding policy is to make annual contributions to the pension plan sufficient to meet or exceed the minimum statutory requirements.

  The Division also participates in the R&R sponsored defined benefit medical plan for employees who retired before October 1, 1993. Future retirees may purchase postretirement medical insurance from R&R. Discounts from the market price of postretirement medical insurance will be provided to certain retirees based on age and length of remaining service as of October 1, 1993. R&R also sponsors a defined benefit life insurance plan in which substantially all of the Division's employees participate. Medical and life insurance benefits are funded on a pay as you go basis.

  The Division was allocated $1,128, $1,691, and $656, respectively of pension expense and $59, $171, and $25, respectively, of postretirement medical and life insurance benefits expense for the years ended September 30, 1998, 1997 and 1996. During the year ended September 30, 1997, the Division expensed $769 of special termination benefits in connection with a voluntary retirement program.

F. RELATED PARTY TRANSACTIONS

  All of HSD's financing requirements are provided by R&R. These financial statements do not include any long-term debt or interest expense because the Division has not guaranteed the debt nor pledged any of its assets against the debt. Such amounts are included in advances from parent, and will be increased or decreased based on cash flows of the Division. R&R has allocated to the Division costs related to employee benefits, data processing and other corporate overhead of $2,077, $1,475 and $1,115 for the years ended September 30, 1998, 1997 and 1996, respectively, which are included in selling, general and administrative expenses. Management believes that the amounts allocated are reasonable; however, the amounts that would have been or will be incurred on a separate company basis could differ from the estimated amounts due to economies of scale realized by R&R and differences in management techniques and organization.

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

G. ACCOUNTING STANDARDS

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition," which supersedes SOP 91-1, "Software Revenue Recognition." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The new SOP will be effective for transactions entered into in fiscal years beginning after December 15, 1997. Management believes the adoption of this pronouncement will reduce revenues in the period of adoption. The effect on net sales and revenue has not yet been determined. The adoption will not effect the Division's future cash flows.

H. SUBSEQUENT EVENT

  On October 23, 1998, R&R sold substantially all the assets of the Division, net of certain liabilities to be assumed, to InfoCure Corporation for approximately $50.0 million.

                                  * * * * * *

Inside back cover:

  The top, left-hand corner of the page bears the caption "InfoMine. Point. Click. Know." On the left-hand side of the page there is a stylized image of the human body with bones, musculature, organs and nerves exposed. The human body image is superimposed over a computer screen from InfoCure's InfoMine product. On the right-hand side of the page there are three pictures arranged vertically down the page. The first picture shows a computer screen from the InfoMine product. Beneath the image is the word "Point." The second picture shows a computer mouse. Beneath the image is the word "Click." The third picture shows three computer screens from the InfoMine product, each screen depicting different graphical representations of data. Beneath this picture is the word "Know." The bottom of the page bears the caption "What if you could examine your practice as thoroughly as you do your patients? Now you can."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                                --------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
The Company..............................................................  12
Use of Proceeds..........................................................  14
Price Range of Common Stock..............................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Historical Consolidated Financial Data..........................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  29
Management...............................................................  38
Principal and Selling Stockholders.......................................  44
Shares Eligible for Future Sale..........................................  50
Underwriting.............................................................  51
Legal Matters............................................................  53
Experts..................................................................  53
Incorporation of Certain Documents by Reference..........................  53
Where You Can Find More Information......................................  54
Index to Financial Statements............................................ F-1

                                --------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             3,770,000 Shares


                        [LOGO OF INFOCURE APPEARS HERE]

                                 Common Stock

                                 -------------
                                  PROSPECTUS
                                 -------------

                             The Robinson-Humphrey
                                    Company

                                   SG Cowen

                         William Blair & Company

                             Sanders Morris Mundy

                                --------------

                                      , 1999
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee................. $   41,721
National Association of Securities Dealers, Inc. fee................ $   15,508
Nasdaq Stock Market listing fee..................................... $   17,500
Accountants' fees and expenses...................................... *
Legal fees and expenses............................................. *
Transfer Agent's fees and expenses.................................. *
Printing and engraving expenses..................................... *
Miscellaneous....................................................... *
Total Expenses...................................................... $1,000,000

--------
*To be completed by amendment.

  All fees other than the SEC registration fee, the NASD fee and the Nasdaq Stock Market listing fee are estimated. None of the expenses of the issuance and distribution of the common stock being offered will be borne by the selling stockholders.

Item 15. Indemnification of Directors and Officers

  InfoCure's Bylaws effectively provide that InfoCure shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, InfoCure's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

  Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

  Section 8 of the Underwriting Agreement (filed as Exhibit 1.1 to this registration statement) provides that the underwriters severally and not jointly will indemnify and hold harmless InfoCure, the selling stockholders and each director, officer and controlling person of InfoCure from and against any liability caused by any statement or omission in the registration statement, in the prospectus, in any preliminary prospectus or in any amendment or supplement thereto, in each case to the extent that the statement or omission was made in reliance upon and in conformity with written information furnished to InfoCure by the underwriters expressly for use therein.

Item 16. Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  1.1    Form of Underwriting Agreement.
  3.1    Amended Certificate of Incorporation of InfoCure (incorporated by reference to Exhibit 4.1 filed with InfoCure's Registration Statement on Form S-8) (Registration No. 333-74773).
  3.2+   Amended and Restated Bylaws of InfoCure.
  4.1    See Exhibits 3.1 and 3.2 for provisions of the Amended Certificate of
         Incorporation and Bylaws of InfoCure defining rights of the holders of common stock of InfoCure.
  4.2    Specimen Certificate for shares of common stock (incorporated by reference to Exhibit of the same number filed with InfoCure's
         Registration Statement on Form SB-2) (Registration No. 333-18923).
  5.1    Opinion of Morris, Manning & Martin, L.L.P., counsel to InfoCure, as to legality of the shares being registered.
 23.1    Consent of BDO Seidman, LLP
 23.2    Consent of Deloitte & Touche, LLP
 23.4    Consent of Morris, Manning & Martin, L.L.P. (included in Exhibit 5.1)
 24.1    Powers of Attorney (included on signature page)
 27.1    Financial Data Schedule

--------

+Previously filed

Item 17. Undertakings

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 31st day of March, 1999.

                                          INFOCURE CORPORATION

                                                 /s/ Frederick L. Fine
                                          By: _________________________________
                                                     Frederick L. Fine
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ Frederick L. Fine            President, Chief Executive   March 31, 1999
______________________________________  Officer and Director
          Frederick L. Fine             (Principal Executive
                                        Officer)

                  *                    Executive Vice President,    March 31, 1999
______________________________________  Secretary and Director
            James K. Price

                  *                    Chairman, Treasurer and      March 31, 1999
______________________________________  Director
          Richard E. Perlman

                  *                    Senior Vice President--      March 31, 1999
______________________________________  Finance and Chief
           Lance B. Cornell             Financial Officer
                                        (Principal Financial
                                        Officer)

                  *                    Vice President and           March 31, 1999
______________________________________  Director
          Michael E. Warren




                  *                    Vice President--Finance,     March 31, 1999
______________________________________  Assistant Secretary and
            Gary W. Plumer              Assistant Treasurer
                                        (Principal Accounting
                                        Officer)

                  *                    Director                     March 31, 1999
______________________________________
           James D. Elliot

                  *                    Director                     March 31, 1999
______________________________________
           Raymond H. Welsh

    /s/ Frederick L. Fine
* By: __________________________
        Frederick L. Fine
        Attorney-in-Fact
                                      II-4